UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

MYERS INDUSTRIES, INC.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, no par value, of Myers Industries, Inc.

(2)	Aggregate number of securities to which transaction applies:
35,147,312 shares of Myers common stock
63,000 shares of Myers common stock that are comprised of restricted Myers common stock options to purchase 707,077 shares of Myers common stock with an exercise price less than $22.50

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A) 35,147,312 shares of Myers common stock, multiplied by $22.50 per share, (B) 63,000 shares of Myers common stock that are comprised of restricted Myers common stock, multiplied by $22.50 per share and (C) options to purchase 707,077 shares of Myers common stock with exercise prices less than $22.50, multiplied by $8.52 per share (which is the difference between $22.50 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $798,256,316.04

(5)	Total fee paid: $24,506.47

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1293 South Main Street — Akron, Ohio 44301

          , 2007

To Our Shareholders:

On behalf of our board of directors and management, you are cordially invited to attend the special meeting of our shareholders to be held on          ,          , 2007, at  :   a.m., local time, at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301.

At the special meeting, you will be asked to consider and vote for a proposal to adopt and approve an agreement and plan of merger providing for the acquisition of Myers Industries, Inc. by Myers Holdings Corporation, an entity controlled by a group of private equity funds affiliated with Goldman Sachs & Co.

If the merger is completed, you will have the right to receive $22.50 per share in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own (unless you have properly exercised your dissenter’s rights with respect to the merger).

The accompanying proxy statement provides you with information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the annexes thereto.

The independent members of our board of directors acting on the unanimous recommendation of the special committee of the board of directors have unanimously determined that the merger and the merger agreement are advisable, fair to and in the best interests of the company and our shareholders, and unanimously adopted and approved the merger agreement. Accordingly, the independent members of our board of directors unanimously recommend that shareholders vote “FOR” the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Your vote is important. We cannot complete the merger unless holders of a majority of all outstanding shares of our common stock entitled to vote adopt and approve the merger agreement.

Whether or not you expect to attend the Special Meeting in person, I urge you to complete and return the enclosed proxy card as soon as possible. If you do not vote, it will have the same effect as voting against the merger.

Sincerely,

John C. Orr
President and Chief Executive Officer

THIS PROXY STATEMENT IS DATED          , 2007
AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT          , 2007

If you have any questions, please contact:	Morrow & Co., Inc. 470 West Avenue, 3rd Floor Stamford, Connecticut 06902 1-800-414-4313 or Investor Relations Myers Industries, Inc. 1293 South Main Street Akron, Ohio 44301 (330) 253-5592

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or determined if the proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

1293 South Main Street — Akron, Ohio 44301

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held          ,          , 2007

The special meeting of shareholders of Myers Industries, Inc., an Ohio corporation (“Myers” or the “Company”), will be held at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301, on          ,          , 2007 at  .a.m. (local time), for the following purposes:

1.	To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 24, 2007, by and among Myers, Myers Acquisition Corporation (“Merger Sub”), an Ohio corporation and wholly-owned subsidiary of Myers Holdings Corporation (“Buyer”), a Delaware corporation, and Buyer. Pursuant to the Merger Agreement, and upon the terms and conditions thereof, Merger Sub will merge with and into Myers, with Myers becoming a wholly-owned subsidiary of Buyer (the “Merger”);

2.	To consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

3.	To consider such other business that may properly come before the special meeting or any adjournments thereof.

The board of directors has fixed the close of business on June 11, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Under Ohio law and our Articles of Incorporation, the affirmative vote of a majority of all outstanding shares of our common stock entitled to vote is required to adopt and approve the Merger Agreement. All shareholders are cordially invited to attend the meeting in person. To be sure that your shares are properly represented at the meeting, whether or not you intend to attend the meeting in person, please complete and return the enclosed proxy card as soon as possible.

We urge you to read the accompanying proxy statement and referenced annexes carefully as they set forth details of the Merger and other important information related to the Merger.

Please note that space limitations make it necessary to limit attendance at the special meeting to shareholders. Registration will begin at   a.m. local time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting share ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Your vote is important, regardless of the number of shares of our common stock you own. The adoption and approval of the Merger Agreement requires the affirmative approval of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Shareholders who do not vote in favor of the adoption and approval of the Merger Agreement will have the right to seek the fair cash value of their shares of our common stock if they deliver a written demand for payment of the fair cash value to us within ten (10) days of the vote taken on the Merger Agreement and otherwise comply with all requirements of the Ohio Revised Code (the “ORC”), which are summarized in the accompanying proxy statement.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING REPLY ENVELOPE.

By Order of the Board of Directors,

Donald A. Merril
Chief Financial Officer, Vice President
and Corporate Secretary

Akron, Ohio
          , 2007

i

ii

ANNEXES

ANNEX A:     MERGER AGREEMENT
ANNEX B:     OPINION OF KEYBANC CAPITAL MARKETS, INC.
ANNEX C:     OPINION OF WILLIAM BLAIR & COMPANY
ANNEX D:     LIMITED GUARANTEE
ANNEX E:     VOTING AGREEMENT
ANNEX F:     SECTION 1701.85 OF THE OHIO REVISED CODE — DISSENTERS’ RIGHTS

iii

PROXY STATEMENT FOR THE SPECIAL MEETING
OF SHAREHOLDERS OF MYERS INDUSTRIES, INC.
TO BE HELD          , 2007

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us,” “Myers,” the “Company” and similar words in this proxy statement refer to Myers Industries, Inc. In addition, we refer to Myers Holdings Corporation (f/k/a MYEH Corporation) as “Buyer,” Myers Acquisition Corporation (f/k/a MYEH Acquisition Corporation) as “Merger Sub,” and Buyer and Merger Sub collectively as the “Buyer Parties.” Furthermore GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel L.P., GS Capital Partners VI Offshore Fund, L.P. and GS Capital Partners VI GmbH & Co. KG are collectively referred to herein as the “Equity Sponsors.”

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting and the Merger,” summarizes the material information contained elsewhere in this proxy statement and the attached annexes. This summary does not purport to contain a complete statement of all material information relating to the Merger Agreement, the Merger, and the other matters discussed herein, and is subject to, and is qualified in its entirety by, the more detailed information contained in or attached to this proxy statement. Where appropriate, items in this summary contain a cross reference directing you to a more complete description included elsewhere in this proxy statement. Our shareholders should carefully read this proxy statement in its entirety, its annexes and the documents referred to or incorporated by reference in this proxy statement.

The Merger Agreement

The Parties to the Merger

Myers Industries, Inc.
1293 South Main Street
Akron, Ohio 44301
(330) 253-5592

We are an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. We are also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and under vehicle service industry in the United States.

Myers Holdings Corporation
Myers Acquisition Corporation
c/o GS Capital Partners
85 Broad Street
New York, New York 10004
(212) 902-1000

Buyer is a newly formed Delaware corporation and Merger Sub is a newly formed Ohio corporation and wholly-owned subsidiary of Buyer. Buyer is an entity owned by the Equity Sponsors. The Buyer Parties were organized for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement and have not engaged in any business except activities incidental to their formation and in connection with the transactions contemplated by the Merger Agreement.

The Merger

You are being asked to vote for the adoption and approval of the Merger Agreement that we entered into with the Buyer Parties on April 24, 2007. As a result of the Merger, we will cease to be an independent, publicly-traded company, and will instead continue as a wholly-owned subsidiary of Buyer.

Effective Time of the Merger; Marketing Period

The Merger will become effective at the time we, Buyer and Merger Sub file the certificate of merger with the Secretary of State of the State of Ohio (or at a later time, if agreed upon by the parties and specified in the certificate of merger). In order to consummate the Merger, we must obtain shareholder approval and the other closing conditions described under “Conditions to the Merger,” beginning on page 54 must be satisfied or waived; except that the Buyer Parties will not be required to effect the closing until the earlier to occur of a date during the “marketing period” (as defined under “The Merger Agreement — Marketing Period,” beginning on page 55) specified by Buyer on not less than three business days’ notice to us and the final day of the marketing period. The marketing period under the Merger Agreement commences after we have obtained shareholder approval and the required regulatory approvals, satisfied the other closing conditions under the Merger Agreement and provided Buyer with certain current financial information. The Merger Agreement provides that the marketing period will last 30 consecutive days, but may be extended or terminated under certain circumstances. The Buyer may, in its sole discretion, close the Merger prior to the expiration of the marketing period if all of the closing conditions under the Merger Agreement are otherwise satisfied or waived. The Merger Agreement does not contain a financing condition. However, in order to allow Buyer the opportunity to offer to sell high yield notes to finance a portion of the transaction, Buyer is entitled to delay the closing of the merger until the end of the marketing period to complete the high yield notes offering on terms acceptable to it. If, however, Buyer is unable to complete the high yield notes offering on terms acceptable to it, then Buyer must consummate the transaction at the end of the marketing period by drawing on a bridge facility that is part of its financing commitment.

Payment for Shares

If the Merger is completed, at the effective time of the Merger, each share of our common stock (other than shares owned by us, the Buyer Parties, any of our direct or indirect wholly-owned subsidiaries, or any direct or indirect wholly-owned subsidiary of the Buyer Parties, and other than shares of common stock held by shareholders who have properly demanded and perfected their dissenters’ rights in accordance with the ORC) will be converted into the right to receive $22.50 in cash, without interest and less any applicable withholding taxes.

Stock Options; Restricted Stock Awards

Upon consummation of the Merger, all outstanding options to acquire our common stock will be accelerated and fully vested, if not previously vested, and then cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $22.50 exceeds the option exercise price, without interest and less any applicable withholding taxes. Additionally, all restricted stock awards will become free of forfeiture restrictions and then cancelled and converted into the right to receive a cash payment equal to $22.50 per share without interest and less any applicable withholding taxes. See “The Merger Agreement Treatment of Options and Other Awards” on page 50.

Restrictions on Solicitation of Other Offers

We have been granted a 45-day period following the execution of the Merger Agreement (the “Go Shop Period”) during which we are permitted to solicit superior proposals. In order to be considered a “Superior Proposal”, a proposal must be for the acquisition or purchase of a business division (or more than one) that in the aggregate constitutes (i) 50% or more of net revenues, net income or assets of us and our subsidiaries taken as a whole, (ii) 50% or more of the equity interest in us and our subsidiaries taken as a whole (by vote or value), (iii) any tender offer or exchange offer that would result in a third party beneficially owning 50% or more of the equity interests of us and our subsidiaries taken as a whole (by vote or value), or (iv) any merger, reorganization, recapitalization or similar transaction involving us or any of our subsidiaries whose business constitutes 50% or more of net revenue, net income or assets of us and our subsidiaries taken as a whole. Additionally, a “Superior Proposal” must be a proposal that is determined by our board, after consultation with a financial advisor, to be reasonably likely to be consummated and more favorable than the Merger proposal.

Our board of directors may withdraw, modify or amend its recommendation in favor of adoption and approval of the Merger Agreement if (i) it promptly discloses such a decision of the board of directors to Buyer, along with the terms of the Superior Proposal, (ii) it gives Buyer five business days to make a counter-offer, and (iii) it determines that withdrawal, modification or amendment to its recommendation is necessary in order for the board of directors to satisfy its fiduciary duties to our shareholders.

Conditions to the Merger

The consummation of the Merger depends on the satisfaction or waiver of the following conditions:

•	the Merger Agreement and the Merger must have been adopted and approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	no temporary restraining order, injunction, or other legal restraint or prohibition that prevents the Merger, or any statute, rule, regulation or order that makes the consummation of the Merger illegal, shall be in effect;

•	the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), or any other foreign antitrust or combination law and all material filings, consents, approvals and authorizations legally required to be made or obtained with or from a governmental authority to consummate the Merger shall have expired, been terminated, made or obtained, as applicable;

•	the representations and warranties made by the Buyer Parties and by us in the Merger Agreement must be true and correct, subject to certain materiality qualifications, as described under “The Merger Agreement — Conditions to the Merger,” beginning on page 55; and

•	we and the Buyer Parties must have performed in all material respects all obligations that each of us is required to perform under the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

•	by mutual written consent of us, on the one hand, and Buyer, on the other hand;

•	by either us, on the one hand, or Buyer or Merger Sub, on the other hand, if:

•	the Merger is not consummated on or before December 15, 2007 (such termination right is not available to a party whose breach of the Merger Agreement has resulted in or was a principle cause of the failure of the Merger to be completed by the end date);

•	any court of competent jurisdiction or governmental, regulatory or administrative agency or commission has issued a non-appealable final order, decree or ruling that effectively permanently restrains, enjoins or otherwise prohibits the Merger or any law is enacted that prohibits consummation of the Merger; or

•	our shareholders, at the special meeting or at any adjournment or postponement thereof, fail to adopt and approve the Merger Agreement.

•	by Buyer if:

•	we have breached any of our representations, warranties, covenants or agreements under the Merger Agreement which would give rise to the failure to satisfy the related closing conditions and such breach has not been cured within 20 business days after receipt of notice;

•	our board of directors amends, modifies or withdraws its recommendation in favor of the Merger in a manner adverse to Buyer, or publicly announces an intention to do so; or

•	our board of directors adopts a formal resolution approving, endorsing or recommending to our shareholders an alternative transaction, or publicly announces an intention to do so.

•	by us if:

•	Buyer or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement which would give rise to the failure to satisfy the related closing conditions and such breach has not been cured within 20 business days after receipt of notice; or

•	prior to obtaining shareholder approval of the Merger, we terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement, and prior to or concurrently with such termination, we pay the termination fee to Buyer.

Termination Fee and Expense Reimbursement

We have agreed to reimburse Buyer’s actual out-of-pocket fees and expenses, up to a limit of $10 million, which amount will be offset against any termination fee, if a proposal meeting the requirements of a Takeover Proposal (as defined in the Merger Agreement) was made known or proposed to us or otherwise publicly announced prior to termination of the Merger Agreement and:

•	Buyer or we terminate because our shareholders, at the special meeting or at any adjournment thereof, fail to adopt and approve the Merger Agreement;

•	Buyer terminates because (i) our board of directors withdraws, amends or modifies its recommendation in any manner adverse to Buyer or (ii) our board of directors approves or recommends to our shareholders an acquisition proposal other than the Merger, or resolves or announces its intention to do any of the foregoing; or

•	Buyer terminates because we breached our representations, warranties, covenants or agreements under the Merger Agreement which would give rise to the failure to satisfy the related closing conditions and such breach is not cured within 20 business days after receipt of notice.

We must pay a termination fee of $25 million if the Merger Agreement is terminated under the conditions described in further detail below:

•	Buyer terminates because (i) our board of directors withdraws, amends or modifies its recommendation in any manner adverse to Buyer or (ii) our board of directors approves or recommends to our shareholders an acquisition proposal other than the Merger, or resolves or announces its intention to do any of the foregoing, and in either case a Takeover Proposal (or the intention of a person to make one) was not made known or proposed to us or otherwise publicly announced prior to such termination, in which event payment will be made within two business days after such termination;

•	Buyer or we terminate because our shareholders, at the special meeting or at any adjournment thereof, fail to adopt and approve the Merger Agreement; a Takeover Proposal (or the intention of a person to make one) was made known or proposed to us or otherwise publicly announced prior to termination; and, within twelve months from the date of termination, we enter into a contract for the consummation of an alternative transaction (and such alternative transaction is ultimately consummated) or an alternative transaction is consummated, in which event payment will be made on the date we consummate such alternative transaction;

•	Buyer terminates because (i) our board of directors effects an adverse change in recommendation in accordance with the terms of the Merger Agreement or (ii) our board of directors approves or recommends to our shareholders an acquisition proposal other than the Merger, or resolves or announces its intention to do any of the foregoing; a Takeover Proposal (or the intention of a person to make one) was made known or proposed to us or otherwise publicly announced prior to termination;

and, within twelve months from the date of termination, we enter into a contract for the consummation of an alternative transaction (and such alternative transaction is ultimately consummated) or an alternative transaction is consummated, in which event payment will be made on the date we consummate such alternative transaction;

•	Buyer terminates because we breached our representations, warranties, covenants or agreements under the Merger Agreement which would give rise to the failure to satisfy the related closing conditions and such breach is not cured within 20 business days after receipt of notice; a Takeover Proposal (or the intention of a person to make one) was made known or proposed to us or otherwise publicly announced prior to termination; and, within twelve months from the date of termination, we enter into a contract for the consummation of an alternative transaction (and such alternative transaction is ultimately consummated) or an alternative transaction is consummated, in which event payment will be made on the date we consummate such alternative transaction; or

•	We terminate because we have entered into a definitive agreement with respect to a Superior Proposal, in which event payment will be made prior to or concurrently with the time of termination.

The Merger Agreement provides that Buyer will pay us a termination fee of $25 million ($35 million if the marketing period has been extended by Buyer) if we terminate because Buyer or Merger Sub breach their obligations to effect the closing pursuant to the Merger Agreement and such breach is not cured within 20 business days after receipt of notice, in which event payment will be made within two business days following such termination.

Recommendation of Our Board of Directors

The independent members of our board of directors acting on the unanimous recommendation of the special committee of the board of directors have unanimously approved the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, and has declared that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and our shareholders. Mr. Orr and Mr. Myers abstained from voting. Accordingly, the independent members of our board of directors unanimously recommend that you vote “FOR” the adoption and approval of the Merger Agreement. The independent members of our board of directors also unanimously recommend that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Opinion of KeyBanc Capital Markets, Inc.

In connection with the proposed Merger, on April 23, 2007, the special committee’s financial advisor, KeyBanc Capital Markets, Inc. (“KeyBanc”), delivered an opinion to the special committee that as of the date of the opinion, and based upon and subject to the matters described therein, the consideration to be received pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of our common stock (other than Buyer, Merger Sub or their respective affiliates).

The full text of the opinion of KeyBanc, which sets forth the procedures followed, assumptions made, matters considered and limitations on review undertaken by KeyBanc in connection with its opinion, is attached as Annex B to this proxy statement. KeyBanc provided its opinion for the information and assistance of the special committee in connection with its consideration of the merger, and the opinion of KeyBanc is not a recommendation as to how a shareholder should vote or act with respect to any matter relating to the Merger. We urge you to read the opinion carefully in its entirety.

Opinion of William Blair & Company

In connection with the proposed Merger, William Blair & Company (“William Blair”) delivered its opinion on April 23, 2007 to the special committee that, as of that date and based upon and subject to the assumptions and qualifications stated therein, the consideration to be paid pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of our common stock (other than Buyer, Merger Sub or their respective affiliates).

The full text of the opinion of William Blair, which sets forth the procedures followed, assumptions made, matters considered and limitations on review undertaken by William Blair in connection with its opinion, is attached as Annex C to this proxy statement. William Blair provided its opinion for the information and assistance of the special committee in connection with its consideration of the Merger, and the opinion of William Blair is not a recommendation as to how a shareholder should vote or act with respect to any matter relating to the Merger. We encourage you to read the opinion carefully in its entirety.

Financing for the Merger

The Merger Agreement does not contain any condition relating to the receipt of financing by Buyer. We and the Buyer Parties estimate that the total amount of funds necessary to consummate the Merger and related transactions, the repayment or refinancing of certain existing indebtedness and the payment of customary transaction fees and expenses will be approximately $1.07 billion, which is expected to be funded by new credit facilities, private and/or public offerings of debt securities and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. See “The Merger — Financing for the Merger,” beginning on page 61.

The following arrangements are in place for the financing of the Merger, including the payment of a portion of the merger consideration and related expenses pursuant to and in accordance with the Merger Agreement:

Equity Financing.  Buyer has received equity commitment letters from the Equity Sponsors, pursuant to which, subject to the conditions contained therein, the Equity Sponsors have collectively agreed to make or cause to be made cash capital contributions to Buyer of up to $285 million.

Debt Financing.  Buyer has received a debt commitment letter from Goldman Sachs Credit Partners, L.P. (the “Lender”) to provide up to $950 million of debt financing to Buyer subject to satisfaction of the conditions contained therein. The Lender has completed all diligence investigations and no further review is required as a condition to consummating the debt financing.

Limited Guarantee

In connection with the Merger Agreement, the Equity Sponsors entered into a limited guarantee with us pursuant to which, among other things, each of the Equity Sponsors has agreed to, jointly and severally, guarantee the payment, if and when due under the Merger Agreement of the Buyer Parties’ obligation to pay us a termination fee of $25 million or $35 million, as applicable, if the Merger Agreement is terminated under certain circumstances. Except in the event of fraud, willful misconduct, any action that renders the guarantors insolvent or unable to pay their debts as they come due or a breach of any representations under the guaranty agreement, the limited guarantee is our sole and exclusive recourse against the Equity Sponsors arising from or related to the Merger Agreement and transactions contemplated thereby. A copy of the limited guarantee entered into with the Equity Sponsors is attached as Annex D to this proxy statement.

Voting Agreement

In connection with the execution of the Merger Agreement, Stephen E. Myers (one of our directors and a significant shareholder) and Mary Myers (a significant shareholder) and certain of their affiliates (the

“Myers Parties”) entered into a voting agreement with Buyer (the “Voting Agreement”). Pursuant to the terms of the Voting Agreement, the Myers Parties agreed to vote their shares in favor of adoption and approval of the Merger Agreement. As of May 31, 2007 the Myers Parties own approximately 18.66% of our common stock. A copy of the Voting Agreement is attached to this proxy statement as Annex E.

Interests of Our Directors and Executive Officers in the Merger

In considering our board’s recommendation of the Merger, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a shareholder, and that may present actual or potential conflicts of interest. See “The Interests of Our Directors and Executive Officers,” beginning on page 41.

Dissenters’ Rights

Holders of our common stock who do not vote in favor of adopting and approving the Merger Agreement will have the right to seek the fair cash value of their shares as a dissenting shareholder under Section 1701.85 of the ORC if the Merger is completed, but only if they comply with all requirements under the ORC, which are summarized in this proxy statement. The amount a dissenting shareholder may receive for his or her shares under the ORC could be more than, the same as or less than the amount he or she would be entitled to receive under the terms of the Merger Agreement. Any holder of our common stock intending to exercise such holder’s dissenter’s rights, among other things, must submit a written demand for payment of the fair cash value of his or her shares to us within ten (10) days after the vote on the adoption and approval of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption and approval of the Merger Agreement. We will not notify you of the expiration of this 10-day period. Your failure to follow exactly the procedures specified under the ORC will result in the loss of your dissenter’s rights. See “The Merger — Dissenters’ Rights,” beginning on page 47, and the text of Section 1701.85 of the ORC reproduced in its entirety as Annex F.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, both Buyer and we have filed notification and report forms with the Federal Trade Commission and the Antitrust Division of the Department of Justice. The Merger may not be completed until the applicable waiting period under the HSR Act has expired or been terminated. On May 14, 2007, the parties obtained the required approval under the HSR Act to complete the Merger. The Merger is not subject to any regulatory notifications to, or approvals of, the Commissioner of Competition of Canada.

Material U.S. Federal Income Tax Consequences

If you are a U.S. holder (as defined below in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to our Shareholders,” beginning on page 45), the Merger will be treated for U.S. federal income tax purposes as a fully taxable sale of stock by you. Your surrender of shares of our common stock for cash in the Merger generally will cause you to recognize taxable gain or loss measured by the difference, if any, between the amount of cash you receive and your adjusted tax basis in such shares. If you are a non-U.S. holder (as defined below in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to our Shareholders,” beginning on page 45), you generally will not be subject to U.S. federal income tax (including withholding tax) on any gain recognized upon your surrender of shares of our common stock for cash in the Merger, unless you have certain connections to the United States. We urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal tax consequences to you of the Merger, as well as any tax consequences arising under the laws of any state, local, or foreign or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should also consult your own tax advisor regarding the exercise of dissenters’ rights, the receipt of cash in connection with the cancellation of restricted stock awards or stock options, or any other matters relating to equity compensation or benefit plans.

The Special Meeting

General

The special meeting will be held on          , 2007, at   a.m., local time, at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301.

At the special meeting, shareholders will consider and vote on a proposal to adopt and approve the merger agreement, pursuant to which and upon the terms and subject to the conditions thereof, Merger Sub will merge with and into us. The adoption and approval of the Merger Agreement will also constitute approval of the Merger and the other transactions contemplated by the Merger Agreement.

At the special meeting, you will also be asked to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Record Date

Our board of directors has fixed the close of business on June 11, 2007 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Vote Required for a Quorum and Adoption and Approval of the Proposals

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

Delisting and Deregistration of Our Common Stock

If the Merger is completed, our common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended. As a result, we will no longer file annual, quarterly and current reports with the Securities and Exchange Commission.

Market Price and Dividend Data for Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “MYE.” On March 21, 2007, the trading date when the board of directors first received an offer from Goldman Sachs Capital Partners (“GSCP”), our common stock closed at $18.88 per share. On April 23, 2007, the last trading day before we announced that our board of directors approved the Merger Agreement, our common stock closed at $21.51 per share. On          , 2007, the last trading day before this proxy statement was printed, our common stock closed at $      per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

The Merger Agreement provides that prior to the effective time of the Merger, we can declare, set aside or pay any dividend on our common stock in accordance with our historical practice and not to exceed $0.0525 per share on a quarterly basis.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	Why am I receiving these materials?

A:	We are providing these proxy materials to you in connection with the solicitation of proxies to be voted at the special meeting of shareholders and at any adjournments or postponements thereof. Shareholders are invited to attend the special meeting to be held on , 2007, at a.m., local time, at the Louis S. Myers Training Center, 554 South Main Street, Akron, Ohio 44301. Our proxy materials are being mailed on or about , 2007 to shareholders of record.

Q:	What am I voting for?

A:	We are asking you to vote for the adoption and approval of the Merger Agreement that we entered into with the Buyer Parties on April 24, 2007. As a result of the Merger, we will cease to be an independent, publicly-traded company, and will instead continue as a private company and be a wholly-owned subsidiary of Buyer. The adoption and approval of the Merger Agreement will also constitute approval of the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, you are being asked to vote to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Q:	What will I receive in the Merger?

A:	If we complete the Merger, you will have the right to receive $22.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you own unless you properly demand and perfect your dissenter’s rights as described below under “The Merger — Dissenters’ Rights,” beginning on page 47.

Q:	What constitutes a quorum at the Special Meeting?

A:	The presence, in person or by proxy, of shareholders holding a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the special meeting. Both votes cast as “ABSTAIN” and broker non-votes are counted as present and entitled to vote for the purpose of determining the presence of a quorum.

Q:	Does the board of directors of Myers recommend voting in favor of the Merger?

A:	Yes. The independent members of our board of directors acting on the unanimous recommendation of the special committee of the board of directors have unanimously approved the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, and have declared that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Myers and our shareholders. Accordingly, the independent members of our board of directors unanimously recommend that you vote “FOR” the adoption and approval of the Merger Agreement. The independent members of our board of directors also unanimously recommend that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The independent members of our board of directors considered many factors in reaching these recommendations. See “The Merger — Reasons for the Merger,” beginning on page 24.

Q:	What shareholder approval is required?

A:	Adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote of a majority of the outstanding shares of our common stock held by shareholders entitled to vote on June 11, 2007, the record date for the special meeting. The proposal to adjourn or postpone the special meeting requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and we hope to complete the Merger during the third or fourth quarter of 2007 depending on whether Buyer elects to extend its marketing period. In order to complete the Merger, we must obtain shareholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived. In addition, the Buyer Parties are not obligated to complete the Merger until the expiration of a 30-consecutive day “marketing period” that the Buyer Parties may use to consummate their financing for the Merger. The marketing period commences after we have obtained our shareholder approval and the required regulatory approvals, satisfied the other closing conditions under the Merger Agreement and provided Buyer with certain financial information about us. The Merger Agreement provides that the marketing period may be extended or terminated under certain circumstances. Buyer may, in its sole discretion, close the Merger prior to the expiration of the marketing period if all of the closing conditions are otherwise satisfied or waived. See “The Merger Agreement — Marketing Period; Efforts to Complete the Merger,” beginning on page 54.

Q:	What interests do our directors and executive officers have in recommending adoption and approval of the Merger Agreement?

A:	Our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our other shareholders. These interests may include, among other things, the following: (i) receipt of change in control payments and benefits pursuant to employment agreements if certain executive officers are terminated by us without cause or they resign for good reason within a specified period of time following the consummation of the Merger; (ii) severance agreements with certain executive officers so that if their employment is terminated without cause or they resign for good reason before or after the Merger, they would be entitled to severance payments and benefits; (iii) payment of a special director fee to Robert A. Stefanko in connection with the completion of the Merger; and (iv) continuation of certain indemnification arrangements for our directors and executive officers. For additional details, including the amounts that may be received by each of our directors and executive officers, see “The Merger — Interests of Our Directors and Executive Officers in the Merger,” beginning on page 41.

Q:	If the Merger is completed, when can I expect to receive the Merger consideration for my shares of Myers common stock?

A:	Promptly after the completion of the Merger, you will receive a letter of transmittal from the paying agent describing how you may exchange your shares of common stock for the merger consideration. You should not send your stock certificates to us or anyone else until you receive these instructions. If you hold your shares in book-entry form (that is, without a stock certificate) the paying agent will automatically send you the merger consideration in exchange for the cancellation of your shares of common stock after the consummation of the Merger. If your shares of common stock are held in “street name” by your broker or nominee, you will receive instructions from your broker or nominee as to how to surrender your “street name” shares and receive the merger consideration for those shares.

Q:	What happens if the Merger is not completed?

A:	In the event that the Merger Agreement is not approved and adopted by our shareholders in the required manner or the Merger is not completed for any other reason, our shareholders will not receive any payment for your shares in connection with the Merger. Instead, we will remain publicly-held, our stock will continue to be listed and traded on the New York Stock Exchange and you will continue to be subject to similar risks and opportunities as you currently have with respect to your ownership of our stock.

Q:	Will I receive dividends before the effective time of the Merger?

A:	Yes, if dividends are declared by the board of directors. The Merger Agreement provides that prior to the effective time of the Merger, we may declare and pay dividends consistent with past practice not to exceed $0.0525 per share on a quarterly basis.

Q:	Do I have dissenter’s or appraisal rights?

A:	Yes. Under the ORC, shareholders are entitled to dissenters’ rights in connection with the Merger, subject to the conditions discussed more fully below under “The Merger — Dissenters’ Rights,” beginning on page 47. Dissenters’ rights entitle dissenting shareholders, if such rights are perfected, to receive payment in cash for the fair cash value of their shares of our common stock. This amount could be more than, the same as or less than the amount a shareholder would be entitled to receive under the terms of the Merger Agreement. To preserve your dissenters’ rights, if you wish to exercise them, you must not vote in favor of the adoption and approval of the Merger Agreement and you must follow specific procedures. Failure to follow the steps required by law for perfecting dissenters’ rights may lead to the loss of those rights, in which case you will be treated in the same manner as a non-dissenting shareholder. See Annex F for a reproduction of Section 1701.85 of the ORC, which sets forth the rights of dissenting shareholders. Because of the complexity of the law relating to dissenters’ rights, shareholders who are considering objecting to the Merger are encouraged to read these provisions carefully and should consult their own legal advisors.

Q:	What happens if I sell my shares of Myers common stock before the meeting?

A:	The record date for the special meeting is earlier than the expected completion date of the Merger. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transferred your shares.

Q:	Will the Merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, if you are a U.S. holder your surrender of shares of our common stock for cash in the Merger generally will cause you to recognize taxable gain or loss measured by the difference, if any, between the amount of cash you receive and your adjusted tax basis in such shares. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax (including withholding tax) on any gain recognized upon your surrender of shares of our common stock for cash in the Merger, unless you have certain connections to the United States. However, we urge you to consult your own tax advisors to determine your particular tax consequences. For a more complete description of the tax consequences, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to our Shareholders,” beginning on page 45.

Q:	What regulatory approvals are required?

A:	The consummation of the Merger requires that the waiting period, and any extension thereof, under the HSR Act will have been terminated or will have expired and that all material filings and authorizations legally required to be made or obtained with or from a governmental authority to consummate the Merger shall have been made or obtained. On May 14, 2007, the parties obtained the required approval under the HSR Act to complete the Merger.

Q:	How can I vote my shares in person at the Special Meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the special meeting. If you choose to attend the special meeting, please bring photo identification. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the special meeting.

Shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Special Meeting?

A:	If you hold your shares directly as the shareholder of record, you may direct your vote without attending the special meeting by completing and mailing your proxy card in the enclosed, pre-paid envelope. If you hold your shares beneficially in “street name,” you may direct your vote without attending the special meeting by completing and following the instructions on the voting instruction card received from your broker, dealer, bank or other financial institution that serves as your nominee. Please refer to the proxy card or voting instruction card for more detailed instructions.

Q:	If I am an employee holding shares pursuant to our employee stock purchase plan, how will my shares be voted?

A:	If you are an employee holding stock acquired through our employee stock purchase plan, you will receive a voting instruction card covering all shares held in your individual account. The employee stock purchase plan will vote your shares (i) in accordance with the instructions on your returned instruction card; or (ii) if you do not return an instruction card or if you return an instruction card with no instructions, in its discretion, for the adoption and approval of the Merger Agreement and the adjournment or postponement of the special meeting (in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement).

Q:	If I am holding shares pursuant to our dividend reinvestment and stock purchase plan, how will my shares be voted?

A:	If you are an employee holding stock acquired through our dividend reinvestment and stock purchase plan, you will receive a voting instruction card covering all shares held in your individual account. The dividend reinvestment and stock purchase plan will vote your shares (i) in accordance with the instructions on your returned instruction card; or (ii) if you do not return an instruction card or if you return an instruction card with no instructions, in its discretion, for the adoption and approval of the Merger Agreement and the adjournment or postponement of the special meeting (in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement).

Q:	Should I send my stock certificates now?

A:	No. After the Merger is completed, you will receive written instructions for exchanging your stock certificates for cash. Please do not send in your stock certificates with your proxy. If you hold your shares in book-entry form (that is, without a stock certificate) the paying agent will automatically send you the merger consideration in exchange for the cancellation of your shares of common stock after the consummation of the Merger. If your shares of common stock are held in “street name” by your broker or nominee, you will receive instructions from your broker or nominee as to how to surrender your “street name” shares and receive the merger consideration for those shares.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes, please complete, date and sign your proxy card or voting instruction card and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy card but do not indicate how you want to vote, we will count your proxy card or voting instruction card in favor of adoption and approval of the Merger Agreement and in favor of adjourning or postponing the special meeting in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. You can also attend the special meeting and vote, or change your prior vote, in person.

Q:	What if I do not vote?

A:	If you do not vote, you abstain from voting, or you do not instruct your broker, dealer, bank or other financial institution on how to vote if you hold your shares in “street name,” it will have the same effect as a vote against the adoption and approval of the Merger Agreement. Therefore, we urge you to vote. If you do not vote, you abstain from voting, or you do not instruct your broker, dealer, bank or other financial institution on how to vote if you hold your shares in “street name,” it will not affect the outcome of the vote on the proposal regarding the adjournment or postponement of the special meeting.

Q:	Can I revoke my proxy?

A:	Yes, you can revoke your proxy at any time before it is voted at the special meeting. If you are a record holder of our common stock, you may revoke your proxy before it is voted by:

• giving notice of revocation to our Corporate Secretary in writing which is dated a later date than your proxy;

• submitting a duly executed proxy bearing a later date; or

• attending the special meeting and voting in person.

If your shares are held in “street name,” you should follow the instructions of your broker, dealer, bank or other financial institution that serves as your nominee regarding revocation of proxies. Simply attending the special meeting without voting will not constitute revocation of a duly executed proxy. See “The Special Meeting — Revocation of Proxies,” beginning on page 17.

Q:	How can I obtain admission to the Special Meeting?

A:	You are entitled to attend the special meeting only if you were one of our shareholders as of the close of business on June 11, 2007, the record date for the special meeting, or hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the record date prior to being admitted to the special meeting. If you are not a record holder but hold shares in “street name,” you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.

Q:	What does it mean if I receive more than one proxy card or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. To make sure all of your shares of our common stock are voted, please provide voting instructions for all proxy cards you receive.

Q:	Who will bear the cost of soliciting votes for the special meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. We have hired Morrow & Co., Inc., to assist in the solicitation and distribution of proxies. Morrow & Co., Inc. will receive a fee of approximately $6.500.00, plus reasonable expenses, for these services. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares of our common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Who will count the vote?

A:	A representative of National City Bank will tabulate the votes and act as the inspector of election.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact our solicitation agent, Morrow & Co., Inc., or our Investor Relations Department:

Morrow & Co., Inc.
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
1-800-414-4313

or

Investor Relations
Myers Industries, Inc.
1293 South Main Street
Akron, Ohio 44301
(330) 253-5992

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain “forward-looking” statements based on estimates and assumptions. There are “forward-looking” statements throughout this proxy statement. These statements may include, among other things, statements regarding the expected timetable for completing the Merger, the benefits of the proposed Merger and any other statements about future expectations, benefits, goals, plans or prospects.

Words such as “may,” “could,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion identify forward-looking statements. All forward-looking statements are based on present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include:

•	our financial performance through the date of the completion of the Merger;

•	the satisfaction of the closing conditions set forth in the Merger Agreement, including our shareholders’ approval of the Merger and regulatory approvals of the Merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a $25 million termination fee;

•	the outcome of any legal proceeding instituted against us and/or others in connection with the Merger;

•	the loss of key customers and strategic partners as a result of our announcement of the proposed Merger;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	business uncertainty and contractual restrictions that may exist during the pendency of the Merger;

•	any significant delay in the expected completion of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the diversion of management’s attention from ongoing business concerns;

and other risks set forth in our current filings with the SEC, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. See “Where You Can Find More Information,” beginning on page 69. Shareholders are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this proxy statement. We are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE SPECIAL MEETING

General

This proxy statement is being delivered to you in connection with a special meeting of shareholders to be held on          , 2007, at   a.m., local time, at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to adopt and approve the Merger Agreement we entered into with the Buyer Parties on April 24, 2007 and the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of the proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

The independent members of our board of directors acting on the unanimous recommendation of the special committee of the board of directors have unanimously approved the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, and have declared that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of us and our shareholders. Accordingly, the independent members of our board of directors unanimously recommend that you vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting. See “The Merger — Recommendation of Our Board of Directors,” beginning on page 27.

Record Date

Our board of directors has fixed the close of business on June 11, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. As of the record date, there were           shares of our common stock outstanding. There were approximately           record holders of our common stock as of the record date.

Each holder of record of our common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. If your shares are held by a broker, dealer, bank or other financial institution that serves as your nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the special meeting. See “Method of Voting,” beginning on page 16, and “Special Meeting Admission Procedures,” beginning on page 17.

Vote Required for a Quorum and Adoption and Approval of the Proposals, Effect of Abstentions and Broker Non-Votes

A quorum is required for our shareholders to conduct business at the special meeting. The holders of a majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy will constitute a quorum for the transaction of business at the special meeting. Abstaining votes and broker “non-votes” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present for the Merger proposal and the proposal relating to adjournment or postponement of the special meeting.

Under the ORC and our Articles of Incorporation, the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the record date is required to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. An abstention is counted as a share present and entitled to be voted at the special meeting and will have the same effect as a “no” vote on the Merger. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular matter because the broker or nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. With respect to the Merger proposal, a broker or nominee who holds shares for a beneficial owner is prohibited from giving a proxy to vote the beneficial owner’s shares without instructions from the beneficial owner. As a result, a broker “non-vote” also will have the same effect as a “no” vote on the Merger proposal.

The proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter. Abstentions and broker “non-votes” will not count as shares present and entitled to vote on the proposal to adjourn or postpone the special meeting. As a result, abstentions and broker non-votes will have no effect on the vote to adjourn or postpone the special meeting.

Method of Voting

Our shareholders are being asked to vote the shares held directly in their name as shareholders of record and any shares they hold in “street name” as beneficial owners. Shares held in “street name” are shares held by a broker, dealer, bank or other financial institution that serves as a shareholder’s nominee.

The method of voting differs for the shares held by a record holder and the shares held in “street name.” Record holders will receive proxy cards. Holders of shares in “street name” will receive voting instruction cards in order to instruct their nominees on how to vote.

If you are a shareholder of record, you may also vote in person at the special meeting. If you hold shares in “street name,” you may not vote in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. You will also need to present photo identification and comply with the other procedures described in “Special Meeting Admission Procedures,” beginning on page 17.

Shareholders may receive multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. Shareholders of record whose shares are registered in more than one name will receive more than one proxy card.

Shareholders should not forward any stock certificates with their proxy cards or voting instruction cards. In the event the Merger is completed, stock certificates should be delivered in accordance with instructions set forth in a letter of transmittal, which will be sent to shareholders by the paying agent promptly after the effective time of the Merger.

Read the proxy card(s) and voting instruction card(s) carefully. A shareholder should execute all the proxy card(s) and voting instruction card(s) received in order to make sure all of your shares are voted.

Grant of Proxies

All shares of our common stock represented by properly executed proxy cards or voting instruction cards received before or at the special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxy cards or voting instruction cards.

You are urged to mark the boxes on the proxy card or the voting instruction card, as the case may be, to indicate how to vote your shares. If no instructions are indicated on a properly executed proxy card or voting instruction card, the shares will be voted “FOR” the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

We are not aware of any matter that will be brought before the special meeting other than (i) the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and (ii) the approval of the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless their authority to do so is specifically withheld on the proxy card or the voting instruction card, as the case may be.

Revocation of Proxies

You may revoke your proxy at any time before it is voted by:

•	if you are a record holder of our common stock:

o	giving notice of revocation in writing to our Corporate Secretary at 1293 South Main Street, Akron, Ohio 44301 dated a later date than your proxy;

o	submitting a duly executed proxy card bearing a later date by mail to our Corporate Secretary; or

o	attending the special meeting and voting in person; or

•	if you hold shares of our common stock in “street name,” that is, with a broker, dealer, bank or other financial institution that serves as your nominee, follow the instructions from such nominee on how to revoke or modify your voting instructions.

Please note that your attendance at the special meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in “street name” may be voted in person by you at the special meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Solicitation of Proxies

We will pay the expenses incurred in connection with the printing and mailing of this proxy statement. We also have retained Morrow & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $6,500.00 plus reasonable expenses. We will also request brokers, dealers, banks and other financial institutions holding shares of our common stock beneficially owned by others to send this proxy statement to, and obtain proxies from, the beneficial owners, and will reimburse these persons representing beneficial holders for their reasonable expenses. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such solicitation.

Special Meeting Admission Procedures

You should be prepared to present photo identification for admittance at the special meeting. In addition, if you are a record holder of our common stock, your name is subject to verification against the list of record holders of our common stock on the record date prior to being admitted to the special meeting. If you are not a record holder but hold shares in “street name,” that is, with a broker, dealer, bank or other financial institution that serves as your nominee, you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.

Adjournments and Postponements

Although, it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not set) by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Dissenters’ Rights

Our shareholders are entitled to dissenters’ rights in connection with the Merger. This means that you are entitled to seek the fair cash value of your shares as a dissenting shareholder under Section 1701.85 of the ORC. The amount you receive may be more than, the same as or less than the amount you would have received under the Merger Agreement. To exercise your dissenters’ rights, among other things, you must submit a written demand to us within 10 days after the vote and must not vote or otherwise submit a proxy favor of the Merger proposal. Your failure to follow all of the requirements specified in the ORC will result in the loss of your dissenter’s rights. See “The Merger — Dissenters’ Rights,” beginning on page 47, and the text of Section 1701.85 of the ORC reproduced in its entirety as Annex F.

ADOPTION AND APPROVAL OF THE MERGER AGREEMENT
(PROPOSAL NO. 1)

We are asking our shareholders to vote on a proposal to adopt and approve the Merger Agreement dated as of April 24, 2007, by and among Myers, Merger Sub and Buyer. Pursuant to the Merger Agreement, and upon the terms and conditions thereof, Merger Sub will merge with and into Myers, with Myers becoming a wholly-owned subsidiary of Buyer.

The independent members of our board of directors acting on the unanimous recommendation of the special committee of the board of directors recommend that you vote “FOR” the adoption and approval of the Merger Agreement.

THE PARTIES TO THE MERGER AGREEMENT

Myers Industries, Inc.

Myers Industries, Inc.
1293 South Main Street
Akron, Ohio 44301
(330) 253-5592

We are an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. We are also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel and under vehicle service industry in the United States.

Myers Holdings Corporation

Myers Holdings Corporation
c/o GS Capital Partners
85 Broad Street
New York, New York 10004
(212) 902-1000

Myers Holdings Corporation, which we refer to as Buyer, is a newly formed Delaware corporation. Buyer was formed for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Buyer has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Buyer is an entity owned by the Equity Sponsors.

Myers Acquisition Corporation

Myers Acquisition Corporation
c/o GS Capital Partners
85 Broad Street
New York, New York 10004
(212) 902-1000

Myers Acquisition Corporation, which we refer to as Merger Sub, is a newly formed Ohio corporation and a direct wholly-owned subsidiary of Buyer. Merger Sub was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist and we will continue as the surviving corporation.

THE MERGER

Background of the Merger

In September 2006, a representative of GSCP contacted John C. Orr, our president and chief executive officer, and expressed GSCP’s interest in a possible acquisition of the Company. Mr. Orr and a representative from KeyBanc, our financial advisor, met with representatives of GSCP on September 18, 2006 to discuss GSCP’s interest. On September 20, 2006 at our board of directors meeting, Mr. Orr relayed the substance of that conversation to our board. At that board meeting, the members of our board discussed the opportunities presented by the interest from GSCP and discussed our strategic alternatives. Our board indicated a desire to entertain further discussions with GSCP after entering into a suitable confidentiality agreement, but determined that the completion of the acquisition of the ITML Horticultural Products, Inc. (“ITML”) transaction and the divestiture of our European Material Handling business segment needed to be management’s priority. Following the board’s discussion, on October 30, 2006, Mr. Orr, a representative of Benesch, Friedlander, Coplan & Aronoff, LLP (“Benesch”), our legal counsel, and a representative of KeyBanc met with a representative of GSCP and a representative of Fried, Frank, Harris, Shriver & Jacobson, LLP, GSCP’s legal counsel, to discuss GSCP’s interest and to understand the due diligence process required by GSCP.

At its next meeting on December 14, 2006, the board was updated regarding the discussions that occurred at the October 30, 2006 meeting and the progress on the ITML acquisition and the European divestiture. After discussion regarding management’s ability to allocate the time to prepare a management presentation and appropriate diligence materials, the board determined to allow GSCP access to limited due diligence materials in order to allow GSCP to develop a definitive proposal that the board could consider. We formally retained KeyBanc as our financial advisor in connection with the proposed Merger on December 18, 2006.

At a February 7, 2007 board of directors meeting, Mr. Orr updated the members of our board on the status of the GSCP interaction and received approval for further discussions with GSCP. On February 7, 2007, we entered into a confidentiality agreement with GSCP for the purpose of providing GSCP with non-public information. During the following two days, February 8th and 9th, our management presented a description of our business segments and opportunities and estimates of future performance to representatives of GSCP. From February 10, 2007 through March 20, 2007, KeyBanc provided GSCP with significant due diligence materials, which included access to an electronic data room prepared by us, visits to a number of our facilities and several business due diligence conference calls and meetings to discuss financial, accounting, legal, tax, intellectual property, environmental, insurance and operations, among other topics. Specifically, on February 27, 2007 a business due diligence meeting was held at our headquarters in Akron, Ohio with representatives from GSCP, Ernst & Young LLP, GSCP’s accounting advisor, the Company, KeyBanc and Benesch. That same day, representatives from GSCP met with Stephen E. Myers in New York, New York to introduce GSCP and discuss the Company and its history, its current business activities and future opportunities, market trends and resin cycle. On March 14, 2007, a second due diligence meeting was held at our headquarters in Akron, Ohio with representatives from GSCP, the Company, KeyBanc, Benesch and Ernst & Young.

On March 21, 2007, GSCP submitted a formal offer of $20.50 per share to acquire all of our outstanding equity interests. The offer was not subject to further due diligence and was accompanied by commitments for financing to complete the transaction. The deadline for our acceptance of GSCP’s proposal was March 30, 2007 at 5:00 p.m. EDT.

On March 23, 2007, the board met telephonically to review GSCP’s offer. KeyBanc presented an overview of the diligence performed by GSCP and the key financial terms of the GSCP offer and Benesch outlined the board’s fiduciary obligations, confidentiality, and the purpose and responsibilities of a special committee. The board discussed potential conflicts of interest among members of our board, and determined that Mr. Orr and Mr. Myers should not sit on a special committee. Thereafter, the board unanimously voted to create a special committee of independent directors consisting of Richard P. Johnston, Edward W. Kissel and Jon Outcalt

(the “Special Committee”). The Special Committee was formed to, among other things, (1) analyze, review, consider and negotiate the terms of the GSCP offer, (2) identify, consider and negotiate strategic alternatives for us other than the GSCP offer, (3) utilize such methodologies, criteria and processes for evaluating the GSCP offer and other strategic alternatives for us as deemed reasonable and appropriate by the Special Committee, (4) report to the board (either in person, telephonically or by e-mail) as frequently as deemed reasonable and appropriate by our Special Committee regarding the activities of the Special Committee and (5) recommend to the board proposed courses of action with respect to the GSCP offer and any other strategic alternatives for us identified and/or determined to be feasible by our Special Committee. In addition, the board granted the Special Committee the authority, in its sole discretion, to engage legal, financial and other advisors.

At a telephonic Special Committee meeting held on March 28, 2007, Mr. Johnston was unanimously elected Chairman of the Special Committee. At that meeting, KeyBanc also presented an overview of the financial terms of the GSCP offer and Benesch reviewed the key legal terms of the proposed Merger Agreement. In executive session, after the representatives from KeyBanc and Benesch, respectively, had been excused from the meeting, the Special Committee unanimously agreed to engage KeyBanc as financial advisor to the Special Committee and Benesch as legal advisor to the Special Committee. After the meeting, at the Special Committee’s request, GSCP extended the offer deadline to April 13, 2007.

On April 3, 2007, the Special Committee convened telephonically to review KeyBanc’s preliminary financial analysis of the GSCP offer, Benesch’s presentation of key legal terms of the GSCP offer, and to formulate a response to the GSCP offer. KeyBanc reviewed its preliminary financial analysis of the GSCP offer. Benesch provided a detailed analysis of the terms of the Merger Agreement, with an emphasis on the rationales for select provisions and a comparison to counterpart provisions from similarly completed recent transactions. Following these presentations, the Special Committee decided to continue reviewing further financial and legal analysis before responding to the GSCP offer.

On April 5, 2007, the Special Committee convened telephonically to review KeyBanc’s presentation of the cost of equity, discuss strategic alternatives to the GSCP offer and to review a counter-proposal term sheet prepared by Benesch. KeyBanc’s review focused on multiple valuation methodologies to help project our future equity value and comparable transactions from 2004 through 2007. Benesch then provided a summary of key provisions of the Merger Agreement to be included as part of a counter-proposal to GSCP’s offer, along with a revised version of the proposed Merger Agreement. Throughout each presentation, the members of the Special Committee asked its advisors a number of questions on aspects of their presentations and the transaction and engaged in thorough discussion of the terms of the GSCP offer and strategic alternatives to the GSCP offer. The Special Committee decided to meet with the full board of directors on April 7, 2007 to report on its progress.

At an April 7, 2007 telephonic board of directors meeting, the Special Committee led a detailed discussion of the approach taken in analyzing the GSCP offer, including the materials reviewed and the meetings held. KeyBanc provided an overview of the financial terms of the GSCP offer and Benesch presented the legal terms of the proposed counter-proposal to the GSCP offer, which included, among other things, a reduced termination fee during the go-shop period. After thorough discussion with the members of the board of directors, the Special Committee determined to respond to the GSCP offer on the terms discussed with KeyBanc and Benesch.

On April 9, 2007, the Special Committee convened telephonically to determine the terms of the response to the GSCP offer based on the analyses performed to date by the Special Committee and discussions with both the board of directors and our management. After thorough discussion of these topics and consideration of various negotiating strategies, the Special Committee agreed on a counter-proposal to GSCP. KeyBanc conveyed the Special Committee’s counter-proposal to GSCP in the evening on April 9, 2007.

On April 11, 2007, GSCP responded with an increased offer and accepted certain of our proposed terms, including the reduced termination fee during the go-shop period. The Special Committee convened telephonically to analyze this offer. KeyBanc presented a preliminary financial analysis of implied price per share of the increased offer under a number of different valuation methods. After discussion of the GSCP response and the presentation by KeyBanc, the Special Committee agreed to meet again to consider the latest offer from GSCP.

On April 12, 2007, the Special Committee convened telephonically to review the latest offer from GSCP and to discuss projected share prices for the Company under a number of different scenarios and valuation methods and to discuss the legal terms of the latest GSCP offer. KeyBanc presented a preliminary financial analysis of implied price per share using a number of different assumptions about the Company’s future performance. Benesch provided an updated analysis of the legal terms in the latest offer from GSCP and compared it to the terms of GSCP’s initial offer. After thorough discussion of the legal terms and the financial analysis, the Special Committee decided on a response to GSCP that was conveyed to GSCP that day by KeyBanc.

At a Special Committee meeting held telephonically on April 13, 2007, the Special Committee considered the new counter-offer received from GSCP earlier in the day, including an increased offer price, and discussed obtaining an extension of the offer deadline. KeyBanc conveyed the terms of the revised GSCP offer and indicated that the deadline to respond to GSCP’s offer would be extended one week until April 20, 2007. The Special Committee discussed management’s outlook for the Company and strategic alternatives to the GSCP offer and requested that management present their forecast at the next Special Committee meeting.

On April 16, 2007, the Special Committee convened telephonically to receive a presentation of our management’s future outlook for the Company, review the financial aspects of the revised GSCP offer with KeyBanc and receive an update on the latest negotiations of the legal terms from Benesch. Mr. Orr and Donald A. Merril provided a detailed presentation of our historical financials and future projected financials based on management’s assessment of the Company and the markets in which we operate. After management’s presentation, KeyBanc further discussed its financial analysis of the terms of GSCP’s latest offer. Benesch provided an update on the legal terms of GSCP’s latest offer and clarified the Special Committee’s position on several provisions of the proposed Merger Agreement that would continue to be negotiated. The Special Committee discussed strategic alternatives to the GSCP deal, considered management’s projections and potential opportunities during a go-shop period and decided to make a new counter-offer to GSCP.

On April 17, 2007, the Special Committee convened telephonically to discuss GSCP’s response to the Special Committee’s last offer. KeyBanc reported that GSCP had met our Special Committee’s price of $22.50 per share, but conditioned the new offer on certain additional terms , including elimination of the reduced termination fee during the go-shop period and an extended marketing period for their high yield offering prior to closing of the Merger. After considering the terms of GSCP’s response, the Special Committee instructed KeyBanc and Benesch to continue negotiations of those additional terms.

On April 18, 2007, the Special Committee convened telephonically to discuss the Special Committee’s recommendation to the board of directors to be made that same evening at a board of directors meeting. KeyBanc and Benesch provided an update to the terms of the GSCP counter-proposal including an extension of the offer deadline until April 24, 2007, provided indications of what the terms were expected to reflect and received feedback from the Special Committee on such projected terms. At a board of directors meeting later that day, the Special Committee presented a thorough outline of the Special Committee’s process, negotiations, and analyses that had been conducted over the course of the past several weeks and generally updated the board regarding GSCP’s latest proposal. KeyBanc reviewed its financial analysis of the GSCP offer and Benesch reviewed the legal terms and a timeline that outlined the process should the offer be accepted. The board asked numerous questions about the analyses conducted, the negotiations and the Special Committee’s process for formulating its recommendation. Also, on April 18, 2007, the Special Committee contacted William Blair for the purpose of providing a second opinion with respect to the consideration to be paid pursuant to the Merger Agreement. William Blair subsequently received certain information including our current forecasts and held discussions with certain members of our senior management to discuss such information.

On April 20, 2007, the Special Committee convened telephonically to receive an update on the status of the negotiation of the proposed Merger Agreement from Benesch, to review additional financial analysis of the GSCP offer with KeyBanc and to formally engage William Blair.

On April 23, 2007, our Special Committee met at our headquarters in Akron, Ohio to finalize its recommendation to our board of directors to be made later that same evening. At this meeting, the Special Committee had a thorough discussion of strategic alternatives to selling the Company. The Special Committee also determined that it would review its decision making process in detail with the full board of directors in order to confirm that they understood the rationales underlying the Special Committee’s recommendation. At a board of directors meeting, the Special Committee recommended that the board of directors vote in favor of the GSCP offer and recommend that our shareholders adopt and approve the Merger Agreement. Benesch provided the board with copies of the definitive Merger Agreement, the limited guarantee, a form of voting agreement among GSCP, Stephen E. Myers and Mary S. Myers and certain of their affiliates and a summary of the final definitive Merger Agreement. After lengthy discussion, the Special Committee invited William Blair and KeyBanc to provide their respective opinions as to the fairness of the GSCP offer.

William Blair reviewed its financial analysis of GSCP’s offer. The board asked a number of questions and discussed matters reviewed by William Blair. William Blair then rendered to the Special Committee its oral opinion, which opinion was confirmed by a written opinion dated April 23, 2007, that, as of such date and based on and subject to certain assumptions and qualifications stated in its opinion, the consideration of $22.50 in cash per share of our common stock to be paid pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of our outstanding shares of common stock (other than Buyer, Merger Sub and their respective affiliates). The full text of William Blair’s opinion is attached as Annex C (see “Opinion of William Blair & Company,” beginning on page 35).

Following this, KeyBanc presented its financial analysis of the GSCP offer, and the board asked questions and discussed the matters reviewed by KeyBanc. KeyBanc then rendered to the board its oral opinion, which opinion was confirmed by a written opinion dated April 23, 2007, that, as of such date and based upon and subject to the matters described in the written opinion, the consideration to be received pursuant to the Merger Agreement was fair, from a financial point of view to the holders of our common stock. The full text of KeyBanc’s opinion is attached as Annex B (see “Opinion of KeyBanc Capital Markets, Inc.,” beginning on page 27). Following further deliberation surrounding the Special Committee’s rationale, and based upon the Special Committee’s recommendations, the board’s discussions with representatives from Benesch, KeyBanc and William Blair, and the factors set forth below under “Reasons for the Merger,” the independent members of our board unanimously approved the definitive Merger Agreement and limited guarantee, and entry by the Myers Parties into a voting agreement supporting the GSCP transaction. Mr. Orr and Mr. Myers abstained from voting.

In the early morning of April 24, 2007, we executed the definitive Merger Agreement with Buyer Parties and a limited guarantee with the Equity Sponsors. The Myers Parties executed and delivered the Voting Agreement the morning of April 24, 2007. We subsequently issued a joint press release with GSCP announcing the transaction. We also filed a Current Report on Form 8-K with the SEC describing the transaction and notified the NYSE.

Go-Shop Period Activities

Following the execution of the Merger Agreement, representatives of KeyBanc, under the direction of the Special Committee identified 76 parties, including 18 potential strategic buyers and 56 potential financial buyers with a fund size of $1 billion dollars or more, which we believed to be a reasonable threshold for a financial buyer capable of consummating a transaction of this size.

KeyBanc contacted each of the 76 potential bidders and provided them with a general summary of our business and an outline of the process for submitting bids. Interested parties were asked to sign confidentiality and standstill agreements substantially similar to the one executed by GSCP prior to receiving any confidential information about us. Benesch and KeyBanc had conversations with several parties about modifying the terms of the confidentiality and standstill agreement. Ultimately, [six] parties negotiated and executed the confidentiality and standstill agreement, consisting of [one] strategic buyer and [five] financial bidders. The remaining parties either notified KeyBanc that they were not interested in exploring a potential transaction with us or were non-responsive to numerous follow-up contacts from KeyBanc.

The [six] parties who executed confidentiality and standstill agreements were provided with a more detailed confidential offering memorandum (the “Offering Memorandum”) analyzing our business and providing non-publicly available information. Following receipt of the Offering Memorandum, each of the [six] parties was provided a seven day period in which to formulate and submit a preliminary indication of interest, after which the parties would be provided access to the electronic data-room that we had compiled during GSCP’s diligence investigation. KeyBanc continued to interact with these parties during this period to respond to questions and guide them in the process. Prior to the deadline for submitting the preliminary indications of interest, each of these [six] parties notified KeyBanc that they had decided to withdraw from the process and would not submit an indication of interest.

[TO BE UPDATED FOR ACTIVITIES DURING THE REMAINDER OF THE GO-SHOP PERIOD]

Throughout the go-shop period, the Special Committee met on a regular basis to vet the list of potential bidders who would be contacted and to assess the status of discussions with interested parties. The primary goals of the Special Committee during this process were to ensure that the process included as many potential qualified bidders as possible and that the process was conducted in such a manner as to protect the integrity of our confidential information from potential competitors who might be feigning interest in a transaction. The Special Committee, with advice from its legal and financial advisors, determined that the structured process utilized would allow them to balance these two goals without unduly burdening potential bidders.

Reasons for the Merger

The Special Committee unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and our shareholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended to the board that it approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and (iii) recommended to our board that it recommend to our shareholders that they adopt and approve the Merger Agreement.

In the course of reaching its determination, the Special Committee considered the following substantive factors and potential benefits of the Merger, each of which the Special Committee believed supported its decisions:

•	its belief, after a thorough, independent review, that the Merger was more favorable to the shareholders than the potential value that might result from other alternatives available to us, including remaining an independent company and pursuing the current business plan, pursuing a leveraged buyout transaction with another private equity firm, or pursuing a sale to or merger with a company in the same industry, given the potential rewards, risks and uncertainties associated with those alternatives;

•	its belief that future revenue growth would likely be driven by significant acquisitions requiring further leveraging the Company, thereby increasing financial integration and execution risks associated with those acquisitions;

•	its belief that, after conducting the “go shop” process, no other alternatives reasonably available to us and our shareholders would provide greater value to our shareholders within a timeframe comparable to that in which the Merger would be completed, and the fact that the cash merger consideration of $22.50 per share allows our shareholders to realize in the near term a fair value, in cash, for their investment and provides such shareholders certainty of value for their shares;

•	the current and historical market prices of our common stock relative to those of other industry participants and general market indices, and the fact that the cash merger consideration of $22.50 per share represents a premium of approximately 19.2% over the closing price of the common stock on March 21, 2007, the trading date when the board of directors first received an offer and a premium of approximately 4.6% over the closing price one day before we announced that our board of directors approved the Merger Agreement;

•	its belief that our stock price was not likely to trade at or above $22.50 in the near future. The Special Committee based this belief on a number of factors, including its familiarity with our business, operations, properties and assets; financial condition, business strategy, and our prospects (as well as the risks involved in achieving those prospects); the nature of the industries in which we compete; industry trends; and economic and market conditions, both on a historical and on a prospective basis;

•	the financial presentations of KeyBanc and its opinion to the effect that, as of April 23, 2007, and based upon and subject to the matters described therein, the consideration to be received pursuant to the Merger was fair, from a financial point of view, to the holders of our common stock;

•	the financial presentations of William Blair and its opinion to the effect that, as of April 23, 2007 and based upon and subject to the assumptions and qualifications stated therein, the consideration of $22.50 in cash per share of our common stock to be paid pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of our outstanding shares of common stock (other than Buyer, Merger Sub and their respective affiliates);

•	the efforts made by the Special Committee and its advisors to negotiate a merger agreement favorable to us and our shareholders and the financial and other terms and conditions of the Merger Agreement, including the fact that the Merger Agreement is not subject to a financing condition;

•	the fact that the terms of the Merger Agreement allowed us, prior to the adoption and approval of the Merger Agreement by our shareholders, to solicit proposals during the 45 day “go-shop” period and respond to unsolicited acquisition proposals under certain circumstances during that period and thereafter;

•	the fact that during the “go shop” period we, with the assistance of representatives from KeyBanc, conducted a wide-ranging market check process to solicit indications of interest for a business combination involving our company that yielded no other party willing to bid at a per share price higher than the final per share price proposed by GSCP (see “Background of the Merger”, beginning on page 20);

•	due to the time value of money, a potentially higher acquisition price in the future (which assumes, among other things, the successful implementation of our planned initiatives), when discounted to present value, may not yield a higher price to our shareholders than the price proposed by GSCP;

•	the fact that the price proposed by GSCP reflected extensive negotiations among the parties, including the fact that the price per share of common stock agreed to in the Merger Agreement is $2.00 per share higher than the original offer price contained in GSCP’s initial offer letter;

•	the fact that we are a highly diverse business with four distinct business segments, for which no other company has a directly comparable business model and the investment community has had difficulty accurately evaluating our financial condition, business strategy and prospects;

•	the fact that, given the very limited number of large companies engaged in the same businesses as us, the board thought it was unlikely that there would be a strategic buyer for our business;

•	although several strategic buyers were solicited during the go-shop period, each declined to make an offer;

•	the fact that, unlike certain business combinations involving financial buyers, no member of our management has entered into any arrangements with GSCP regarding voting arrangements or potential employment opportunities, which may make it more likely that a competitive bid for our business may arise;

•	the receipt of an executed limited guarantee from the Equity Sponsors providing for the guarantee of GSCP’s obligations to pay the termination fee, if such obligations are required to be satisfied by GSCP under the Merger Agreement, up to a maximum cap of $35 million;

•	the experience and reputation of GSCP in completing significant acquisitions;

•	the limited number of potential purchasers with the financial ability to acquire us;

•	the fact that, subject to compliance with the terms and conditions of the Merger Agreement, we are permitted to terminate the Merger Agreement, prior to the adoption and approval of the Merger Agreement by our shareholders, in order to approve an alternative transaction proposal by a third party that is a “superior proposal” as defined in the Merger Agreement, upon the payment to Buyer of a $25 million termination fee;

•	the commitment made by Buyer and Merger Sub to treat our employees in a fair and equitable manner, including (i) to provide each employee of the company and its subsidiaries with employee benefits plans that are similar to those provided under our benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the closing of the Merger and (ii) to maintain for a period of at least one year after the closing of this Merger severance benefits for our employees terminated during that period that are no less favorable than those that are in effect at the time of the Merger; and

•	the availability of dissenters’ rights to holders of our common stock who comply with all of the required procedures under Ohio law, which allows such holders to seek the fair cash value of their shares in accordance with the ORC.

The Special Committee also considered a variety of risks and other potentially negative factors concerning the Merger and the Merger Agreement, including the following:

•	the risks and costs to us if the Merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships;

•	the fact that our shareholders, whose shares are acquired for cash in the Merger, will not participate in any future earnings or growth of our business and will not benefit from any appreciation in the value of our business;

•	the potential interests of our officers and directors in the Merger described under “Interests of Our Directors and Executive Officers in the Merger,” beginning on page 41;

•	the risk that, while we expect that the Merger will be consummated, we have no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied, and as a result, it is possible that the Merger may not be consummated even if it is approved by our shareholders;

•	the possibility that the $25 million termination fee payable by us under specified circumstances may discourage another party from making a competing and more favorable proposal to acquire us;

•	the restrictions on the conduct of our business prior to the consummation of the Merger, requiring us to conduct our business in the ordinary course consistent with past practice, subject to specific exceptions, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Merger;

•	the fact that an all-cash transaction would be taxable to our shareholders that are U.S. persons for U.S. federal income tax purposes; and

•	the fact that our only remedy for a breach of the Merger Agreement by Buyer or Merger Sub, even a breach that is deliberate or willful, is the liquidated damages payment of $25 million, or $35 million in certain circumstances.

This discussion summarizes the material facts considered by the Special Committee in its consideration of the Merger. After considering these factors, the Special Committee concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Special Committee, and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members the Special Committee may have assigned different weights to various factors. The Special Committee unanimously approved and recommended the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Recommendation of Our Board of Directors

The independent members of our board of directors, acting on the unanimous recommendation of the Special Committee of the board of directors, have unanimously approved the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, and have declared that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the company and our shareholders. Mr. Orr and Mr. Myers abstained from voting. Accordingly, the independent members of our board of directors unanimously recommend that you vote “FOR” the adoption and approval of the Merger Agreement. The independent members of our board of directors also unanimously recommend that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Opinion of KeyBanc Capital Markets, Inc.

KeyBanc was asked by the Special Committee to render an opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be paid pursuant to the Merger Agreement to the holders of our common stock. On April 23, 2007, KeyBanc delivered to the Special Committee (in the presence of our board of directors) its oral opinion, subsequently confirmed in writing on that date, that, as of the date of its opinion, based upon and subject to the assumptions, limitations and qualifications contained in its opinion, and other matters KeyBanc considers relevant, the consideration to be paid to our stockholders pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of our common stock.

THE FULL TEXT OF THE WRITTEN OPINION OF KEYBANC IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B AND INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. WE URGE YOU TO READ THAT OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN IN ARRIVING AT THAT OPINION.

KEYBANC WAS RETAINED TO SERVE AS FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE AND NOT AS AN ADVISOR TO OR AGENT OF ANY OF OUR SHAREHOLDERS. KEYBANC’S OPINION WAS PREPARED FOR CONFIDENTIAL USE BY THE SPECIAL COMMITTEE AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, AS OF THE DATE OF THE OPINION, OF THE CONSIDERATION TO BE PAID PURSUANT TO THE MERGER AGREEMENT TO THE HOLDERS OF OUR COMMON STOCK AND DOES NOT ADDRESS OUR UNDERLYING BUSINESS DECISION TO ENTER INTO THE MERGER AGREEMENT OR ANY OTHER TERMS OF THE MERGER OR THE MERGER AGREEMENT. KEYBANC’S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO OUR SHAREHOLDERS AS TO HOW YOU SHOULD VOTE AT ANY SHAREHOLDERS’ MEETING HELD IN CONNECTION WITH THE MERGER.

No restrictions or limitations were imposed by the Special Committee on KeyBanc with respect to the investigations made or the procedures followed by KeyBanc in rendering its opinion.

In rendering its opinion, KeyBanc reviewed, among other things:

•	a draft of the Merger Agreement, dated April 19, 2007;

•	certain publicly available information concerning us, including our Annual Reports on Form 10-K for each of the years ended December 31, 2004, 2005 and 2006;

•	certain other internal information, primarily financial in nature, including projections concerning the business and operations of us furnished to KeyBanc by our management;

•	certain publicly available information concerning the trading of, and the trading market for, our shares of common stock;

•	certain information concerning Buyer and Merger Sub and their financing sources;

•	certain publicly available information with respect to other publicly traded companies that KeyBanc believed to be comparable to us and the trading markets for certain of such other companies’ securities; and

•	certain publicly available information concerning the nature and terms of certain other transactions that KeyBanc considered relevant to its inquiry.

KeyBanc also met with certain of our officers and employees to discuss our business and prospects, as well as other matters KeyBanc believed were relevant, and considered such other data and information that KeyBanc judged necessary to render its opinion.

You should note that in rendering its opinion, KeyBanc assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise reviewed by or discussed with KeyBanc or publicly available. KeyBanc also assumed the accuracy of and relied upon the representations and warranties of us, Buyer and Merger Sub contained in the Merger Agreement. KeyBanc was not engaged to, and did not independently attempt to, verify any of that information. KeyBanc also relied upon our management as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases for those projections) provided to it, and assumed, with the consent of the Special Committee, that those projections were reasonably prepared and reflected our best currently available estimates and judgments. KeyBanc was not engaged to assess the reasonableness or achievability of those projections or the assumptions on which they were based and expressed no view on those matters. KeyBanc did not conduct a physical inspection or appraisal of any of our assets, properties or facilities, nor was it furnished with any evaluation or appraisal. KeyBanc also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without a material adverse effect on us or the Merger.

KeyBanc was not asked to, nor did it render, any opinion as to the material terms of the Merger Agreement or the form of the merger transaction. KeyBanc, with the consent of the Special Committee, assumed that the final executed form of the Merger Agreement would not differ in any material respect from the draft that KeyBanc examined in rendering its opinion, and that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be completed on a timely basis in the manner contemplated by the Merger Agreement. As of the date of its opinion, KeyBanc did not solicit, nor was it asked to solicit, third party interest in a transaction involving us.

KeyBanc’s opinion is based on economic and market conditions and other circumstances existing on, and information made available, as of the date of its opinion and does not address any matters after such date. Although subsequent developments may affect its opinion, KeyBanc does not have the obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the analyses performed by KeyBanc in connection with its opinion. This summary is not intended to be an exhaustive description of the analyses performed by KeyBanc but includes all material factors considered by KeyBanc in rendering its opinion. KeyBanc drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the consideration to be paid to the holders of our common stock pursuant to the Merger Agreement.

Each analysis performed by KeyBanc is a common methodology utilized in determining valuations. Although other valuation techniques may exist, KeyBanc believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for KeyBanc to arrive at its opinion.

Historical Stock Trading Analysis

KeyBanc conducted an analysis of the share price and trading volume trends of our common stock over the three month, one year and three year time frames ended April 20, 2007. KeyBanc noted that our shares have never traded at or above the consideration to be paid pursuant to the Merger Agreement of $22.50 per share in any of those periods.

Premiums Paid Analysis

Using publicly available information, KeyBanc conducted an analysis of premiums paid in recent going private transactions. KeyBanc reviewed 236 going private transactions involving U.S. targets, excluding financial services industry transactions, occurring within the three years prior to the date of its opinion.

For each of the target companies involved in the 236 going private transactions, KeyBanc examined the closing stock price one day, one week and thirty days prior to announcement of the relevant transaction, and the highest closing price during the 52 weeks prior to announcement in order to calculate the premium paid by the acquiror over the target’s closing stock price at those points in time. KeyBanc then determined the median, 25th percentile and 75th percentile premiums observed for each of the examined time periods.

KeyBanc then compared those premiums to the price per share at those points in time relative to the announcement of the Merger compared to the $22.50 per share consideration to be paid pursuant to the Merger Agreement. The results of this transaction premium analysis are set forth in the table below.

Implied Premium

	52-Week
	High Closing		1 Day	1 Week	30 Day

Median	1.7%		18.0%	21.0%	23.0%
25th Percentile	(11	.9)%	9.8%	11.0%	11.0%
75th Percentile	12.1%		32.0%	31.3%	36.0%
Myers Stock Price	$20.96		$20.96	$20.13	$18.88
Merger at $22.50 per share	7.3%		7.3%	11.8%	19.2%

No transaction utilized in the premiums paid analysis is identical to the Merger. In evaluating the transactions, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either us or Buyer. Mathematical analysis of comparable transaction data (such as determining medians) in isolation from other analyses is not an effective method of evaluating transactions.

Precedent Transaction Analysis

KeyBanc conducted an analysis of publicly announced transactions involving companies with certain attributes similar to ours. Due to the diversity of our business segment end markets and operations, KeyBanc analyzed each of our four reporting segments separately.

In particular, KeyBanc reviewed certain publicly available financial data and purchase prices paid in 35 other comparable merger and acquisition transactions announced between January 2004 and April 2007. KeyBanc selected these transactions based on the recent period in which they were completed and the similarity between us and the involved companies’ products, manufacturing processes, end markets, distribution channels and/or raw material exposure.

Our operations are divided among a material handling segment, a lawn and garden segment, an auto and custom segment and a distribution segment, whereas each of the companies involved in the precedent transactions primarily conducts operations in only one of these industries. KeyBanc selected nine comparable transactions in each of the material handling industry, the lawn and garden industry and the auto and custom industry, and eight comparable transactions in the distribution industry.

Material Handling Industry

Month and Year of
Announcement	Seller	Buyer

March 2007	Schoeller Arca Systems, N.A.	Myers Industries
October 2006	Myers Industries — European MH	Linpac Material Handling, Inc.
August 2006	Rotonics Manufacturing	Spell Capital Partners
June 2006	BPC Holding Corp. (Berry Plastics)	Apollo Management / Graham Partners
November 2005	Code Hennessy & Simmons LLC (Precise Technology Inc.)	Rexam PLC
September 2005	Delta Plastics, Inc.	Rexam PLC
June 2005	Pactiv (NA Flexible Packaging unit)	AEA Investors
May 2005	Kerr Group, Inc.	BPC Holding Corp. (Berry Plastics)
June 2004	NAMPAC	BWAY Corp. (Kelso & Co. LP)

Lawn & Garden Industry

Month and Year of
Announcement	Seller	Buyer

December 2006	ITML Horticultural Products, Inc.	Myers Industries
August 2006	Rotonics Manufacturing	Spell Capital Partners
July 2006	Summa Industries	Habasit AG
September 2005	Delta Plastics, Inc.	Rexam PLC
May 2005	Kerr Group, Inc.	BPC Holding Corp. (Berry Plastics)
December 2004	Sintex Industries Ltd.	Warburg Pincus LLC
October 2004	Home Products International	Storage Acquisition Co. LLC
June 2004	Ames True Temper	Castle Harlan Partners
June 2004	NAMPAC	BWAY Corp. (Kelso & Co. LP)

Auto & Custom Industry

Month and Year of
Announcement	Seller	Buyer

March 2007	Goodyear Tire & Rubber (Engineered Products Division)	The Carlyle Group
December 2006	Bandag Inc.	Bridgestone Americas Holding, Inc.
May 2006	Avon Automotive	Red Diamond Capital
April 2005	Wellington Holdings PLC	Fenner PLC
September 2004	Cooper-Standard Automotive (Cooper Tire & Rubber)	Cypress Group, Goldman Sachs Group
July 2004	Affinia Group Inc. (Dana Corp. aftermarket unit)	Cypress Group
June 2004	Stanadyne Automotive Corp.	Kohlberg & Co. LLC
March 2004	Phoenix AG	Continental AG
February 2004	Michigan Rubber Products Inc.	Myers Industries

Distribution Industry

Month and Year of
Announcement	Seller	Buyer

April 2006	SunSource Technology Services (Allied Capital Corp.)	Code Hennessy & Simmons LP
March 2006	J&L America, Inc. (Kennametal Inc.)	MSC Industrial Direct
November 2005	Rutland Tool & Supply Co.	Lawson Products
September 2005	TBC Corp.	Sumitomo Corp.
April 2005	Noland Co.	WinWholesale, Inc.
February 2005	American Tire Distributors	Investcorp
July 2004	Affinia Group Inc. (Dana Corp. aftermarket unit)	Cypress Group
February 2004	The Hillman Cos., Inc. (Allied Capital Corp.)	Code Hennessy & Simmons LP

For each transaction in each industry, KeyBanc initially calculated the total enterprise value of the transaction (based on the acquisition price) as a multiple of the target company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), to the extent available, for the last twelve months (“LTM”) ended on the last day of the period covered by the target company’s Form 10-K or Form 10-Q, as applicable, last filed prior to the announcement of the relevant transaction. In calculating such multiples, KeyBanc calculated the total enterprise value of the transaction as the market value of the relevant target company’s equity securities plus its indebtedness and minority interests less its cash and cash equivalents.

KeyBanc then determined the median EBITDA multiples for the selected precedent transactions in each of the material handling (7.4x), lawn and garden (7.0x), auto and custom (6.5x), and distribution (9.1x) industries, and estimated a range of multiples around each such median (calculated as the median plus and minus 0.5x). To generate a range of implied enterprise values for each of our four business segments, KeyBanc then multiplied the endpoints of each multiple range by our management’s corresponding 2006 pro forma EBITDA for each of our four respective business segments. KeyBanc added together the ranges of the four industries to estimate a range of enterprise values for us as a whole ($811.7 million to $928.9 million). KeyBanc then calculated a range of equity values of us as a whole ($535.7 million to

$652.9 million) and a range of implied prices per share of our common stock ($15.10 to $18.41). The results of these and other calculations are set forth below:

	Segment Adjusted		Implied EV
	2006PF EBITDA	EV/LTM EBITDA	Contribution
Myers Segment	($ in millions)	Range from Comps	($ in millions)

Material Handling	$47.0	6.9x - 7.9x	$322.2 - $369.2
Lawn & Garden	32.4	6.5x - 7.5x	212.0 - 244.4
Auto & Custom	17.9	6.0x - 7.0x	107.1 - 125.0
Distribution	19.9	8.6x - 9.6x	170.4 - 190.3
Sum-of-Parts Enterprise Value			$811.7 - $928.9
Less: Net Debt at March 31, 2007			(276.0) - (276.0)

Sum-of Parts Equity Value			535.7 - 652.9
Sum-of-Parts Share Price			$15.10 - $18.41
Multiple of 2006PF EBITDA			6.9x - 7.9	x
Multiple of 2007E EBITDA			6.0x - 6.9	x

KeyBanc noted that the consideration to be paid pursuant to the Merger Agreement of $22.50 per share exceeds the per-share price range ($15.10 to $18.41) calculated based on the precedent transactions.

No transaction utilized in the precedent transaction analysis is identical to the Merger. In evaluating the transactions, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either us or the Buyer. Mathematical analysis of comparable transaction data (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Comparable Public Company Analysis

KeyBanc conducted an analysis of the trading multiples of a comparable group of publicly traded companies with certain attributes similar to ours. Due to the diversity of our business segment end markets and operations, KeyBanc analyzed each of our four reporting segments separately.

In particular, KeyBanc reviewed and compared publicly available selected financial data and stock trading prices for 27 publicly traded companies that KeyBanc deemed were comparable to us, eight of which are in the material handling industries, seven of which are in the lawn and garden industries, six of which are in the auto and custom industries, and six of which are in the distribution segment. KeyBanc selected these companies based on their similarity to us with respect to products, end markets, distribution channels and/or raw material exposure. While our operations are divided into four business segments, each of the selected companies primarily conducts operations in only one of the four industries. The comparable companies chosen by KeyBanc included:

Material Handing Segment	Auto & Custom Segment
AEP Industries Inc.	Core Molding Technologies Inc.
Constar International Inc.	Cooper Tire & Rubber Co.
Greif Inc.	Hayes Lemmerz International Inc.
IPL Inc.	Modine Manufacturing Co.
Intertape Polymer Group Inc.	Tenneco Inc.
Packaging Corp. of America	Visteon Corp.
RPC Group plc
Winpak Ltd.

Lawn & Gardening Segment	Distribution Segment
Atlantis Plastics Inc.	Applied Industrial Technologies Inc.
Central Garden & Pet Co.	Dorman Products, Inc.
Constar International Inc.	Genuine Parts Co.
Fiskars Oyj	Industrial Distribution Group Inc.
The Scotts Miracle-Gro Co.	Keystone Automotive Industries Inc.
Silgan Holdings Inc.	Lawson Products Inc.
Spartech Corp.

For each of these comparable companies, KeyBanc initially calculated the applicable company’s total enterprise value as of April 20, 2007 as a multiple of that company’s EBITDA for the LTM ended on the last day of the period covered by its most recently filed Form 10-K or Form 10-Q, as applicable.

KeyBanc then determined the median LTM EBITDA multiple for the comparable companies in each of the material handling (7.2x), lawn and garden (8.6x), auto and custom (5.3x), and distribution (9.8x) industries, and estimated a range of multiples around each such median (calculated as the median plus and minus 0.5x). To generate a range of implied enterprise values for each of our four business segments, KeyBanc then multiplied the endpoints of each LTM EBITDA multiple range for the comparable companies times our management’s corresponding 2006 pro forma EBITDA estimate for each of our four respective business segments. KeyBanc added together the ranges of the four segments to estimate a range of enterprise values for us as a whole ($848.3 million to $965.5 million). KeyBanc then calculated a range of equity values of us as a whole ($572.3 million to $689.5 million) and a range of implied prices per share of our common stock ($16.14 to $19.44). The results of these and other calculations are set forth below:

	Segment Adjusted		Implied EV
	2006PF EBITDA	EV/LTM EBITDA	Contribution
Myers Segment	($ in millions)	Range from Comps	($ in millions)

Material Handling	$47.0	6.7x - 7.7x	$313.0 - $360.0
Lawn & Garden	32.4	8.1x - 9.1x	263.2 - 295.6
Auto & Custom	17.9	4.8x - 5.8x	86.2 - 104.1
Distribution	19.9	9.3x - 10.3x	185.9 - 205.8
Sum-of-Parts Enterprise Value			$848.3 - $965.5
Less: Net Debt at March 31, 2007			(276.0) - (276.0)

Sum-of Parts Equity Value			572.3 - 689.5
Sum-of-Parts Share Price			$16.14 - $19.44
Multiple of 2006PF EBITDA			7.2x - 8.2	x
Multiple of 2007E EBITDA			6.3x - 7.1	x

KeyBanc noted that the consideration of $22.50 to be paid pursuant to the Merger Agreement exceeds the per-share price range ($16.14 to $19.44) calculated based on the comparable companies.

No company utilized in the comparable public company analysis is identical to us. KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either us or the Buyer. Mathematical analysis of comparable public companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Leveraged Buyout Analysis

KeyBanc performed a leveraged buyout analysis of the Company to evaluate the attractiveness to a typical financial buyer of an acquisition at the consideration of $22.50 to be paid pursuant to the Merger Agreement. A leveraged buyout involves the acquisition or recapitalization of a company financed primarily by incurring indebtedness that is serviced by the operating cash flow of the company after the leveraged buyout. KeyBanc analyzed a scenario, using our management’s projections, whereby our common stock would be purchased by a financial buyer at a price ranging from $20.50 to $24.50 per share. The scenario assumed total debt of 6.6x 2006 pro forma EBITDA and a terminal equity value in the year 2011 ranging from 7.0x to 8.0x 2011 projected EBITDA. This analysis implied an internal rate of return (“IRR”) range of 15.0% to 32.1%. KeyBanc noted that based on the above assumptions, the merger consideration of $22.50 per share to be paid pursuant to the Merger Agreement implied an IRR range of 19.8% to 25.4%.

Discounted Cash Flow Analysis

KeyBanc analyzed various financial projections prepared by our management for the period from July 1, 2007 through December 31, 2011 and performed a discounted cash flow analysis of the Company based on these projections. A discounted cash flow analysis is a methodology used to derive a valuation of a corporate entity by discounting to the present its future expected cash flows. The discounted cash flow analysis was conducted by estimating our weighted average cost of capital (“WACC”) at a range of 12.0% to 14.0%. KeyBanc discounted to present value, as of June 30, 2007, our projected free cash flows for each of the six-month periods ending December 31, 2007 and the years 2008 through 2011, and a range of terminal values for us (the calculated range of values of us at the end of the projection period). KeyBanc calculated the range of terminal values in year 2011 by multiplying an illustrative range of EBITDA multiples (7.0x to 8.0x) times our projected EBITDA for the year 2011. KeyBanc calculated a range of enterprise values of us by adding together the ranges of discounted cash flows and discounted terminal values calculated as described above. KeyBanc then calculated a range of equity values of us as a whole and the implied values per share of our common stock ($21.49 to $26.74). The results of KeyBanc’s discounted cash flow analysis are set forth below:

		Exit EBITDA Multiple
		($ in millions)
		7.0x	7.5x	8.0x

	12.0%	$23.57	$25.15	$26.74
	12.5%	23.03	24.58	26.14
WACC	13.0%	22.51	24.03	25.55
	13.5%	21.99	23.48	24.98
	14.0%	21.49	22.95	24.42

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of our present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

Conclusion

The summary set forth above describes the principal analyses performed by KeyBanc in connection with its opinion delivered to the Special Committee (in the presence of our board of directors) on April 23, 2007. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the analyses underlying the opinion are not readily susceptible to summary description. Each of the analyses conducted by KeyBanc was carried out in order to provide a different perspective on the Merger and add to the total mix of information available. KeyBanc did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, KeyBanc considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Except as indicated above, KeyBanc did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination.

Accordingly, notwithstanding the separate factors summarized above, KeyBanc believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, KeyBanc made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by KeyBanc are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

Miscellaneous

KeyBanc has also acted as financial advisor to the Special Committee in connection with the Merger, pursuant to the terms of an engagement letter dated April 3, 2007. The Special Committee was authorized by us to pay KeyBanc, as set forth in the engagement letter, a transaction fee of $8,560,000 for such services, a significant portion of which is contingent upon the consummation of the Merger, and a $1,000,000 fee for rendering its opinion to the Special Committee, which fee will be credited against any fee earned by KeyBanc for its role as financial advisor to the Special Committee in connection with the Merger. The Special Committee was authorized by us to reimburse KeyBanc for its reasonable out-of-pocket expenses under certain circumstances, and to indemnify KeyBanc and related persons against liabilities in connection with its engagements. The terms of the fee arrangement with KeyBanc were negotiated at arm’s-length between the Special Committee and KeyBanc.

KeyBanc has, in the past, provided investment and commercial banking and services to us, for which KeyBanc has received customary compensation. In the ordinary course of business, KeyBanc may actively trade the securities of us for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

Opinion of William Blair & Company

William Blair was retained to act as financial advisor to the Special Committee to render certain investment banking services in connections with a potential business combination. As part of its engagement, the Special Committee requested William Blair to render an opinion to the Special Committee as to whether the $22.50 per share consideration to be received by the holders (other than Buyer or its affiliates) of our outstanding shares of common stock was fair to such holders from a financial point of view. On April 23, 2007, William Blair delivered its oral opinion to the Special Committee and subsequently confirmed in writing that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the consideration of $22.50 in cash per share of our common stock to be paid pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of our outstanding shares of common stock (other than Buyer, Merger Sub or their respective affiliates).

William Blair provided the opinion described above for the information and assistance of the Special Committee in connection with its consideration of the Merger. The terms of the Merger Agreement and the amount and form of the consideration to be paid pursuant to the Merger Agreement, however, were determined through negotiations between the Special Committee and Buyer and were recommended by the Special Committee for approval by the board of directors and approved by the board of directors. William Blair did not recommend any specific consideration to us or the Special Committee or that any specific consideration constituted the only appropriate consideration for the Merger.

THE FULL TEXT OF WILLIAM BLAIR’S WRITTEN OPINION, DATED APRIL 23, 2007, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND INCORPORATED INTO THIS DOCUMENT BY REFERENCE. YOU ARE URGED TO READ THE ENTIRE OPINION CAREFULLY AND IN ITS ENTIRETY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. WILLIAM BLAIR’S OPINION WAS DIRECTED TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS FOR ITS BENEFIT AND USE IN EVALUATING THE FAIRNESS OF THE CONSIDERATION TO BE PAID PURSUANT TO THE MERGER AGREEMENT

AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF OUR OUTSTANDING SHARES OF COMMON STOCK (OTHER THAN BUYER, MERGER SUB OR THEIR RESPECTIVE AFFILIATES) IN THE MERGER PURSUANT TO THE MERGER AGREEMENT, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT OR THE MERGER. WILLIAM BLAIR DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY US TO ENGAGE IN THE MERGER. THE FOLLOWING SUMMARY OF WILLIAM BLAIR’S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

In connection with its opinion, William Blair examined or discussed, among other things:

•	drafts of the Merger Agreement (draft dated April 22, 2007) and voting agreement (draft dated April 20, 2007), guarantees (draft dated March 21, 2007) and financing letters (draft dated April 11, 2007) (we refer to such forms of agreements as the “transaction agreements”);

•	our audited historical financial statements for the three years ended December 31, 2006;

•	certain of our internal business, operating and financial information and forecasts for 2007 to 2011 (which we refer to as the “forecasts”), prepared by our senior management;

•	information regarding publicly available financial terms of certain other business combinations that William Blair deemed relevant;

•	our financial position and operating results compared with those of certain other publicly traded companies that William Blair deemed relevant;

•	current and historical market prices and trading volumes of our common stock; and

•	certain other publicly available information on us.

William Blair also held discussions with certain members of our senior management to discuss the foregoing, considered other matters which it deemed relevant to its inquiry, and took into account those accepted financial and investment banking procedures and considerations that it deemed relevant. William Blair was not requested to, nor did William Blair, solicit the interest of other parties in a possible business combination transaction with us.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of the opinion including, without limitation, the forecasts, and William Blair did not assume any responsibility or liability therefor. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of us or Buyer or Merger Sub (or any of their respective affiliates), nor were any such valuations or appraisals provided to William Blair. William Blair was advised by our senior management that the forecasts examined were reasonably prepared on bases reflecting the best estimates then available and judgments of our management. In that regard, William Blair assumed, with the consent of the Special Committee, that (i) the forecasts would be achieved in the amounts and at the times contemplated thereby and (ii) all of our material assets and liabilities (contingent or otherwise) were as set forth in its financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the forecasts or the estimates and judgments on which they were based. William Blair was not requested to, and it did not, participate in the negotiation or structuring of the Merger and was not asked to consider, and its opinion did not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for us or the effect of any other transaction in which we might engage. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of April 23, 2007. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to all legal, accounting and tax matters on advice of our advisors. William Blair assumed that the executed forms of the transaction agreements would conform in all material respects to the last drafts thereof reviewed by William Blair and that the Merger would be consummated substantially on the terms described in the draft Merger Agreement, without any amendment or waiver of any material terms or conditions, and that the financing would be available in accordance with the terms set forth in the financing letters reviewed by William Blair. William Blair did not express any opinion as to the impact of the Merger on the solvency or viability of the surviving corporation or the ability of the surviving corporation to pay its obligations when they become due.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the Special Committee the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion.

Selected Public Company Analysis.  William Blair reviewed and compared certain financial information relating to us to corresponding financial information, ratios and public market multiples for certain publicly traded companies that William Blair deemed relevant. The companies selected by William Blair were:

•	AEP Industries Inc.

•	Applied Industrial Technologies Inc.

•	Atlantis Plastics, Inc.

•	Carlisle Companies Inc.

•	Constar International Inc.

•	Dorman Products, Inc.

•	Genuine Parts Company

•	Greif, Inc.

•	Industrial Distribution Group, Inc.

•	Intertape Polymer Group Inc.

•	IPL Inc.

•	Keystone Automotive Industries, Inc.

•	Lawson Products, Inc.

•	RPC Group Plc

•	Standard Motor Products, Inc.

Among the information William Blair considered was revenue, EBITDA, earnings before interest and taxes (which we refer to as “EBIT”) and earnings per share (which we refer to as “EPS”). William Blair considered the enterprise value as a multiple of revenue, EBITDA and EBIT for each company for the last twelve months (which we refer to as “LTM”) for which results were publicly available and as a multiple of calendar year EBITDA estimates for 2007 and the stock price of common equity as a multiple of EPS for each company for the respective calendar year EPS estimates for 2007 and 2008. The operating results and the corresponding derived multiples for us and each of the selected public companies were based on each company’s most recent available publicly disclosed financial information, closing share prices as of April 20, 2007 and consensus Wall Street analysts’ EPS estimates for calendar years 2007 and 2008, as well as, for us only, our senior management’s estimate of EPS for 2007 and 2008.

William Blair derived our implied enterprise value by multiplying the per share consideration of $22.50 to be paid pursuant to the Merger Agreement by the aggregate number of our shares of common stock, restricted shares and in-the-money options outstanding as of April 18, 2007 and subtracting the related implied exercise proceeds for the options to arrive at the implied net equity value. William Blair then added the amount of our total debt less any excess cash and cash equivalents assumed to be included in the Merger plus the present value of estimated earn-out payments related to our acquisition of the U.S. and Canadian business operations of ITML to arrive at our implied enterprise value.

To enhance the comparability of our financial results to the selected public companies’ results, William Blair adjusted our reported EBITDA and EBIT for the LTM period as set forth below to (1) in the case of “adjusted” and “pro forma” results, add-back certain non-recurring severance, restructuring and warranty expenses incurred in 2006, and (2) in the case of “pro forma” results only, reflect a full year’s results for our acquisitions of the U.S. and Canadian business operations of ITML and certain strategic assets of Schoeller Arca Systems, Inc. North America in January 2007 and March 2007, respectively, as well as the net debt estimated to result from those acquisitions.

William Blair then compared the multiples implied for us based on the terms of the proposed Merger to the range of trading multiples for the selected public companies. Information regarding the multiples from William Blair’s analysis of the selected publicly traded companies is set forth in the following table.

	Myers
	Industries		Selected Public Company
	at $22.50		Valuation Multiples
Multiple	per Share		Min		Median		Mean		Max

Enterprise Value/LTM Revenue	1.3	x	0.3	x	0.7	x	0.7	x	1.2x
Enterprise Value/LTM Pro Forma Revenue	1.1	x
Enterprise Value/LTM Adjusted EBITDA	11.1	x	5.6	x	8.6	x	8.4	x	10.6x
Enterprise Value/LTM Pro Forma EBITDA	9.2	x
Enterprise Value/2007 EBITDA	8.0	x	5.2	x	8.1	x	7.6	x	9.3x
Enterprise Value/LTM Adjusted EBIT	16.1	x	7.0	x	11.6	x	12.9	x	19.5x
Enterprise Value/LTM Pro Forma EBIT	13.8	x
Price to Estimated 2007 EPS (our management estimate)	15.2	x	11.8	x	15.6	x	15.7	x	19.2x
Price to Estimated 2007 EPS (our consensus estimate)	17.9	x
Price to Estimated 2008 EPS (our management estimate)	13.1	x	10.9	x	14.5	x	14.5	x	17.2x
Price to Estimated 2008 EPS (our consensus estimate)	14.2	x

William Blair noted that the implied multiples for us based on the terms of the Merger were within, and in several instances above, the range of multiples of the selected public companies set forth above.

Although William Blair compared the trading multiples of the selected public companies to those implied for us, none of the selected public companies is identical to us. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected M&A Transactions Analysis.  William Blair performed an analysis of selected business combinations consisting of transactions announced prior to April 23, 2007 and focused primarily on target companies in the plastics and rubber manufacturing and industrial and automotive parts, equipment and accessories distribution industries that it deemed relevant. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The 24 transactions examined were (target/acquiror):

•	Goodyear Engineered Products/EPD, Inc.

•	Certain assets of Schoeller Arca Systems Inc./Myers Industries, Inc.

•	ITML/Myers Industries, Inc.

•	Bandag, Inc./Bridgestone Americas Holding, Inc.

•	WYKO Holdings Limited/Eriks Group NV

•	Summa Industries/Habasit Holding AG

•	Rotonics Manufacturing Inc./Spell Capital Partners

•	American Sanitary Incorporated/Interline Brands, Inc.

•	J&L America, Inc./MSC Industrial Direct Co., Inc.

•	Hughes Supply, Inc./The Home Depot, Inc.

•	Rutland Tool & Supply Co. (Airgas, Inc.)/Lawson Products, Inc.

•	TBC Corp./Sumitomo Corporation of America

•	Noland Company/WinWholesale, Inc.

•	Newspring Industrial Corp./Pactiv Corporation

•	American Tire Distributors, Inc./Investcorp

•	Home Products International, Inc./Storage Acquisition Company, LLC

•	Cooper-Standard Automotive Inc./The Cypress Group, Goldman Sachs Capital Partners

•	Dana Corp. Automotive Aftermarket Group (Affinia)/The Cypress Group

•	North American Packaging Corporation (NAMPAC)/BWAY Corp. (Kelso & Co.)

•	Phoenix AG/Continental AG

•	ATP Automotive, Inc. (Michigan Rubber Products, Inc. & WEK Industries, Inc.)/Myers Industries, Inc.

•	Century Maintenance Supply Inc./Hughes Supply, Inc.

•	Ventra Group Inc./Flex-N-Gate Corporation

•	Standard Products Co./Cooper Tire & Rubber Co.

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target as a multiple of its revenue, as well as EBITDA and EBIT for the latest twelve months prior to the announcement of the respective transaction. William Blair compared the resulting range of transaction multiples of revenue, EBITDA and EBIT for the selected transactions to the implied transaction multiples of LTM revenue, pro forma revenue and adjusted and pro forma EBITDA and EBIT for us based on the terms of the Merger. Information regarding the multiples from William Blair’s analysis of the selected transactions is set forth in the following table:

	Myers
	Industries		Selected Transaction
	at $22.50		Valuation Multiples
Multiple	per Share		Min		Median		Mean		Max

Enterprise Value/LTM Revenue	1.3	x	0.3	x	0.7	x	0.8	x	1.6x
Enterprise Value/LTM Pro Forma Revenue	1.1	x
Enterprise Value/LTM Adjusted EBITDA	11.1	x	6.0	x	8.0	x	8.7	x	12.7x
Enterprise Value/LTM Pro Forma EBITDA	9.2	x
Enterprise Value/LTM Adjusted EBIT	16.1	x	8.1	x	13.0	x	12.9	x	21.8x
Enterprise Value/LTM Pro Forma EBIT	13.8	x

William Blair noted that the implied multiples for us based on the terms of the Merger were generally within the range of multiples of the selected transactions set forth above.

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of us, none of these transactions or associated companies is identical to the Merger or us. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect our implied value versus the values of the companies in the selected transactions.

Premiums Paid Analysis.  William Blair reviewed data from 185 acquisitions of publicly traded domestic companies, in which 100% of the target’s equity was acquired, announced between January 1, 2004 and the date of its opinion and with transaction equity values between $500 million and $1.5 billion. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, one month, 90 days and 180 days, as well as the highest share price in the 52 weeks, prior to the announcement of the transaction, for all 185 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the Merger based on our share prices one day, one week, one month, 90 days and 180 days, as well as our highest share price in the 52 weeks, prior to April 23, 2007. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

	Myers Industries
	at $22.50	Premium Paid Data Percentile
Period Before Announcement	per Share	10th	20th	30th	40th	50th	60th	70th	80th	90th

One Day	7.3%	1.6%	7.7%	14.4%	17.5%	20.9%	25.5%	29.4%	35.3%	47.5%
One Week	14.9%	3.6%	10.0%	16.1%	19.5%	23.2%	27.0%	32.0%	35.8%	49.5%
One Month	19.0%	7.3%	14.3%	19.6%	23.2%	26.4%	29.7%	33.7%	40.5%	48.9%
90 Days	34.6%	4.7%	16.6%	23.7%	27.1%	31.2%	38.1%	42.9%	48.0%	57.6%
180 Days	26.3%	5.1%	15.2%	21.6%	28.2%	34.0%	39.5%	48.2%	59.3%	81.0%
52-Week High	7.2%	(20.4)%	(6.9)%	(2.9)%	(0.3)%	0.6%	1.2%	1.7%	2.9%	10.8%

William Blair noted that the premiums implied by the terms of the Merger exceeded the 10th percentile for the one day time period, the 20th percentile for each of the one week and one month time periods, the 50th percentile for the 90 day time period, the 30th percentile for the 180 day time period and the 80th percentile for the 52-week high.

Discounted Cash Flow Analysis.  William Blair utilized the forecasts to perform a discounted cash flow analysis to estimate the present value as of June 30, 2007 of our forecasted free cash flows through the fiscal year ending December 31, 2011. William Blair calculated the assumed terminal value of the enterprise at December 31, 2011 by multiplying projected EBITDA in the fiscal year ending December 31, 2011 by multiples ranging from 7.0x to 9.0x as well as by assuming a perpetuity of free cash flow based on growth rates ranging from 3% to 5%. To discount the projected free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 13% to 15%. The discount rates were selected by William Blair based on the weighted average cost of capital for certain publicly traded companies that William Blair deemed relevant. To determine the range of fully diluted implied equity value per share for us, William Blair subtracted projected net debt and added cash proceeds related to in-the-money options and then divided by the total shares outstanding, restricted shares and in-the-money options as of April 18, 2007. The fully diluted equity value implied by the discounted cash flow analysis ranged from $20.39 per share to $28.35 per share, based on a range of terminal values derived by multiples of EBITDA, and from $11.67 per share to $19.17 per share, based on a range of terminal values derived by perpetuity of free cash flow, as compared to the consideration of $22.50 per share to be received pursuant to the Merger Agreement by the holders of our common stock.

Leveraged Acquisition Analysis.  William Blair utilized the forecasts to perform an analysis concerning the price that could be paid by a typical leveraged buyout purchaser to acquire us. In this analysis, William Blair assumed a capital structure and financing rate scenario representative of the prevailing market for leveraged acquisitions for certain selected companies deemed relevant by William Blair. This analysis assumed (1) a holding period commencing June 30, 2007 and ending December 31, 2011; (2) a targeted internal rate of return to equity investors of approximately 20% to 25%; and (3) a range of exit multiples of projected 2011 EBITDA of 7.0x to 9.0x. This analysis indicated that the consideration a leveraged buyout purchaser might be willing to pay per share of our common stock ranged from $19.65 to $26.85, as compared to the consideration of $22.50 per share to be received pursuant to the Merger Agreement by the holders of our common stock.

General.  This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the Merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by the holders of our common stock (other than Buyer, Merger Sub or their respective affiliates). Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to us or the Merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. Furthermore, in the ordinary course of business, William Blair and its affiliates may beneficially own or actively trade our securities for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

The Special Committee hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated April 18, 2007, a fee of $600,000 became payable to William Blair upon delivery of its opinion. In addition, we have agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the Merger Agreement, our shareholders should be aware that some of our directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of our shareholders generally. These interests and arrangements may present actual or potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the Merger Agreement and to recommend that our shareholders vote in favor of the adoption and approval of the Merger Agreement. Two of our directors that also serve as executive officers or receive compensation from us other than for service as a director, Messrs. Myers and Orr, abstained from all board deliberations and decisions relating to the Merger Agreement and neither Mr. Orr nor Mr. Merril (our executive officers) had any discussions with representatives of any Equity Sponsor or its affiliates concerning employment with the surviving corporation following the closing of the Merger, although they may commence such discussions in the future.

Treatment of Stock Options.  As of May 31, 2007, there were 508,268 shares of our common stock issuable pursuant to stock options granted under the 1999 Incentive Plan and prior plans to our current executive officers and directors. Under the terms of the Merger Agreement, each outstanding option held by an executive officer or director that is unexercised as of the effective time of the Merger will accelerate and become fully vested, if not previously vested, and then cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the outstanding options multiplied by the amount (if any) by which $22.50 exceeds the option exercise price, without interest and less any applicable withholding taxes.

The following table identifies, for each person who has been one of our directors and executive officers since January 1, 2007, the aggregate number of shares of our common stock subject to outstanding vested and unvested options as of May 31, 2007, the aggregate number of shares of our common stock subject to outstanding unvested options, the weighted average exercise price of the aggregate options and the approximate consideration to be received pursuant to the Merger Agreement in connection with the cancellation of such options. The information in the table assumes that all options remain outstanding immediately prior to the effective time of the Merger.

	Aggregate Shares		Weighted Average
	Subject to Vested	Number of Shares	Exercise Price of
	and	Underlying Unvested	Vested and Unvested	Approximate
Name	Unvested Options	Options	Options	Consideration(1)

Directors
Keith A. Brown	8,850	0	$13.03	$83,809.50
Vincent C. Byrd	—	—	—	—
Karl S. Hay(2)	8,850	0	$13.03	$83,809.50
Richard P. Johnston	8,850	0	$13.03	$83,809.50
Edward W. Kissel	8,850	0	$13.03	$83,809.50
Stephen E. Myers	10,400	1,000	$10.95	$120,120.00
Richard L. Osborne	8,850	0	$13.03	$83,809.50
Jon H. Outcalt	8,850	0	$13.03	$83,809.50
Robert A. Stefanko	—	—	—	—
Executive Officers
John C. Orr(3)	80,300	62,000	$14.82	$616,704.00
Donald A. Merril	33,000	27,000	$16.11	$210,870.00

(1)	Illustrates the approximate consideration to be received pursuant to the Merger Agreement in connection with the cancellation of outstanding stock options. Calculated for each individual by multiplying the aggregate number of shares subject to options by the difference between $22.50 (the per share amount of merger consideration) and the weighted average exercise price of all such options.

(2)	Mr. Hay retired from the board of directors as of the date of our annual meeting of shareholders held April 27, 2007.

(3)	Mr. Orr is also a director.

Treatment of Restricted Stock Awards.  As of May 31, 2007 there were 33,000 restricted stock awards granted under the 1999 Incentive Plan and held by each person who has served as an executive officer and director since January 1, 2007. Under the terms of the Merger Agreement, each restricted stock award held by an executive officer and director that is outstanding as of the effective time of the Merger will become free of forfeiture restrictions and then cancelled and converted into the right to receive a cash payment equal to the number of shares subject to the outstanding restricted stock awards multiplied by $22.50, without interest and less any applicable withholding taxes.

The following table identifies, for each person who has been one of our directors or executive officers, the aggregate number of shares of our common stock subject to outstanding restricted stock awards as of May 31, 2007 the number of unvested restricted stock awards and the approximate consideration to be received pursuant to the Merger Agreement in connection with the cancellation of such restricted stock awards. The information in the table assumes that all such restricted stock awards remain outstanding immediately prior to the effective time of the Merger.

	Aggregate Shares
	Subject to	Number of Unvested	Approximate
Name	Restricted Stock Units	Restricted Stock Units	Consideration(1)

John C. Orr	20,000	20,000	$450,000
Donald A. Merril	6,000	6,000	$135,000
Keith A. Brown	1,000	1,000	$22,500
Vincent C. Byrd	1,000	1,000	$22,500
Karl S. Hay(2)	—	—	—
Richard P. Johnson	1,000	1,000	$22,500
Edward W. Kissel	1,000	1,000	$22,500
Stephen E. Myers	1,000	1,000	$22,500
Richard L. Osborne	1,000	1,000	$22,500
Jon H. Outcalt	1,000	1,000	$22,500
Robert A. Stefanko	—	—	—
All Executive Directors and Officers	33,000	33,000	$742,500

(1)	Illustrates the approximate consideration to be received pursuant to the Merger Agreement in connection with the acceleration of the forfeiture provisions with respect to the restricted stock awards. Calculated for each individual by multiplying the aggregate number of restricted stock awards by $22.50 (the per share amount of merger consideration).

(2)	Mr. Hay retired from the board of directors as of the date of our annual meeting of shareholders held April 27, 2007.

Employment Agreements.  John C. Orr, our President and Chief Executive Officer, was appointed to his current position on May 1, 2005. On July 22, 2005, our compensation committee approved an amended and restated employment agreement with Mr. Orr. This agreement was effective as of May 1, 2005 and has a three year term. The agreement provides a base salary of $600,000 and certain benefits, with any bonus being fully discretionary. The benefits provided under Mr. Orr’s amended and restated employment agreement include, but are not limited to: (i) participation in our profit sharing plan, (ii) benefits under the executive supplemental retirement plan, (iii) short-term and long-term disability insurance, (iv) group term life insurance, (v) medical and dental insurance, (vi) vacation, (vii) incentive stock options under the Amended and Restated 1999 Incentive Stock Plan, (viii) personal financial planning and tax preparation, (ix) an automobile and related expenses; (x) personal membership dues at Portage Country Club and (xi) tax gross-up payments. In February 2007, the compensation committee increased the annual salary payable to Mr. Orr under his employment agreement to $645,000 commencing in 2007. Mr. Orr also received a cash bonus of $580,000 for fiscal 2006. The agreement also provides that (i) if Mr. Orr is terminated other than for cause, (ii) if he terminates for good reason or (iii) if there is a change in control and Mr. Orr’s employment is terminated for any reason, then he is entitled to three years of compensation and benefits and is provided with IRC Section 280G protection in the form of an excise tax gross-up payment. Additionally, if there is a change in control and Mr. Orr’s employment is terminated for any reason, then his supplemental pension benefits under the Myers Industries, Inc. Executive Supplemental Retirement Plan become fully vested. Mr. Orr is also subject to a three year non-competition restriction.

Donald A. Merril, our Vice President, Chief Financial Officer and Corporate Secretary, was appointed to his current position effective April 25, 2006. On January 24, 2006, our compensation committee approved an employment agreement with Mr. Merril. It provides him with a base salary of $300,000 and certain benefits, with a guaranteed bonus of $150,000 for fiscal 2006 payable in 2007, with any additional and future bonus being fully discretionary. The benefits provided under Mr. Merril’s employment agreement include, but are not limited to: (i) participation in our profit sharing plan, (ii) benefits under the executive supplemental retirement plan, (iii) short-term and long-term disability insurance, (iv) group term life insurance, (v) medical and dental insurance, (vi) vacation, (vii) incentive stock options under the Amended and Restated 1999 Incentive Stock Plan and (viii) an automobile and related expenses. In February 2007, the compensation committee increased the annual salary payable to Mr. Merril under his employment agreement to $315,000. Mr. Merril also received a cash bonus of $150,000 for fiscal 2006. The agreement also provides that if Mr. Merril is terminated other than for cause or if he terminates for good reason, he is entitled to one year of compensation and benefits. If there is a change in control and Mr. Merril is terminated for any reason, Mr. Merril is entitled to 18 months salary and benefits, his supplemental pension benefits under the Myers Industries, Inc. Executive Supplemental Retirement Plan become fully vested and he is provided with IRC Section 280G protection in the form of an excise tax gross-up payment, if applicable. Mr. Merril is subject to a three year non-competition restriction, except that in a change in control situation it is only applicable for 18 months if Mr. Merril is terminated for any reason.

For purposes of Mr. Orr and Mr. Merril’s agreements, a change in control is defined generally as acquisition by any person of 20% of the voting power or outstanding securities, a change in the majority of directors during a one year period, a merger or consolidation of the Company where we are not the surviving entity, our complete liquidation, the sale or disposition of our manufacturing business, or the sale or disposition of more than 50% of our assets.

The following table sets forth an estimate of the change of control and potential cash severance payment our executive officers would be entitled to receive under their existing employment agreements if such executive is terminated by the Buyer Parties or if the executive resigns in connection with the Merger. The amounts listed in the table do not include the cash payments for in-the-money options or restricted stock awards, which is described in the tables above. The table below assumes that the bonus payment to which each executive is entitled equals the executives bonus for the 2006 fiscal year.

Total Potential Change in Control
Name	and/or Severance Payment

John C. Orr	$3,675,000
Donald A. Merril	$1,545,000

Total	$5,220,000

New Management Agreements.  As of the date of this proxy statement, no member of our management has entered into any amendments or modifications to existing employment or retention agreements with us or the Buyer Parties in connection with the Merger.

Special Director Fee.  We have agreed to pay Mr. Stefanko a special director fee of $22,500 in connection with the consummation of the Merger. The amount reflects the consideration Mr. Stefanko would receive in the Merger if he had been granted a restricted stock award of 1,000 shares at our annual meeting of shareholders held on April 27, 2007.

Indemnification of Officers and Directors.  The Merger Agreement provides for director and officer indemnification for a period of six years following the effective time of the Merger. The tail policy will contain substantially the same coverage and amount as the coverage currently provided by our current policy; provided, however, that in no event shall the surviving corporation be required to expend annually in excess of 300% of the annual premium currently paid by us under our current policy.

Employee Benefits.  The Merger Agreement provides that the surviving corporation will (i) provide each employee of the company and its subsidiaries with employee benefit plans that are similar to those provided under our benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the closing of the Merger and (ii) maintain for a period of at least one year after the closing of this Merger severance benefits for our employees terminated during that period that are no less favorable than those that are in effect at the time of the Merger.

Delisting and Deregistration of Our Common Stock

If the Merger is completed, our common stock will be de-listed from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file annual, quarterly and current reports with the SEC on account of our common stock.

Material U.S. Federal Income Tax Consequences of the Merger to our Shareholders

The following is a summary of the material U.S. federal income tax consequences of the Merger to holders of common stock whose shares of common stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders and no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including any entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person other than a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including any entity or arrangement treated as partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding common stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners that hold shares of common stock as capital assets, and may not apply to beneficial owners that hold shares of common stock received in connection with the exercise of employee stock options, pursuant to a restricted stock award, or otherwise as compensation, beneficial owners that hold an equity interest, directly or indirectly, in us or the surviving corporation after the Merger, or certain types of beneficial owners that may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar, or shareholders that hold common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the exercise of appraisal rights or the receipt of cash in connection with the cancellation of shares of restricted stock or options to purchase shares of common stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws.

U.S. Holders

The exchange of shares of common stock for cash in the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the shareholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if a shareholder’s holding period for such shares is more than one year at the time of the consummation of the Merger. Long-term capital gains of U.S. holders who are individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding of tax may apply to cash payments received by a non-corporate U.S. holder in the Merger, unless the holder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other holders), certifies that such number is correct, and otherwise complies with the backup withholding rules. Each U.S. holder should complete and sign the Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s federal income tax liability if the required information is timely furnished to the Internal Revenue Service.

Cash received by U.S. holders in the Merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash in the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	at any time during the five-year period ending on the date of the Merger (i) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and (ii) the non-U.S. holder owned, directly, indirectly, or by attribution, more than 5% of our Common Stock, and certain other conditions are met.

An individual non-U.S. holder described in the first bullet point immediately above will be generally subject to tax on the net gain derived from the Merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it generally will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be generally subject to a flat 30% tax on the gain derived from the Merger, which may be offset by U.S. source capital losses.

We believe that we are not and will not have been during the 5-year period ending on the date of the Merger a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup withholding of tax may apply to cash payments received by a non-corporate non-U.S. holder in the Merger, unless the holder or other payee certifies under penalty of perjury that it is a non-U.S. holder in the manner described in the letter of transmittal or otherwise establishes an exemption in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a non-U.S. holder’s U.S. federal income tax liability, if any, if the required information is timely furnished to the Internal Revenue Service.

Cash received by non-U.S. holders in the Merger will also be subject to information reporting, unless an exemption applies.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholders and the particular tax effects to the shareholders of the Merger in light of such shareholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of restricted shares or options to purchase shares of common stock, and the other transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Dissenters’ Rights

Section 1701.84 of the ORC provides that all of our shareholders entitled to vote on the Merger may exercise dissenters’ rights with respect to the Merger. Shareholders that do not vote in favor of adoption and approval of the Merger Agreement and that comply with all of the requirements of Section 1701.85 of the ORC will be entitled to be paid the “fair cash value” of their shares as defined in Section 1701.85. The following is a summary of the principal steps a shareholder must take to perfect dissenters’ rights under Section 1701.85 of the ORC. This summary does not purport to be complete and is qualified in its entirety by reference to Section 1701.85 of the ORC, a copy of which is attached as Annex F to this proxy statement. Any shareholder considering the exercise of dissenters’ rights is urged to review carefully such provisions and to consult an attorney, since dissenters’ rights will be lost if the procedural requirements under Section 1701.85 of the ORC are not fully and precisely satisfied. To perfect dissenters’ rights, a shareholder must satisfy each of the following conditions:

(1)	Must Be a Holder on the Record Date. Such shareholder must have been a record holder on June 11, 2007, the record date for the special meeting, of the common stock as to which such shareholder seeks to exercise dissenters’ rights.

(2)	No Vote in Favor of the Merger Proposal. The common stock as to which such shareholder seeks to exercise dissenters’ rights must not be voted at the special meeting in favor of the proposal to adopt and approve the Merger Agreement. A vote in favor of adoption and approval of the Merger Agreement at the special meeting will constitute a waiver of dissenters’ rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of adoption and approval of the Merger Agreement and will constitute a waiver of dissenters’ rights.

(3)	Filing Written Demand. Not later than ten days after the taking of the vote on the Merger, a dissenting shareholder must deliver to us a written demand for payment of the fair cash value of such shareholder’s dissenting shares. The demand should be delivered to us at 1293 South Main Street, Akron, Ohio 44301, Attention: Corporate Secretary. The demand is required to state the dissenting shareholder’s address, the number of shares of common stock as to which the dissenting shareholder seeks dissenters’ rights, and the amount claimed by such dissenting shareholder as the fair cash value of those shares. It is recommended, although not required, that the demand be sent by registered or certified mail, return receipt requested. Voting against adoption and approval of the Merger Agreement will not itself constitute a demand. We will not send any further notice to shareholders as to the date on which such ten-day period expires.

A beneficial owner of shares must, in all cases, have the record holder submit the demand in respect of such owner’s dissenting shares. The demand must be signed by the shareholder of record (or by the duly authorized representative of that shareholder) exactly as the shareholder’s name appears on our shareholder records. A demand with respect to dissenting Common Stock owned jointly by more than one person must identify and be signed by all of the shareholders of record. Any person signing a demand on behalf of a partnership or corporation or in any other representative capacity (such as an attorney-in-fact, executor, administrator, trustee or guardian) must indicate the nature of the representative capacity and, if requested, must furnish written proof of this capacity and such person’s authority to sign the demand. If a record shareholder does not satisfy, in a timely manner, all of the conditions outlined in Section 1701.85 of the ORC, the dissenters’ rights for all of the shares held by that shareholder will be lost.

If we send a request to the dissenting shareholder for the certificates representing the dissenting common stock, the dissenting shareholder must deliver the requested certificates to us within fifteen days so that we may endorse the certificates with a legend to the effect that demand for the fair cash value of the dissenting Common Stock has been made. We will promptly return the endorsed certificates to the dissenting shareholder. At our option and in accordance with Section 1701.85 of the ORC, a dissenting shareholder’s failure to deliver the certificates as requested by us will result in the loss of such dissenting shareholder’s rights unless a court, for good cause shown, otherwise directs.

(4)	Petitions to Be Filed in Court. Within three months after the service of the demand by the dissenting shareholder, if we and the dissenting shareholder do not reach an agreement on the fair cash value of such shareholder’s dissenting shares, the dissenting shareholder or we may file a complaint in the Court of Common Pleas of Summit County, Ohio, or join or be joined in an action similarly brought by another dissenting shareholder, for a judicial determination of the fair cash value of such shareholder’s dissenting shares. We do not intend to file any complaint for a judicial determination of the fair cash value of any dissenting shares.

Upon motion of the complainant, the Common Pleas Court will hold a hearing to determine whether the dissenting shareholder is entitled to be paid the fair cash value of such shareholder’s dissenting shares. If the Common Pleas Court finds that the dissenting shareholder is so entitled, it may appoint one or more appraisers to receive evidence by which to recommend a decision on the amount of such value. The Common Pleas Court is required to make a finding as to the fair cash value of the dissenting shares and to render a judgment against us for the payment of the fair cash value, with interest at such rate and from such date as the Common Pleas Court considers equitable. Costs of the proceedings, including reasonable compensation to the appraiser or appraisers to be fixed by the Common Pleas Court, are to be apportioned or assessed as the Common Pleas Court considers equitable. Payment of the fair cash value of the dissenting shares is required to be made within 30 days after the date of final determination of such value or the effective time of the Merger, whichever is later, only upon surrender to us of the certificates representing the dissenting shares for which payment is made.

“Fair cash value” is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value for a shareholder exceed the amount specified in that shareholder’s demand. The fair cash value is to be determined as of the date prior to the day of the special meeting. In computing this value, any appreciation or depreciation in the market value of the dissenting shares resulting from the Merger is excluded. The fair cash value may ultimately be more or less than the per share consideration to be paid pursuant to the Merger Agreement.

The dissenters’ rights of any dissenting shareholder will terminate if, among other things, (1) such dissenting shareholder has not complied with Section 1701.85 of the ORC (unless our board of directors waives compliance, which the board does not expect to do), (2) we abandon the Merger or are finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption and approval of the Merger; (3) such dissenting shareholder withdraws its demand with the consent of our board of directors, or (4) no agreement has been reached between us and the dissenting shareholder with respect to the fair cash value of such shareholder’s dissenting shares and no complaint has been timely filed in the Common Pleas Court. If a dissenting shareholder’s dissenters’ rights are terminated, all rights of the shareholder to receive the per share consideration to be paid pursuant to the Merger Agreement, without interest, otherwise available to our shareholders will be restored.

All rights accruing from our common stock, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes a demand with respect to such shares until the termination or satisfaction of our and the dissenting shareholder’s rights and obligations arising from the demand. During this period of suspension, any dividend or distribution paid on our common stock will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s dissenter’s rights are terminated other than purchase by us of the dissenting shareholder’s shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for the suspension, will be made.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, the Merger cannot be completed until we and Buyer file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. We filed notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice (the “DOJ”) on May 4, 2007 and early termination was granted on May 14, 2007. The Merger is not subject to any regulatory notifications to, or approvals of, the Commissioner of Competition of Canada.

At any time before or after consummation of the Merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of ours. At any time before or after the consummation of the Merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of ours. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the merger. This section is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information,” beginning on page 69.

The Merger

The Merger Agreement provides for the merger of Merger Sub, an Ohio corporation and a newly-formed, wholly owned subsidiary of Buyer, a Delaware corporation, with and into us upon the terms, and subject to the conditions, of the Merger Agreement. The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Ohio (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the Merger as promptly as practicable after our shareholders adopt and approve the Merger Agreement and the expiration of the marketing period described below. See “Marketing Period,” beginning on page 55.

Myers will be the surviving corporation in the Merger. Upon consummation of the Merger, the directors of Merger Sub will be the directors of the surviving corporation until their successors are duly elected and qualified or until the earlier of their resignation or removal. Our officers will remain officers of the surviving corporation until their resignation or removal.

Consideration to be Received in the Merger

At the time of the Merger, each share of common stock issued and outstanding immediately before the Merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $22.50 in cash, without interest and less any required withholding tax, other than:

•	shares held by us (or any subsidiary of us) in treasury immediately prior to the effective time of the Merger, which will be cancelled; and

•	shares held by holders who have properly demanded and perfected their dissenters’ rights.

After the Merger is effective, each holder of a certificate representing any shares of common stock (other than shares for which dissenters’ rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. If any of our shareholders exercise and perfect dissenters’ rights with respect to any of our shares, then we will treat those shares as described under “The Merger — Dissenters’ Rights,” beginning on page 47.

Treatment of Options and Other Awards

Upon the consummation of the Merger each outstanding option to acquire common stock will become fully vested (to the extent not already vested) and will be cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock underlying the option multiplied by the amount (if any) by which $22.50 exceeds the option exercise price, without interest and less any applicable withholding taxes. Additionally, except as otherwise agreed by the holder and Buyer, each outstanding share of restricted stock award will, upon the consummation of the Merger, become free from forfeiture restrictions and be cancelled and converted into the right to receive $22.50 in cash, without interest and less any required withholding tax.

The effect of the Merger upon certain of our employee benefit plans is described below under “Employee Benefits,” beginning on page 60.

Payment for the Shares; Lost Certificates

Before the Merger, Merger Sub will designate a paying agent reasonably satisfactory to us to make payment of the Merger consideration as described above. Immediately after the effective time, the surviving corporation will deposit in trust with the paying agent the funds appropriate to pay the consideration to be paid pursuant to the Merger Agreement to the shareholders.

Upon the consummation of the Merger and the settlement of transfers that occurred prior to the effective time, we will close our stock ledger. After that time, there will be no further transfer of shares of our common stock.

As promptly as practicable after the consummation of the Merger, the surviving corporation will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the consideration to be paid to our shareholders pursuant to the Merger Agreement. The paying agent will pay you your merger consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK

CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within six (6) months following the effective time of the Merger, such cash will be returned to the surviving corporation upon demand. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any governmental authority will be returned to the surviving corporation free and clear of any prior claims or interest thereto.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates accompanied by all documents required to evidence and effect such transfer, and you must establish to the paying agent’s reasonable satisfaction that the transfer taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that effect and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to Buyer and Merger Sub and representations and warranties made by Buyer and Merger Sub to us as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, we, Buyer and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of the Merger Agreement;

•	required regulatory filings and consents and approvals of governmental entities required as a result of the parties’ execution and performance of the Merger Agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	litigation;

•	finder’s fees; and

•	information supplied for inclusion in this proxy statement.

In the Merger Agreement, Buyer and Merger Sub also each made representations and warranties relating to the availability of the funds necessary to perform its obligations under the Merger Agreement and operations of Merger Sub.

We also made representations and warranties relating to, among other things:

•	reports and other documents filed with the SEC, compliance of such reports and documents with applicable requirements of federal securities laws and regulations, and the accuracy and completeness of such reports and documents;

•	absence of undisclosed liabilities;

•	absence of certain changes or events since December 31, 2006;

•	material contracts;

•	tax matters;

•	compliance with the Employee Retirement Income Security Act of 1974, as amended, and other employee benefit matters;

•	real property;

•	compliance with applicable laws;

•	receipt of fairness opinions from both KeyBanc Capital Markets, Inc. and William Blair & Company;

•	transactions with affiliates; and

•	the inapplicability of state takeover statutes.

Many of our representations and warranties are qualified by a company material adverse effect standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” is defined to mean:

•	any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is materially adverse to our business, assets, liabilities, condition (financial or otherwise) or results of operations taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from (A) changes in general economic conditions except to the extent such changes or developments have a disproportionate impact on us and our subsidiaries, taken as a whole, relative to other participants in the industries in which we conduct our business and the geographic locations in which we and our subsidiaries operate, (B) the announcement of the Merger Agreement and the transactions contemplated thereby, (C) any act of war or terrorism, (D) changes, after the date hereof, in generally accepted accounting principles in the United States (“GAAP”) or laws, in each case applicable to us, except to the extent such changes have a disproportionate impact on us and our subsidiaries, taken as a whole, relative to other participants in the industries in which we conduct our businesses and the geographic locations in which we and our subsidiaries operate; (E) any decline in trading price of our common stock; or (F) any shareholder litigation challenging the Merger Agreement or the consummation of the Merger, or any effect resulting therefrom; or (ii) would reasonably be expected to prevent us from performing our obligations under the Merger Agreement or consummating the transactions contemplated thereby.

Conduct of Business Pending the Merger

We have agreed in the Merger Agreement that, until the consummation of the Merger, except as set forth in our disclosure letter to Buyer or as otherwise contemplated by or provided in the Merger Agreement, and will cause each of our subsidiaries to:

•	conduct our business in the ordinary course consistent, in all material respects, with past practice;

•	preserve substantially intact our business organization;

•	keep available the services of our present officers and key employees; and

•	maintain our relationships with providers, suppliers and others with which we have significant business relationships.

We have also agreed that, until the consummation of the Merger, except as consented to in writing by Buyer (which consent will not be unreasonably withheld), we will not, and will cause each of our Subsidiaries not to, among other things:

•	propose or adopt any changes to our organizational documents;

•	make, declare, set aside, or pay any dividend or distribution on any shares of our capital stock, other than dividends paid by a wholly owned subsidiary to its parent corporation in the ordinary course of business; provided, that we may declare and pay regular quarterly dividends not to exceed $0.0525 per common share, in each case consistent with past practice as to timing;

•	(i) adjust, split, combine or reclassify or otherwise amend the terms of our capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any of our capital stock or any securities or other rights convertible or exchangeable into or exercisable for any of our capital stock or such securities or other rights, or offer to do the same, (iii) issue, grant, deliver or sell any of our capital stock or any securities or other rights convertible or exchangeable into or exercisable for any of our capital stock or such securities or rights (other than pursuant to the exercise of stock options), (iv) enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of our capital stock or such securities or other rights, except in each case as permitted under the Merger Agreement, or (v) register for sale, resale or other transfer any shares under the Securities Act of 1933, as amended on behalf of us or any other person;

•	(i) increase the compensation or benefits payable or to become payable to, or make any payment not otherwise due to, any of our past or present directors, officers, employees, or other service providers, except, in the case of officers and employees, for annual cash compensation increases and benefit adjustments in the ordinary course of business consistent with past practice and existing contractual commitments, (ii) grant any severance or termination pay to any of our past or present directors, officers, employees, or other service providers, other than pursuant to existing contracts, (iii) enter into any new employment or severance agreement with any of our past or present directors, officers, employees, or other service providers, (iv) establish, adopt, enter into, amend or take any action to accelerate rights under any company benefit plans, (v) contribute any funds to a “rabbi trust” or similar grantor trust, (vi) change any actuarial assumptions currently being utilized with respect to company benefit plans or (vii) grant any equity or equity-based awards to directors, officers, or employees, except in each case to the extent required by applicable laws or by existing company benefit plans;

•	merge or consolidate us or any of our subsidiaries with any other person;

•	sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination, other than sales of assets in the ordinary course of business consistent with past practice;

•	mortgage or pledge any of our material assets (tangible or intangible), or create, assume or suffer to exist any liens thereupon, other than permitted liens;

•	make any material acquisitions, by purchase or other acquisition of shares or other equity interests, or by merger, consolidation or other business combination that exceed, in the aggregate, $2 million or make any property transfer(s) or material purchase(s) of any property or assets, to or from any person (other than a wholly owned subsidiary of us) that exceed, in the aggregate, $2 million;

•	enter into, renew, extend, amend or terminate any contract that was disclosed to Buyer or would be required to have been disclosed to Buyer if it had existed as of such date;

•	incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities, in either case other than any of the foregoing that is both in the ordinary course of business and would not cause any conditions set forth in Buyer’s debt financing letter not to be satisfied;

•	make any loans, advances or capital contributions to, acquisitions of or investments in, any other person in excess of $500,000 in the aggregate for all such loans, advances, contributions, acquisitions and investments, other than loans, advances or capital contributions to or among wholly owned subsidiaries or as required by customer contracts entered in the ordinary course of business consistent with past practice;

•	authorize or make any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $1 million above the capital expenditures provided for in the our budget for the remaining portion of fiscal year 2007;

•	change its financial accounting policies or procedures in effect as of December 31, 2006, other than as required by law or GAAP, or write up, write down or write off the book value of any assets of us and our subsidiaries, other than (i) in the ordinary course of business consistent with past practice, or (ii) as may be required by law or GAAP;

•	waive, release, assign, settle or compromise any legal actions, other than waiver, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $250,000 individually or $1 million in the aggregate, in any case without the imposition of equitable relief or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, us or any of our subsidiaries;

•	adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of us or any of our subsidiaries (other than immaterial subsidiaries);

•	other than in the ordinary course of business consistent with past practice or to the extent required by law, settle or compromise any tax audit, liability, claim or assessment for any amount in excess of $1 million, change any material tax election or file any material amendment to a material tax return, change any annual tax accounting period, change any material tax accounting method, enter into any material closing agreement, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to us or our subsidiaries, other than, in each case, those settlements or agreements for which any liabilities thereunder have been specifically accrued and reserved for in the balance sheet most recently filed by us with the SEC prior to the date of the Merger Agreement;

•	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transactions with our affiliates; or

•	agree or commit to do any of the foregoing.

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the Merger Agreement, we, Buyer and Merger Sub have each agreed to use reasonable efforts to take, or cause to be taken, all actions necessary or advisable to consummate any transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, permits or orders from all governmental authorities or other persons, including preparing and filing any required submissions under the HSR Act. Buyer has agreed to take all reasonable steps to avoid or eliminate impediments under any antitrust, competition or trade regulation law asserted by any governmental authority with respect to the Merger to enable the Merger to be consummated prior to December 15, 2007, including by divesting, or limiting its freedom of action with respect to, assets or businesses of Buyer or the surviving corporation in the Merger in order to avoid any injunction or other order preventing or delaying the Merger beyond December 15, 2007. At Buyer’s request, we will divest, or limit our freedom of action with respect to, any of our businesses, services or assets, conditioned on consummation of the Merger.

Marketing Period

The Merger will become effective at the time we and the Buyer Parties file the Certificate of Merger with the Secretary of State of the State of Ohio (or at a later time, if agreed upon by the parties and specified in the Certificate of Merger). Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger on the third business day after the satisfaction or waiver of the conditions described under “Conditions to the Merger,” beginning on page 55, except that Buyer has the right to extend the closing date in order to allow it to seek improved financing terms during the marketing period.

The Agreement does not contain a financing condition for Buyer. However, in order to allow Buyer the opportunity to offer to sell high yield notes to finance a portion of the transaction, Buyer is entitled to delay the closing of the Merger until it has had 30 consecutive days after the later of regulatory approval and shareholder approval of the transaction and during which (i) Buyer has the financial information required under the Merger Agreement to obtain debt financing and (ii) all conditions to Buyer’s obligation to consummate the Merger are satisfied. If Buyer is unable to complete the high yield notes offering on terms acceptable to it, then Buyer must consummate the transaction at the end of the marketing period by drawing on a bridge facility that is part of its financing commitment. The end date of the marketing period is October 5, 2007. However, the October 5, 2007 deadline may be extended in certain circumstances if, prior to October 5, 2007, Buyer has not had 30 consecutive days after the later of regulatory approval and shareholder approval of the transaction had been obtained and during which (i) Buyer had the financial information required under the Merger Agreement to obtain its debt financing and (ii) all conditions to Buyer’s obligation to consummate the Merger were satisfied. In such event, the October 5, 2007 deadline will be extended until such 30 day period has occurred, but in no event later than December 15, 2007.

We can terminate the Merger Agreement if all of the mutual closing conditions and the conditions to the obligations of Buyer and Merger Sub to consummate the Merger are satisfied and Buyer fails to consummate the Merger on the final day of the marketing period.

Buyer has agreed to use its reasonable best efforts to arrange the debt financing to fund the proposed merger and related transactions contemplated by the debt financing commitments executed in connection with the Merger Agreement and to cause its financing sources to fund the financing required to consummate the proposed merger. See the section of the Merger Agreement entitled, “Financing” for a description of the financing arranged by Buyer to fund the proposed merger and related transactions.

We have agreed to cooperate in connection with the arrangement of the financing, including:

•	participating in a reasonable number of meetings and road shows;

•	assisting in preparation of offering materials and furnishing financial information reasonably requested; and

•	executing financing and security documents at the time of closing of the Merger.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been adopted and approved by the affirmative vote of the holders of a majority of all outstanding shares of our common stock;

•	any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other statute, law or rule shall be in effect preventing the merger.

Conditions to Buyer’s and Merger Sub’s Obligations.  The obligation of Buyer and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	all representations and warranties made by us in the Merger Agreement must be true and correct in all respects as of the closing of the Merger as if made at and as of such time (without giving effect to any qualification as to materiality or “company material adverse effect” set forth in such representations and warranties), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on us; provided that any representations made by us as of a specific date need only be so true and correct (subject to such qualifications) as of the date made;

•	we must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, we are required to perform under the Merger Agreement at or prior to the closing date;

•	we must deliver to Buyer and Merger Sub at closing a certificate with respect to our satisfaction of the foregoing conditions relating to our representations and warranties, performance of our covenants and the absence of any Company Material Adverse Effect; and

•	we must deliver to Buyer at closing an affidavit of the company issued pursuant to and in compliance with Treasury Regulation Section 1-897-2(h) certifying that an interest in the company is not a U.S. real property interest within the meaning of IRC Section 897 and proof that we have provided such notice to the IRS in accordance with the provisions of Treasury Regulation Section 1-897-2(h)(2).

Conditions to our Obligations.  Our obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties made by Buyer and Merger Sub in the Merger Agreement must be true and correct in all respects as of the date of the Merger Agreement and as of the closing of the Merger as if made as of the closing, except where the failure of such representations and warranties to be so true would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Buyer or Merger Sub to consummate the transactions contemplated by the Merger Agreement; provided that any representations made by Buyer and Merger Sub as of a specific date need only be so true and correct as of the date made;

•	Buyer and Merger Sub must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by them under the Merger Agreement at or prior to the closing date; and

•	Buyer and Merger Sub’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to its representations and warranties and performance of its covenants.

If a failure to satisfy one of these conditions to the Merger is not considered by our board of directors to be material to our shareholders, the board of directors could waive compliance with that condition. Our board of directors is not aware of any condition to the Merger that cannot be satisfied. Under Ohio law, after the Merger Agreement has been adopted and approved by our shareholders, the merger consideration to be paid pursuant to the Merger Agreement cannot be changed and the Merger Agreement cannot be altered in a manner adverse to our shareholders without re-submitting the revisions to our shareholders for their approval.

Restrictions on Solicitations of Other Offers

For a period of 45 days after the execution of the Merger Agreement (the “go-shop period”), we are permitted to contact third parties and engage in discussions or negotiations with third parties in order to solicit proposals for alternative transactions. During this period, we may provide confidential information to an interested third party only if (i) such party has entered into a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to us than those contained in the confidentiality agreement entered into with the Equity Sponsors and (ii) we will promptly provide to Buyer any non-public information concerning us or our subsidiaries provided to such other party which was not previously provided to Buyer.

Following the expiration of the 45 day go-shop period, we are permitted to continue discussions and negotiations with and provide non-public information to only the following two types of parties: (1) any third parties identified during the go-shop period that have submitted a proposal qualifying as a Takeover Proposal and which the Special Committee determines in good faith, (i) upon the advice of our financial advisors and outside legal counsel, that such Takeover Proposal is or is reasonably likely to result in a Superior Proposal and (ii) upon the advice of our outside legal counsel, that taking such action is necessary to comply with our board’s fiduciary obligations; or (2) any third parties submitting an unsolicited proposal if, prior to taking such action, (i) we enter into a confidentiality and standstill agreement that contains provisions no less favorable in the aggregate to us than those contained in the confidentiality agreement entered into with the Equity Sponsors, and (ii) the Special Committee determines in good faith, (A) upon the advice of our financial advisors and outside legal counsel, that such Takeover Proposal is or is reasonably likely to result in a Superior Proposal and (B) upon the advice of our outside legal counsel, that taking such action is necessary to comply with our board’s fiduciary obligations.

A “Takeover Proposal” means a proposal for the acquisition or purchase of a business or division (or more than one) that constitutes (i) 15% or more of the net revenues, net income or assets of us and our subsidiaries, taken as a whole, (ii) 15% or more of the equity interest in us and our subsidiaries, taken as a whole, (by vote or value), (iii) any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of the equity interest (by vote or value) in us and our subsidiaries, taken as a whole, or (iv) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us (or subsidiaries whose business constitutes 15% or more of our and our subsidiaries’ net revenues, net income or assets, taken as a whole).

A “Superior Proposal” means a Takeover Proposal which our board of directors in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to our shareholders than the Merger, after (i) receiving the advice of its financial advisor, (ii) taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) taking into account all appropriate legal, financial, regulatory or other aspects of such proposal and any other relevant factors permitted by applicable law. For purposes of the definition of “Superior Proposal” all references in the definition of “Takeover Proposal” above to “15% or more” shall be deemed to be references to “50% or more.”

We are required to promptly notify Buyer in the event we receive a Takeover Proposal and promptly notify Buyer if we determine to begin providing information or to engage in negotiations concerning an unsolicited Takeover Proposal. We will concurrently disclose to Buyer any non-public information disclosed that was not previously disclosed to Buyer.

Other than as provided above, from the end of the 45 day go-shop period until the effective time of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, we may not:

•	initiate, solicit or encourage (including by way of providing information) or facilitate any inquiries, proposals or offers with respect to a Takeover Proposal;

•	participate or engage in discussions or negotiations with, or furnish or disclose non-public information relating to us or our subsidiaries to assist any person in connection with a Takeover Proposal; or

•	propose or agree to do any of the foregoing.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The Merger Agreement provides that our board of directors will not (i) withdraw or modify in a manner adverse to Buyer and Merger Sub its recommendation of the Merger (or publicly propose to do so), or (ii) take any other action or make any other public statement in connection with the special meeting that is inconsistent with its recommendation of the Merger (any action described in (i) and (ii) is referred to as an “adverse change in recommendation” in this proxy statement).

Notwithstanding the foregoing, if at any time prior to the approval of the Merger Agreement by our shareholders, we receive a Takeover Proposal which our board of directors concludes in good faith constitutes a Superior Proposal, our board of directors may effect an adverse change in recommendation or terminate the Merger Agreement and enter into a definitive agreement with respect to a Superior Proposal, if it concludes in good faith (after consultation with its legal advisors) that failure to do so could violate its fiduciary duties under applicable law.

Our board of directors may only terminate the Merger Agreement in connection with a Superior Proposal if:

•	concurrent with such termination, we pay the applicable termination fee to Buyer; and

•	we give written notice to Buyer of the board of directors’ intention to effect an adverse change in recommendation or terminate the Merger Agreement, which notice must include a written summary of the material terms and conditions of the Superior Proposal (including the identity of the party making the Superior Proposal) and provide a copy of the proposed transaction agreements and, within five business days following receipt of such notice and information, Buyer does not make an offer that results in the Takeover Proposal no longer being a Superior Proposal.

Shareholders’ Meeting

Under the Merger Agreement, we have agreed to convene and hold a shareholders’ meeting as promptly as reasonably practicable following clearance of the proxy statement by the SEC for purposes of considering and voting upon the adoption and approval of the Merger Agreement by our shareholders.

Takeover Statutes

We have agreed to take all actions necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to the Merger. If any such statute or regulation becomes applicable to the Merger, we have agreed to take all actions necessary to ensure that the Merger may be completed as promptly as practicable on terms contemplated by the Merger Agreement and otherwise minimize the effect of such statute or regulation on the Merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after shareholder approval has been obtained:

•	by mutual written consent of us, on the one hand, and Buyer, on the other hand;

•	by either us, on the one hand, or Buyer or Merger Sub, on the other hand, if:

•	the Merger is not consummated on or before December 15, 2007 (such termination right is not available to a party whose breach of the Merger Agreement has resulted in or was a principle cause of the failure of the Merger to be completed by the end date);

•	any court of competent jurisdiction or governmental, regulatory or administrative agency or commission has issued a non-appealable final order, decree or ruling that effectively permanently restrains, enjoins or otherwise prohibits the Merger or any law is enacted that prohibits consummation of the Merger; or

•	our shareholders, at the special meeting or at any adjournment or postponement thereof, fail to adopt and approve the Merger Agreement.

•	by Buyer if:

•	we have breached any of our representations, warranties, covenants or agreements under the Merger Agreement which would give rise to the failure to satisfy the related closing conditions and such breach has not been cured within 20 business days after receipt of notice;

•	our board of directors amends, modifies or withdraws its recommendation in favor of the Merger in a manner adverse to Buyer, or publicly announces an intention to do so; or

•	our board of directors adopts a formal resolution approving, endorsing or recommending to our shareholders an alternative transaction, or publicly announces an intention to do so.

•	by us if:

•	Buyer or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement which would give rise to the failure to satisfy the related closing conditions and such breach has not been cured within 20 business days after receipt of notice; or

•	prior to obtaining shareholder approval of the Merger, we terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement, and prior to or concurrently with such termination, we pay the termination fee to Buyer.

Termination Fee and Expense Reimbursement

We have agreed to reimburse Buyer’s actual out-of-pocket fees and expenses, up to a limit of $10 million, which amount will be offset against any termination fee, if a proposal meeting the requirements of a Takeover Proposal was made known or proposed to us or otherwise publicly announced prior to termination of the Merger Agreement and:

•	Buyer or we terminate because our shareholders, at the special meeting or at any adjournment thereof, fail to adopt and approve the Merger Agreement;

•	Buyer terminates because (i) our board of directors withdraws, amends or modifies its recommendation in any manner adverse to Buyer or (ii) our board of directors approves or recommends to our shareholders an acquisition proposal other than the Merger, or resolves or announces its intention to do any of the foregoing; or

•	Buyer terminates because we breached our representations, warranties, covenants or agreements under the Merger Agreement which would give rise to the failure to satisfy the related closing conditions and such breach is not cured within 20 business days after receipt of notice.

We must pay a termination fee of $25 million if the Merger Agreement is terminated under the conditions described in further detail below:

•	Buyer terminates because (i) our board of directors withdraws, amends or modifies its recommendation in any manner adverse to Buyer or (ii) our board of directors approves or recommends to our shareholders an acquisition proposal other than the Merger, or resolves or announces its intention to do any of the foregoing, and in either case a Takeover Proposal (or the intention of a person to make one) was not made known or proposed to us or otherwise publicly announced prior to such termination, in which event payment will be made within two business days after such termination;

•	Buyer or we terminate because our shareholders, at the special meeting or at any adjournment thereof, fail to adopt and approve the Merger Agreement; a Takeover Proposal (or the intention of a person to make one) was made known or proposed to us or otherwise publicly announced prior to termination; and, within twelve months from the date of termination, we enter into a contract for the consummation of an alternative transaction (and such alternative transaction is ultimately consummated) or an alternative transaction is consummated, in which event payment will be made on the date we consummate such alternative transaction;

•	Buyer terminates because (i) our board of directors effects an adverse change in recommendation in accordance with the terms of the Merger Agreement or (ii) our board of directors approves or recommends to our shareholders an acquisition proposal other than the Merger, or resolves or announces its intention to do any of the foregoing; a Takeover Proposal (or the intention of a person to make one) was made known or proposed to us or otherwise publicly announced prior to termination; and, within twelve months from the date of termination, we enter into a contract for the consummation of an alternative transaction (and such alternative transaction is ultimately consummated) or an alternative transaction is consummated, in which event payment will be made on the date we consummate such alternative transaction;

•	Buyer terminates because we breached our representations, warranties, covenants or agreements under the Merger Agreement which would give rise to the failure to satisfy the related closing conditions and such breach is not cured within 20 business days after receipt of notice; a Takeover Proposal (or the intention of a person to make one) was made known or proposed to us or otherwise publicly announced prior to termination; and, within twelve months from the date of termination, we enter into a contract for the consummation of an alternative transaction (and such alternative transaction is ultimately consummated) or an alternative transaction is consummated, in which event payment will be made on the date we consummate such alternative transaction; or

•	We terminate because we have entered into a definitive agreement with respect to a Superior Proposal, in which event payment will be made prior to or concurrently with the time of termination.

The Merger Agreement provides that Buyer will pay us a termination fee of $25 million ($35 million if the marketing period has been extended by Buyer) if we terminate because Buyer or Merger Sub breach their obligations to effect the closing pursuant to the Merger Agreement and such breach is not cured within 20 business days after receipt of notice, in which event payment will be made within two business days following such termination.

Specific Performance; Remedies

Buyer and Merger Sub are entitled to specific performance of the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled, including damages for any willful or intentional breach of the Merger Agreement by us. Otherwise, the termination fee is the sole remedy to Buyer and Merger Sub upon termination of the Merger Agreement pursuant to its terms.

Employee Benefits

The surviving corporation and its subsidiaries will (i) provide each employee of the company and its subsidiaries with employee benefits plans that are similar to those provided under our benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the closing of the Merger and (ii) maintain for a period of at least one year after the closing of this Merger severance benefits for our employees terminated during that period that are no less favorable than those that are in effect at the time of the Merger.

At the effective time of the Merger, all salary amounts withheld on behalf of the participants in the [Stock Purchase Plan and Employee Stock Purchase Plan] through the closing date of the Merger will be deemed to have been used to purchase shares of Common Stock under the terms of these plans using the closing date of the Merger as the last date of the applicable salary reduction period under these plans. Each such share will be deemed to be cancelled and converted into the right to receive $22.50 per share, such that each participant will receive (i) a refund by us of all reductions made during the applicable salary reduction periods, if any, and (ii) cash equal to the excess (if any) of (A) the number of shares deemed purchased multiplied by $22.50 over (B) the aggregate purchase price deemed to have been paid in the purchase.

Indemnification and Insurance

From and after the effective time of the Merger, Buyer and the surviving corporation shall to the greatest extent permitted by law jointly and severally indemnify and hold harmless (and comply with all of our and our subsidiaries’ existing obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the effective time, including, without limitation, the approval of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement or arising out of or pertaining to the transactions contemplated by the Merger Agreement; and (ii) such persons against any and all damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of us or any of our subsidiaries.

As of the effective time of the Merger, we shall have purchased, and, following the effective time, the surviving corporation shall maintain, a tail policy to the current directors and officers insurance policy, which tail policy shall be effective for a period from the effective time through and including the date six years after the closing date with respect to claims arising from facts or events that existed or occurred prior to or at the effective time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous, in the aggregate, than the coverage currently provided by the current policy; provided, however, that in no event shall the surviving corporation be required to expend annually in excess of 300% of the annual premium currently paid by us under the current policy; provided, however, that if the premium of such insurance coverage exceeds the insurance amount, we shall be obligated to obtain, and the surviving corporation shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the insurance amount.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement at any time prior to the consummation of the Merger. After our shareholders have adopted and approved the Merger Agreement, however, there shall be no amendment to the Merger Agreement that by law requires further approval by our shareholders without such approval having been obtained. All amendments to the Merger Agreement must be in writing signed by us, Buyer and Merger Sub.

At any time before the consummation of the Merger, each of the parties to the Merger Agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained for such party’s benefit in the Merger Agreement.

FINANCING FOR THE MERGER

We and the Buyer Parties estimate that the total amount of funds necessary to consummate the Merger and related transactions, the repayment or refinancing of certain existing indebtedness and the payment of customary transaction fees and expenses will be approximately $1.07 billion, which is expected to be funded by new credit facilities, private and/or public offerings of debt securities and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided.

The following arrangements are in place for the financing of the Merger, including the payment of a portion of the merger consideration and related expenses pursuant to and in accordance with the Merger Agreement:

Equity Financing

Buyer has received equity commitment letters from the Equity Sponsors, pursuant to which, subject to the conditions contained therein, the Equity Sponsors have collectively agreed to make or cause to be made cash capital contributions to Buyer of up to $285 million.

The equity commitment letter provides that the equity funds will be contributed at the closing of the Merger to fund a portion of the total merger consideration, pursuant to and in accordance with the Merger Agreement. The equity commitment is generally subject to the execution and delivery of the Merger Agreement by us and all related agreements by the other parties to the Merger Agreement, the satisfaction of the conditions to Buyer’s obligations to consummate the transactions contemplated by the Merger Agreement and the substantially concurrent consummation of the Merger. The equity commitment letter will terminate upon the closing of the Merger, upon the termination of the Merger Agreement, or if we or our affiliates assert a claim against the Equity Sponsors under the limited guarantee or in connection with the Merger Agreement or any of the transactions contemplated by the Merger Agreement. See “Limited Guarantee,” beginning on page 64.

Debt Financing

Buyer has received a debt commitment letter from Goldman Sachs Credit Partners, L.P. (the “Lender”) to provide the following, subject to satisfaction of the conditions contained therein:

•	up to $685 million of senior secured credit facilities, for the purpose of financing the Merger, repaying or refinancing certain existing indebtedness, paying fees and expenses incurred in connection with the Merger and for other general corporate purposes of the surviving corporation and its subsidiaries; and

•	up to $265 million under a senior subordinated bridge facility, for the purpose of financing the Merger, repaying or refinancing certain existing indebtedness, and paying fees and expenses incurred in connection with the Merger.

The debt commitments expire on January 23, 2008. The documentation governing the senior secured credit facilities and senior subordinated bridge facility has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement.

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facilities and the bridge facility is subject to, among other things, that prior to the successful syndication of the facilities, there being no other issues of debt securities or other credit facilities of Buyer, the surviving corporation, us or each of our subsidiaries being announced, offered, placed or arranged (other than the senior subordinated notes described below), consummation of the Merger in accordance with the Merger Agreement (and no provision thereof being waived or amended in a manner materially adverse to the Lender without the consent of the Lender), the payment of fees and expenses and the negotiation, execution and delivery of definitive documentation.

Senior Secured Credit Facilities

General.  The borrower under the senior secured credit facilities will be us as the surviving corporation.

The senior secured credit facilities will be comprised of a $535 million senior secured term loan facility with a term of seven years, a $150 million senior secured revolving credit facility with a term of six years. The revolving facility will include sublimits for the issuance of letters of credit and swingline loans. No alternative financing arrangements or alternative financing plans have been made in the event that the senior secured credit facilities are not available as anticipated.

Lender will act as lead arranger and bookrunner for the senior secured credit facilities. Lender will also act as the sole administrative agent, collateral agent and syndication agent. A financial institution to be agreed between us and Lender will be the documentation agent for the senior secured credit facilities.

Interest Rate and Fees.  Loans under the senior secured credit facilities are expected to bear interest, at the borrower’s option, at (1) a rate equal to Adjusted LIBOR (London interbank offer rate) plus 2.25%, or (2) a rate equal to ABR (the Alternate Base Rate, which is the higher of Lender’s Prime Rate and the Federal Funds Effective Rate, plus 1/2 of 1.0%) plus 1.25%. Applicable margins will be subject to reduction pursuant to a leverage-based pricing grid.

Upon the initial funding of the senior secured credit facilities, we will also pay an underwriting and arrangement fee to the Lender. In addition, we will pay ongoing customary commitment fees (subject to changes based on leverage) and letter of credit fees under the revolving credit facilities.

Prepayments and Amortization.  We will be permitted to make voluntary prepayments of the senior secured credit facilities at any time, without premium or penalty. We also will be required to make mandatory prepayments with (1) 50% of the surviving corporation’s excess cash flow, (2) net cash proceeds of all non-ordinary course asset sales (subject to reinvestment rights), and (3) net cash proceeds of issuances of debt (other than refinancing debt). The loans under the term facility will amortize in quarterly installments in aggregate annual amounts (with the installments within each such year being equal in amount) for each year following the closing date equal to 1% of the original principal amount thereof, with the balance payable on the final maturity date of such term loans.

Guarantors.  All obligations under the senior secured credit facilities will be guaranteed by Buyer and by each existing and subsequently acquired or organized wholly owned domestic subsidiary of Buyer (excluding unrestricted subsidiaries and certain immaterial and dormant subsidiaries to be agreed).

Other Terms.  The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness and certain other indebtedness, liens, transactions with affiliates, and dividends and other distributions. The senior secured facilities will also include customary events of default, including a change of control to be defined.

Senior Subordinated Notes

We expect to issue up to $265 million in aggregate principal amount of senior subordinated notes. We expect to offer the notes to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933 or to other purchasers pursuant to other applicable exemptions under the Securities Act of 1933.

Bridge Facilities

If the offering of senior subordinated notes is not completed on or prior to the closing of the Merger, the Lender has committed to provide up to $265 million in loans under a senior subordinated bridge facility to us. After consummation of the Merger, we as the surviving corporation will be the borrower under the bridge facility. The obligations of the borrower and the guarantors under the bridge facility will be guaranteed by each of our subsidiaries that is a guarantor of the senior secured credit facilities, provided that the obligations of the borrower and the guarantors under the senior subordinated bridge facility will be guaranteed on a senior subordinated basis.

If the senior subordinated bridge loans are not paid in full on or before the first anniversary of the Merger, they will be automatically converted into senior subordinated term loans and the maturity will be automatically extended to the tenth anniversary of the closing of the Merger and any senior subordinated exchange notes will also mature on the tenth anniversary of the closing of the Merger. The senior subordinated term loans may be exchanged in whole or in apart for senior subordinated exchange notes having an equal principal amount.

Lender will act as lead arranger and bookrunner for the bridge facility, and a financial institution to be agreed upon between us and Lender will be act as the sole administrative agent for the bridge facility.

LIMITED GUARANTEE

The summary of the material terms of the limited guarantee of all the Equity Sponsors below and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the limited guarantee attached hereto as Annex D and incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about the limited guarantee that is important to you. We encourage you to read carefully the limited guarantee in its entirety, as the rights and obligations of the parties are governed by the express terms of the limited guarantee and not by this summary or any other information contained in this proxy statement.

Each of the Equity Sponsors has agreed to unconditionally and irrevocably guarantee the prompt and complete payment, if and when due under the Merger Agreement, of the obligation of Buyer to pay to us a reverse termination fee of $25 million or $35 million, as applicable, if the Merger Agreement is terminated under certain circumstances. The aggregate cap on liabilities under the limited guarantee is $25 million or $35 million, as applicable, plus any costs incurred by us to collect payment. The obligations of each Equity Sponsor under the limited guarantee are several and joint. The limited guarantee will remain in full force and effect until the earlier of the effective time of the Merger, the termination of the Merger Agreement under circumstances that do not give rise to any payment obligation of the Buyer Parties, or the payment in full of all obligations of the Buyer Parties; provided, that if we commence an action with respect to the limited guarantee in a court of competent jurisdiction, the limited guarantee shall remain in full force and effect until the final resolution of such action.

VOTING AGREEMENT

The following summary of the material provisions of the voting agreement is qualified in its entirety by reference to the complete text of the voting agreement attached hereto as Annex E and incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. We encourage you to read carefully the limited guarantee in its entirety, as the rights and obligations of the parties are governed by the express terms of the voting agreement and not by this summary or any other information contained in this proxy statement.

In connection with the execution of the Merger Agreement, the Myers Parties entered into a voting agreement with Buyer. Pursuant to the terms of the voting agreement the Myers Parties agreed to vote their shares in favor of adoption and approval of the Merger Agreement. As of May 31, 2007, the Myers Parties own approximately 18.66% of our common stock.

The Myers Parties also agreed, that during the term of the voting agreement, they would not sell, transfer, pledge, encumber, assign or otherwise dispose any of their shares except in limited circumstances.

The voting agreement will terminate on the earlier to occur of (a) the effective time of the Merger or (b) the termination of the Merger Agreement in accordance with its terms. In addition, the Myers Parties have the right to terminate the voting agreement if the Merger Agreement is amended or otherwise modified to reduce the value or change the form of the merger consideration from all cash to something else.

MARKET PRICE AND DIVIDEND FOR COMMON STOCK

Our Common Stock is traded on the New York Stock Exchange (ticker symbol MYE). The following table sets forth the high and low stock prices and dividends for the periods indicated.

	Sale Price
			Dividends
2007 Quarter Ended	High	Low	Paid

March 31	$18.91	$15.13	$.0525
June 30 (through [•])

	Sale Price
			Dividends
2006 Quarter Ended	High	Low	Paid

March 31	$17.70	$14.00	$.0525
June 30	$18.39	$14.03	$.0525
September 30	$17.66	$15.13	$.0525
December 31	$18.77	$15.32	$.0525

	Sale Price
			Dividends
2005 Quarter Ended	High	Low	Paid

March 31	$14.84	$11.98	$.0525
June 30	$14.51	$9.23	$.0525
September 30	$13.70	$11.38	$.0525
December 31	$14.84	$10.60	$.0525

	Sale Price
			Dividends
2004 Quarter Ended	High	Low	Paid

March 31	$11.82	$10.06	$.0525
June 30	$12.91	$10.36	$.0525
September 30	$13.54	$10.80	$.0525
December 31	$12.97	$10.02	$.0525

On April 23, 2007, the last full trading day prior to the public announcement of the Merger Agreement, the closing sale price of our common stock as reported on the NYSE was $21.51. On          , 2007, the last full trading day prior to the date of this proxy statement, the closing price of the common stock as reported on the NYSE was $     . You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares.

As of June 11, 2007, there were           shares of our common stock outstanding held by approximately           holders of record.

The Merger Agreement provides that prior to the effective time of the Merger, we can declare, set aside or pay any dividend on our common stock in accordance with our historical practice.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of May 31, 2007 (unless otherwise indicated) by:

•	each person, who, to our knowledge, beneficially owns more than 5% of our common stock;

•	each of our directors;

•	the chief executive officer, the chief financial officer and two former executive officers who would have been among the three executive officers during 2006 (the “Named Executive Officers”); and

•	all individuals who served as directors or Named Executive Officers, as a group.

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. We have no preferred stock issued or outstanding.

	Shares	Percent of
	Beneficially	Shares
	Owned	Outstanding(1)

Greater Than 5% Owners(2,3)
Mary S. Myers(4)	3,829,443	10.89%
Stephen E. Myers(5)	2,981,173	8.48%
Dimensional Fund Advisors, Inc.	1,958,940	5.57%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
GAMCO Investors	2,747,675	7.82%
One Corporate Center Rye, New York 10580-1435
T. Rowe Price	1,943,375	5.53%
100 E. Pratt Street Baltimore, Maryland 21202
Directors and Named Executive Officers(2,6,7)
Keith A. Brown	85,478
Vincent C. Byrd(8)	1,750
Karl S. Hay	19,527
Richard P. Johnston	18,043
Edward W. Kissel	15,726
Stephen E. Myers(5)	2,981,173	8.48%
John C. Orr(9)	90,071
Richard L. Osborne	28,218
Jon H. Outcalt	52,721
Robert A. Stefanko	—
Donald A. Merril(9)	12,000
All Directors and Nominees and Named Executive Officers as a group (11 persons)	3,304,707	9.40%

(1)	Number of shares of common stock beneficially owned is reported as of June 11, 2007. Unless otherwise indicated, none of the persons listed beneficially owns one percent or more of the outstanding shares of common stock.

(2)	Unless otherwise noted, the beneficial owner uses the same address as the address of our principal office.

(3)	According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares.

(4)	Includes 253,021 shares held by the Myers Foundation for which Mary Myers may be deemed beneficial owner.

(5)	Includes 15,613 shares of common stock held by Mr. Myers’ spouse and 61,203 shares held by his son, for which Mr. Myers disclaims beneficial ownership and 253,021 shares held by the Myers Foundation for which he may be deemed beneficial owner. Also includes 497,801 shares held by MSM and Associates Limited Partnership. Mr. Myers is a trustee of the partnership and as such may be deemed the beneficial owner of such shares. He disclaims beneficial ownership in such shares to the extent he does not hold a pecuniary interest.

(6)	Includes shares which the non-employee director has a right to acquire by exercising options granted under the 1992 Stock Option Plan and Amended and Restated 1999 Incentive Stock Plan.

(7)	The amounts shown represent the total shares of common stock owned by such individuals, together with shares which are issuable under currently exercisable stock options: Mr. Brown, 8,850; Mr. Hay, 8,850; Mr. Johnston, 8,850; Mr. Kissel, 8,850; Mr. Myers, 7,900; Mr. Orr, 18,300; Mr. Osborne, 8,850; Mr. Outcalt, 8,850; and Mr. Merril, 6,000.

(8)	Includes 750 shares owned by Mr. Byrd’s spouse.

(9)	Includes 20,000 shares for Mr. Orr and 6,000 shares for Mr. Merril which are subject to restricted stock awards that are subject to forfeiture provisions.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

We are asking our shareholders to vote on a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are insufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. We currently do not intend to adjourn or postpone our special meeting if there are sufficient votes to adopt and approve the Merger Agreement. The approval of the proposal to adjourn or postpone our special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

The independent members of our board of directors acting on the unanimous recommendation of the special committee of the board of directors recommend that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

ADDITIONAL INFORMATION

Other Matters

We know of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, it is the intention of the proxyholders named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend.

Future Shareholder Proposal

If the Merger is completed, we will have no public shareholders and no public participation in any of our future shareholder meetings. If the Merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings and we will hold an annual meeting of shareholders in 2008, in which shareholder proposals will be eligible for consideration and inclusion in the proxy statement and form of proxy for our 2008 annual shareholder meeting.

Shareholder Proposal for Inclusion in Proxy Statement

Any proposals to be considered for inclusion in the proxy statement to be provided to our shareholders for its next annual meeting to be held in April 2008 may be made only by a qualified shareholder and must be received by us no later than November 20, 2007.

If a shareholder intends to submit a proposal at our 2008 annual meeting of shareholders which is not eligible for inclusion in the proxy statement relating to the meeting, and the shareholder fails to give us notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended no later than February 1, 2008, then the proxy holders will be allowed to use their discretionary authority if such proposal is properly raised at our annual meeting of shareholders in 2008.

The submission of such a notice does not ensure that a proposal can be raised at our annual meeting of shareholders.

FINANCIAL PROJECTIONS

Our management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. We include in this proxy statement the following projections (the “Projections”) only because certain of these Projections were provided by our management to the special committee, board of directors, KeyBanc, William Blair and Buyer and other potential acquirers in the context of the process of the go-shop provisions of the Merger Agreement. The Projections were prepared by our management for internal use and to assist Buyer with its due diligence investigation of us, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles.

Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the Projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. William Blair, KeyBanc and Buyer did not prepare the enclosed Projections, have no responsibility therefor, and may have varied some of the assumptions underlying the Projections for purposes of their analyses. Furthermore, the Projections:

•	necessarily make numerous assumptions, many of which are beyond our control and may not prove to have been, or may no longer be, accurate;

•	except as indicated below, do not necessarily reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that they will be achieved.

We believe the assumptions our management used as a basis for the Projections were reasonable at the time the Projections were prepared, given the information our management had at the time.

The Projections are not a guarantee of performance. They involve risks, uncertainties and assumptions. Our future financial results and shareholders value may materially differ from those expressed in the Projections due to factors that are beyond our ability to control or predict. We cannot assure you that the Projections will be realized or that our future financial results will not materially vary from the Projections. We do not intend to update or revise the Projections.

The Projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, see “Cautionary Statements Regarding Forward-Looking Information,” beginning on page 14. The Projections have been prepared using accounting principles consistent with our annual and interim financial statements as well as any changes to those principles known to be effective in future periods. The Projections do not reflect the effect of any proposed or other changes in accounting principles generally accepted in the United States of America that may be made in the future. Any such changes could have a material impact on the information shown below.

	Historical			Projected
($ in millions)	2004	2005	2006PF	2007P	2008P	2009P	2010P	2011P

Net Sales	$635.9	$736.8	$994.9	$1,040.9	$1,089.9	$1,141.9	$1,196.6	$1,254.2
Gross Profit	171.3	181.1	239.1	264.7	281.5	309.4	331.4	353.6
EBIT	46.2	47.7	76.4	99.5	112.4	132.0	145.0	157.5
EBITDA	75.5	76.7	115.1	135.5	149.5	166.0	176.5	187.0
Adjustments	(1.5)	(0.7)	2.1	0.0	0.0	0.0	0.0	0.0
Adjusted EBITDA	$74.0	$76.0	$117.2	$135.5	$149.5	$166.0	$176.5	$187.0

The Projections are based in part on the following facts and assumptions:

[1] 2006E results are Pro Forma for the acquisitions of ITML and Schoeller Arca Systems N.A. and the divestiture of our European Material Handling business segment.

[2] 2006PF EBITDA adjustments include $2.1MM in non-recurring warranty, severance, and restructuring charges.

[3] EBITDA means earnings before interest, taxes, depreciation and amortization.

Our shareholders are cautioned not to place undue reliance on the projections included in this proxy statement.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), one proxy statement will be delivered to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Investor Relations, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301, telephone: (330) 253-5592. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC, Public Reference Room, 101 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

The SEC also maintains an Internet worldwide website that contains reports, proxy statements and other information about us which we have filed electronically with the SEC. The address of that site is http:\\www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

You can also obtain reports, proxy statements and other information we filed with the SEC free of charge on our website at www.myersind.com or by writing to:

Investor Relations
Myers Industries, Inc.
1293 South Main Street
Akron, Ohio 44301
(330) 253-5592

We incorporate by reference into this proxy statement any current reports on Form 8-K filed by us pursuant to the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supercede that information.

We have not authorized anyone to give any information or to make any representations that are different from, or in addition to, the information contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated          , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
by and between
MYEH CORPORATION,
MYEH ACQUISITION CORPORATION
and
MYERS INDUSTRIES, INC.
Dated as of April 24, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of April 24, 2007, between MYEH Corporation, a Delaware corporation (“Parent”), MYEH Acquisition Corporation, an Ohio corporation (“MergerCo”) and Myers Industries, Inc., an Ohio corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that MergerCo be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger (as defined below), upon the terms and subject to the conditions of this Agreement, each share of common stock, without par value, of the Company (the “Common Shares”) will be converted into the right to receive the Merger Consideration (as defined below);

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee (as defined below), has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and MergerCo, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (as defined below) and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company;

WHEREAS, the Board of Directors of each of Parent and MergerCo has unanimously approved this Agreement and declared it advisable for Parent and MergerCo (as applicable) to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, each of GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., and GS Capital Partners VI GmbH & Co. KG (the “Guarantors”) are entering into a guarantee (the “Guarantees”) in favor of the Company, pursuant to which the Guarantors are guaranteeing certain obligations of Parent and MergerCo in connection with this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s and MergerCo’s willingness to enter into this Agreement, the Company, Parent, MergerCo and certain shareholders of the Company are entering into a voting agreement, of even date herewith (the “Voting Agreement”) pursuant to which such shareholders have agreed, subject to the terms thereof, to vote his, her or its Shares (defined below) in favor of adoption of this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in the City of New York are generally closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, other than Multiemployer Plans, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits.

“Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound.

“Company Intellectual Property” means all Intellectual Property which is owned, used or held for use in connection with the business of the Company and its Subsidiaries.

“Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from (A) changes in general economic conditions except to the extent such changes or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company conducts its businesses and the geographic locations in which the Company and its Subsidiaries operate, (B) the announcement of this Agreement and the transactions contemplated hereby, (C) any act of war or terrorism, (D) changes, after the date hereof, in GAAP or Laws, in each case applicable to the Company, except to the extent such changes have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company conducts its businesses and the geographic locations in which the Company and its Subsidiaries operate; (E) any decline in the trading price of the Company’s Common Shares; or (F) any shareholder litigation challenging this Agreement or the consummation of the Merger, or any effect resulting therefrom; or (ii) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated hereby.

“Company Organizational Documents” means the articles of incorporation and code of regulations (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement.

“Confidentiality Agreement” means that certain confidentiality agreement by and between the Company and GS Capital Partners VI, L.P., dated November 7, 2006.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

“Environmental Claims” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, investigations, inquiries, proceedings or notices , alleging (x) violation of, or liability under, Environmental Law, or (y) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials.

“Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, Hazardous Materials, natural resources or the protection, investigation or restoration of the environment or human health and safety as in effect on the date of this Agreement.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Hazardous Materials” means (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive material; or (iii) any other substance that is regulated or that gives rise to liability, under any Environmental Laws.

“Intellectual Property” means all intellectual property, including, but not limited to, all patents and patent applications and any reissues, revisions, extensions, divisions, continuations, continuations-in-part and re-examinations thereof; statutory or common law copyrights and any renewals thereof; trademarks, trade names, service marks, and all goodwill associated therewith; domain names; all registrations and applications for any of the foregoing; software; design rights; and trade secrets and confidential business information (including all data and information, know-how, ideas, developments, drawings, specifications, bills of material, proprietary molds, methods, processes, techniques, formulae, compositions, supplier lists, customer lists, pricing and cost information, marketing information and plans, sales and promotional materials, and business plans).

“Knowledge” means, when used with respect to the Company or its Subsidiaries, the actual knowledge of any of the Persons set forth in Section 1.1 of the Company Disclosure Letter.

“Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.

“Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title imperfections or defects of any kind or nature.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“OGCL” means Chapter 1701 of the Ohio Revised Code.

“Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Parent Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, would reasonably be expected to prevent Parent or MergerCo from performing their obligations under this Agreement or consummating the transactions contemplated hereby.

“Permitted Liens” means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) any other liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

“Representatives” means, when used with respect to Parent, MergerCo or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, MergerCo or the Company, as applicable, and its Subsidiaries.

“Requisite Company Vote” means the adoption of this Agreement by the holders of a majority of the voting power of the Shares entitled to vote thereon, voting together as a single class.

“Special Committee” means a committee of the Company Board, the members of which are not affiliated with Parent or MergerCo and are not members of the Company’s management, formed for the purpose of evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.

“Subsidiary” means, when used with respect to Parent, MergerCo or the Company, any other Person (whether or not incorporated) that Parent, MergerCo or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital shares or other equity interests of such Person.

“Superior Proposal” means any bona fide written Takeover Proposal that the Company Board (acting through the Special Committee, if then in existence) determines in good faith (after consultation with a financial advisor of nationally recognized reputation) (x) is reasonably likely to be consummated (if accepted) and (y) to be more favorable (taking into account (i) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Board of Directors (or the Special Committee, as applicable), (ii) the identity of the third party making such Takeover Proposal, (iii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal, including the prospects for obtaining regulatory approvals and financing, and any third party shareholder approvals and (iv) the other terms and conditions of such Takeover Proposal) to the Company’s shareholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent or MergerCo to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.

“Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or MergerCo relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the equity interest in the Company and its Subsidiaries, taken as a whole (by vote or value), any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company and it Subsidiaries, taken as a whole, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, or joint or several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

Section 1.2  Other Defined Terms.  The following terms have the meanings defined for such terms in the Sections set forth below:

Affiliate Transaction	Section 4.21
Agreement	Preamble
Antitrust Division	Section 6.9(a)
Certificate	Section 3.1(c)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Common Shares	Recitals
Company	Preamble
Company Assets	Section 4.6
Company Board	Section 4.2(a)
Company Board Recommendation	Section 4.2(a)
Company Disclosure Letter	Article IV
Company Financial Advisors	Section 4.25
Company Permits	Section 4.18(a)
Company Proxy Statement	Section 4.5
Company SEC Documents	Section 4.8(a)
Company Stock Award Plan	Section 4.3(e)
Company Shareholders Meeting	Section 4.5
Debt Financing	Section 5.7
Debt Financing Letter	Section 5.7
Disclosed Contract	Section 4.12(a)
Dissenting Shares	Section 3.3(a)
Effective Time	Section 2.3
Employees	Section 6.7(a)

Equity Financing Letter	Section 5.7
Exchange Act	Section 4.5
Excluded Party	Section 6.4(c)
Excluded Share(s)	Section 3.1(b)
Expenses	Section 6.12
Extended End Date	Section 6.14(c)
Final Marketing Date	Section 6.14(c)
Financing	Section 5.7
Financing Letters	Section 5.7
First End Date	Section 6.14(c)
FTC	Section 6.9(a)
GAAP	Section 4.8(b)
Governmental Entity	Section 4.5
Guarantees	Recitals
Guarantors	Recitals
HSR Act	Section 4.5
Indemnified Parties	Section 6.8(a)
IRS	Section 4.13(b)
Legal Action	Section 4.11
Marketing Period	Section 6.14(c)
Maximum Premium	Section 6.8(b)
Measurement Date	Section 4.3(a)
Merger	Section 2.1
MergerCo	Preamble
MergerCo Termination Fee	Section 8.6(c)
Merger Consideration	Section 3.1(b)
New Financing Letters	Section 5.7
New Plans	Section 6.7(b)
No-Shop Period Start Date	Section 6.4(a)
NYSE	Section 4.5
Notice of Superior Proposal	Section 6.4(e)
Old Plans	Section 6.7(b)
Other Filings	Section 4.22
Parent	Preamble
Parent Expenses	Section 8.6(b)
Paying Agent	Section 3.2(a)
Payment Fund	Section 3.2(a)
PBGC	Section 4.13(d)
Preferred Shares	Section 4.3(a)
Required Information	Section 6.14(a)
Required Information Period	Section 6.14(c)
SEC	Section 4.5
Securities Act	Section 4.8(a)
Share(s)	Section 3.1(b)
SOX	Section 4.8(a)
Stock Options	Section 3.5(a)
Surviving Corporation	Section 2.1
Termination Fee	Section 8.6(a)
Voting Agreement	Recitals

ARTICLE II

THE TRANSACTIONS

Section 2.1  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the OGCL, at the Effective Time, (a) MergerCo will merge with and into the Company (the “Merger”), (b) the separate corporate existence of MergerCo will cease and the Company will continue its corporate existence under Ohio law as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall have the effects specified in the OGCL, including Section 1701.82 thereof.

Section 2.2  Closing.  Unless otherwise mutually agreed in writing by the Company, Parent and MergerCo, the closing of the Merger (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII as of any date, the Company, Parent and MergerCo shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VII as of the date determined pursuant to this proviso (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions)). The date of Closing is referred to herein as the “Closing Date”.

Section 2.3  Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Ohio in accordance with the relevant provisions of the OGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the OGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4  Effects of the Merger.  The Merger will generally have the effects set forth in this Agreement and the applicable provisions of the OGCL.

Section 2.5  Articles of Incorporation; Code of Regulations.  At the Effective Time, (a) the articles of incorporation of MergerCo as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended and (b) the code of regulations of MergerCo as in effect immediately prior to the Effective Time, shall be the code of regulations of the Surviving Corporation until thereafter amended.

Section 2.6  Directors and Officers.  The directors of MergerCo and the officers of the Company, in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation or code of regulations of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL SHARES

Section 3.1  Effect on Capital Shares.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, MergerCo or the Company or the holder of any capital shares of Parent, MergerCo or the Company:

(a) Cancellation of Certain Common Shares.  Each Common Share that is owned by the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Common Shares.  Each Common Share (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 3.1(a) and (ii) Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)) will be converted into the right to receive $22.50 in cash, without interest (the “Merger Consideration”).

(c) Cancellation of Shares.  At the Effective Time, all Shares will no longer be outstanding and all Shares will be cancelled and will cease to exist, and, subject to Section 3.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, in accordance with Section 3.2.

(d) Conversion of MergerCo Capital Shares.  Each common share, without par value, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into one common share, without par value, of the Surviving Corporation.

Section 3.2  Surrender of Certificates.  (a) Paying Agent.  Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares) MergerCo will designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) in accordance with this Article III from time to time after the Effective Time. Promptly after the Effective Time, the Surviving Corporation will deposit, or cause to be deposited, with the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 3.1(b) upon surrender of such Certificates (such cash being herein referred to as the “Payment Fund”). The Paying Agent will invest the Payment Fund as directed by the Surviving Corporation.

(b) Payment Procedures.  As promptly as practicable after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by the parties specifying that delivery will be effected, and risk of loss and title to Certificates will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares to the Paying Agent on a book-entry account statement (it being understood that any references herein to Certificates shall be deemed to include references to book-entry account statements relating to the ownership of Shares)), the holder of such Certificate will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article III, and the Certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Withholding Taxes.  The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or holder of Stock Options any amounts required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holders of Stock Options, as the case may be, in respect of which such deduction and withholding was made.

(d) No Further Transfers.  After the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed to the holders of the Certificates six months after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate who has not theretofore complied with this Article III will thereafter look only to the Surviving Corporation for payment of his or her claims for Merger Consideration. Notwithstanding the foregoing, none of Parent, MergerCo, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) Lost, Stolen or Destroyed Certificates.  In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

Section 3.3  Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the OGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any shareholder who is entitled to demand and properly demands the appraisal for such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 1701.85 of the OGCL shall not be converted into, or represent the right to receive, the Merger Consideration. Any such shareholder shall instead be entitled to receive payment of the fair cash value of such shareholder’s Dissenting Shares in accordance with the provisions of Section 1701.85 of the OGCL; provided, however, that all Dissenting Shares held by any shareholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 1701.85 of the OGCL, or lost such shareholder’s rights to appraisal of such shares under Section 1701.85 of the OGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares in the manner provided in this Article III or, if a portion of the Payment Fund deposited with the Paying Agent to pay for shares that become Dissenting Shares has been delivered to the Surviving Corporation in accordance with this Article III, upon demand to the Surviving Corporation.

(b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the OGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the OGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.4  Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted to reflect such change; provided, that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

Section 3.5  Treatment of Options and Other Equity Awards.  (a) Each option to purchase Shares (collectively, the “Stock Options”) outstanding immediately prior to the Effective Time pursuant to the Company Benefit Plans will at the Effective Time be cancelled and the holder of such Stock Option will, in full settlement of such Stock Option and in exchange for the surrender to the Company of any certificate or other document evidencing such Stock Option, receive from the Company an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Stock Option multiplied by (y) the number of Shares subject to such Stock Option (with the aggregate amount of such payment to each holder in respect of all Stock Options held rounded down to the nearest whole cent). The holders of Stock Options will have no further rights in respect of any Stock Options from and after the Effective Time.

(b) All Shares that were granted as restricted stock shall be treated for purposes of this Article III as though all forfeiture restrictions have lapsed and such shares are fully issued and outstanding.

(c) Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions as shall be required to effectuate the actions contemplated by this Section 3.5, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation other than the payments provided in this Section 3.5.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter (the “Company Disclosure Letter”) delivered by the Company to Parent concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section), or as and to the extent set forth in the Company SEC Documents filed by the Company prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any section relating to forward looking statements), the Company hereby represents and warrants to Parent and MergerCo as follows:

Section 4.1  Organization; Power; Qualification.  The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or partnership power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation of its organizational or governing documents, except for such violations that would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.2  Corporate Authorization; Enforceability.  (a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and MergerCo, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the shareholders of the Company adopt this Agreement (including the recommendation of the Special Committee) (the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholders Meeting. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by MergerCo, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors rights and remedies generally.

Section 4.3  Capitalization; Options.  (a) The Company’s authorized capital shares consists solely of 60,000,000 Common Shares and 1,000,000 Serial Preferred Shares (the “Preferred Shares”). As of the close of business on April 22, 2007 (the “Measurement Date”), 35,178,646 Common Shares (including shares subject to restrictions) were issued and outstanding and no Preferred Shares were issued or outstanding. As of the Measurement Date, 2,834,811 Shares are held in the treasury of the Company. No Shares are held by any Subsidiary of the Company. Since the Measurement Date until the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options outstanding as of the Measurement Date, there has been no change in the number of outstanding capital shares of the Company or the number of outstanding Stock Options. As of the Measurement Date, 746,686 Stock Options to purchase 746,686 shares of Common Shares were outstanding, with a weighted average exercise price of $13.98 per share. Section 4.3(a) of the Company Disclosure Letter sets forth a complete and correct list of all Stock Options that are outstanding as of the Measurement Date, the exercise price of each such Stock Option, and with respect to the Persons specified thereon, the number of Stock Options held by each such Person and the exercise prices thereof and Section 4.3(a) of the Company Disclosure Letter sets forth a complete and correct list of all Common Shares subject to restrictions that are outstanding as of the Measurement Date and with respect to the Persons specified therein, the number of Common Shares subject to restrictions held by each such Person. Except as set forth in this Section 4.3, there are no capital shares or securities or other rights convertible or exchangeable into or exercisable for capital shares of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital shares, securities or other rights). Since the Measurement Date through the date of this Agreement, there have been no issuances of any securities of the Company or any of its Subsidiaries that would have been in breach of Section 6.1 if made after the date of this Agreement.

(b) All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights.

(c) Except as set forth in this Section 4.3, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Common Shares, Preferred Shares, capital shares of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for capital shares of the Company or any Subsidiary of the Company or such securities or other rights or (ii) to provide any funds to or make any investment in any Subsidiary of the Company that is not wholly owned by the Company.

(d) Other than the issuance of Shares upon exercise of Stock Options, and other than regular quarterly dividends announced prior to the date hereof, since February 1, 2006, the Company has not declared or paid any dividend or distribution in respect of any of the Company’s securities, and neither the Company nor any Subsidiary has issued, sold, repurchased, redeemed or otherwise acquired any of the Company’s securities, and their respective boards of directors have not authorized any of the foregoing.

(e) Each Company Benefit Plan providing for the grant of Shares or of awards denominated in, or otherwise measured by reference to, Shares (each, a “Company Stock Award Plan”) is listed (and identified as a Company Stock Award Plan) in Section 4.13(a) of the Company Disclosure Letter. The Company has provided or made available to MergerCo correct and complete copies of all Company Stock Award Plans and all forms of options and other stock-based awards (including award agreements) issued under such Company Stock Award Plans.

(f) As of the date of this Agreement, neither the Company nor any Subsidiary has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person other than any such commitments, arrangements, or agreements in the ordinary course of business consistent with past practice, and other than pursuant to Disclosed Contracts.

Section 4.4  Subsidiaries.  Section 4.4 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries. All equity interests of the Company’s Subsidiaries held by the Company or any Subsidiary of the Company are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests). The Company does not own any equity interest in any Person other than in Subsidiaries of the Company.

Section 4.5  Governmental Concerns.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign (each, a “Governmental Entity”), other than: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (ii) applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”); (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the shareholders of the Company to be held to consider the adoption of this Agreement (the “Company Shareholders Meeting”); (iv) any filings required by, and any approvals required under, the rules and regulations of the New York Stock Exchange (the “NYSE”); (v) the pre-merger notifications required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (B) the competition or merger control Laws of any other applicable jurisdiction; (vi) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 4.5(vi) of the Company Disclosure Letter; and (vii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.6  Non-Contravention.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents; (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.5 have been obtained or made); (iii) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any Company Contract; (iv) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contract; (v) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Company Contract; or (vi) cause the creation or imposition of any Liens on any Company Assets, except for Permitted Liens, except, in the cases of clauses (i) — (vi), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.7  Voting.  (a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital shares of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the OGCL, other applicable Laws or otherwise) to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.

(b) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any capital shares of the Company or any of its Subsidiaries, other than the Voting Agreement. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which shareholders of the Company may vote.

Section 4.8  Financial Reports and SEC Documents.  (a) The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since December 31, 2004 (the forms, statements, reports and documents filed or furnished with the SEC since December 31, 2004 and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents filed or furnished on or prior to the date of this Agreement, at the time of its filing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement), complied, and each of the Company SEC Documents filed or furnished after the date of this Agreement will comply, in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and complied or will comply, as applicable, in all material respects with the then-applicable accounting standards. As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement, the Company SEC Documents did not, and any Company SEC Documents filed or furnished with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company SEC Documents include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of SOX.

(b) Each of the audited and unaudited consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents or, in the case of the Company SEC Documents filed or furnished after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the audited and unaudited consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents or, in the case of the Company SEC Documents filed or furnished after the date of this Agreement, will fairly present in all material respects the results of operations and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(c) The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities, and (y) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2004, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed.

(d) Since December 31, 2004, to the Company’s Knowledge, (x) none of the Company or any of its Subsidiaries, or any director, officer, employee or independent auditor of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2004, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact on the Company and its Subsidiaries, taken as a whole, and except for any of the foregoing which have no reasonable basis), and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2004, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company, except, in the case of any of such matters (x) and (y) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.9  No Undisclosed Liabilities.  Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company dated as of December 31, 2006 (including the notes thereto) included in the Company SEC Documents or (ii) as incurred since the date thereof in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.10  Absence of Certain Changes or Events.  (a) Since December 31, 2006, there has not been any Company Material Adverse Effect or any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) Since December 31, 2006 and through the date of this Agreement, the Company and each of its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been any (i) action or event that, if taken on or after the date of this Agreement without Parent’s consent, would violate any of the provisions of Section 6.1 or (ii) agreement or commitment to do any of the foregoing.

Section 4.11  Litigation.  There are no claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any executive officer or director of Company or any of its Subsidiaries in connection with his or her status as a director or executive officer of the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no outstanding Order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, neither the Company, any Subsidiary, nor any officer, director or employee of the Company or any such Subsidiary is under investigation by any Governmental Entity related to the conduct of the Company’s or any such Subsidiary’s business, the results of which investigation or any further Legal Action relating thereto would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.12  Contracts.  (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (whether written or oral): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in full or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents; (ii) which is a Contract with respect to any partnership or joint venture in which the Company or any of its Subsidiaries is a party; (iii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $2,000,000; or (iv) which contains any provision that would prevent any Affiliate of the Company (or any Affiliate of any such Affiliate of the Company), other than the Company, any of its Subsidiaries or any director, officer or employee of any of the Company or any of its Subsidiaries from operating in a particular line or lines of business. Each contract, arrangement, commitment or understanding of the type described in clauses (i), (ii) and (iii) of this Section 4.12, whether or not set forth in the Company Disclosure Letter or in the Company SEC Documents, is referred to herein as a “Disclosed Contract”.

(b) (i) Each Company Contract that is not a Disclosed Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, except where the failure to be valid, binding and in full force and effect, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each Disclosed Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect.

Section 4.13  Employee Compensation and Benefit Plans; ERISA.  (a) Section 4.13(a) of the Company Disclosure Letter contains a correct and complete list of each material Company Benefit Plan. No entity is a member of the Company’s “controlled group” (within the meaning of Section 414 of the Code) other than the Company and its Subsidiaries.

(b) With respect to each material Company Benefit Plan, if applicable, the Company has made available to MergerCo correct and complete copies of (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications concerning the extent of the benefits provided under a Company Benefit Plan; (iii) the three most recent annual reports (including all schedules); (iv) the three most recent annual audited financial statements and opinions; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); and (vi) all material communications with any domestic Governmental Entity given or received since January 1, 2005.

There is no present intention that any Company Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the level thereof) at any time within the twelve months immediately following the date of this Agreement.

(c) Except to the extent set forth on Section 4.13(c) of the Company Disclosure Letter, since January 1, 2005, there has not been any amendment or change in interpretation relating to any Company Benefit Plan which would, in the case of any Company Benefit Plan, materially increase the cost of providing benefits under such Company Benefit Plan.

(d) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (iv) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and, to the Company’s Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan. Neither the Company nor any of its Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan other than a plan listed on Section 4.13(a) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries would be reasonably expected to be liable for any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) that has not been satisfied in full.

(e) Except as set forth in Section 4.13(e) of the Company Disclosure Letter, no event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) to any material (i) Tax, penalty, fine, (ii) Liens (other than Permitted Liens) or (iii) other liability imposed by ERISA, the Code or other applicable Laws, each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no event has occurred since the date of such qualification or exemption that would reasonably be expected to materially adversely affect such qualification or exemption. Each Company Benefit Plan has been established and administered by the Company in material compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws.

(f) Except as set forth in Section 4.13(f) of the Company Disclosure Letter, there are no material Company Benefit Plans under which welfare benefits are provided to past or present employees of the Company and its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Recommendation Act of 1985, Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, the cost of which is fully paid by such employees or their dependents.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any material Company Benefit Plan; (ii) increase any benefits otherwise payable under any material Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code; (v) limit or restrict the right of the Company to merge, amend or terminate any of the material Company

Benefit Plans; or (vi) result in the payment of any amount that would reasonably be expected to constitute a material “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(h) With respect to any Company Benefit Plan or any of the Company or any of its Subsidiaries, (i) no Legal Actions (including any administrative investigation, audit or other proceeding by the Department of Labor or the IRS but other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no events or conditions have occurred or exist that would reasonably be expected to give rise to any such Legal Actions.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. Each Company Benefit Plan that requires registration with a Governmental Entity has been properly registered, except where any failure to register, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(j) Each material Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company (i) has been operated in all material respects since January 1, 2005 either pursuant to a grandfathering exemption from Section 409A of the Code or in good faith compliance with Section 409A of the Code, the proposed regulations and other guidance issued thereunder. Each Stock Option has been granted with an exercise price no lower than “fair market value” (within the meaning of Section 409A of the Code) as of the grant date of such option, and no term of exercise of a Stock Option has been extended after the grant date of such Stock Option.

Section 4.14  Labor Matters.  (a) (i) As of the date of this Agreement except as set forth in Section 4.14 of the Company Disclosure Letter, and (ii) as of any date subsequent to the date of this Agreement except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (x) none of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted or threatened since January 1, 2006 or are being conducted or threatened, (y) neither the Company nor any of its Subsidiaries is a party to or negotiating any collective bargaining agreement or other labor Contract, and (z) there is no pending and, to the Knowledge of the Company, there is no threatened material strike, picket, work stoppage, work slowdown or other organized labor dispute affecting the Company or any of its Subsidiaries.

(b) To the Knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. No material unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has incurred any material liability or material obligation under the WARN Act or any similar state or local Law which remains unsatisfied, and neither the Company nor any of its Subsidiaries has planned or announced any “plant closing” or “mass layoff” as contemplated by the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries.

Section 4.15  Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete, except where the failure to properly prepare and timely file such Tax Returns or the failure of such Tax Returns to be true, correct and complete would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns) required to be paid by any of them, except with respect to Taxes being contested in good faith in appropriate proceedings for which adequate reserves have been established in accordance with GAAP and except where such failure to fully and timely pay such Taxes would not individually or in the aggregate have a Company Material Adverse Effect. The Company and its Subsidiaries have made adequate provision in all material respects for any material Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before December 31, 2006 on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP, and the Company and its Subsidiaries have not incurred any material amount of Tax since December 31, 2006 except in the ordinary course of business consistent with past practice.

(c) As of the date of this Agreement, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material amount of Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.

(d) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, except for audits or other proceedings that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes, except for Permitted Liens or Liens which would not reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect.

(f) Since January 1, 2003, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent or other than an affiliated group that did not include a Person other than a Subsidiary.

(g) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, except for such Taxes as to which the failure to pay or withhold would not, individually or in the aggregate, have a Company Material Adverse Effect.

(h) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments after the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has distributed shares of another Person or had its shares distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement.

(j) Neither the Company nor any of its Subsidiaries has engaged in any transaction that has given rise to or would reasonably be expected to give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations promulgated thereunder that has not been properly disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.

(k) The Company has made available to MergerCo correct and complete copies of (i) all United States Federal Income Tax Returns filed by the Company or any of its Subsidiaries with respect to periods beginning after December 31, 2002 and (ii) all material ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, tax opinions, and similar documents or communications sent to or received by the Company or any of its Subsidiaries after December 31, 2002 relating to material Taxes.

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax Law) executed on or prior to the Closing Date, which would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(m) Neither the Company nor any of its Subsidiaries is party to any gain recognition agreement under Section 367 of the Code, which could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 4.16  Environmental Liability.  Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are and have been since January 1, 2002 in compliance with all applicable Environmental Laws and have obtained or applied for, and are in compliance with, all necessary Environmental Permits; (ii) to the Company’s Knowledge there have been no Releases of any Hazardous Materials at any location that are likely to (x) form the basis of any Environmental Claim against the Company or any of its Subsidiaries, (y) cause the Company or any of its Subsidiaries to incur any liabilities under Environmental Law; (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) there are no Hazardous Materials at, on, under, or migrating to or from, any real property currently or to the Company’s Knowledge, formerly owned, leased or operated by the Company, any of its Subsidiaries, or any their predecessors, in each case, requiring investigation, remediation or other response action by the Company pursuant to Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any Order or agreement with any third party imposing any liability under any Environmental Law and (vi) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability under any Environmental Law that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

Section 4.17  Title to Real Properties.  The Company and each of its Subsidiaries has good and valid title in fee simple to all its owned real property, as reflected in the most recent balance sheet included in the audited financial statements included in the Company SEC Documents, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens (other than the Permitted Liens), except for such matters which have not had and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and each of its subsidiaries have good and valid leasehold interests in all real property leased by them, except for such matters which have not had and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All leases under which the Company or any of its subsidiaries lease any real or personal property are in good standing, valid and effective against the Company and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or the counterparties thereto, other than failures to be in good standing, valid and effective and defaults under such leases which have not had and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 4.18  Permits; Compliance with Laws.  (a) Each of the Company and its Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted in compliance with applicable Laws (collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to hold such Company Permits, or the failure to be in full force and effect, would not be reasonably expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not be reasonably expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries are not in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not be reasonably expected to result in a Company Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the businesses of the Company and its Subsidiaries is, and since December 31, 2004 has been, operated and conducted solely in compliance with all applicable Laws and (ii) neither the Company nor any of its Subsidiaries is, or since December 31, 2004, has been, in conflict with, or in default or violation of, any Laws applicable to the Company or such Subsidiary.

Section 4.19  Intellectual Property.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth (i) all registered and applied for U.S. Intellectual Property owned by the Company or its Subsidiaries; (ii) to the Knowledge of the Company, all registered and applied for non-U.S. Intellectual Property owned by the Company or its Subsidiaries; and (iii) all material licenses to which the Company or its Subsidiaries are party.

(b) The Company and its Subsidiaries own or have a valid right to use all Company Intellectual Property, except where the failure to have such rights would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and the consummation of the transactions contemplated by this Agreement shall not alter or impair such rights.

(c) The operation of the business of the Company and its Subsidiaries has not in the past, and does not currently, infringe upon, violate or misappropriate any Intellectual Property of any third party, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor its Subsidiaries has received notice of any threatened claims alleging any of the foregoing, or is aware of any facts that would support a claim of the foregoing, including any claim that the Company or its Subsidiaries must license or refrain from using any Intellectual Property of a third party, in either case that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(d) The Company and its Subsidiaries have taken commercially reasonable steps to preserve and maintain the Company Intellectual Property owned by the Company or its Subsidiaries. No third party is infringing any Company Intellectual Property owned by the Company or its Subsidiaries except where such infringement would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.20  Takeover Statutes.  The Company has taken all necessary actions so that the restrictions on business combinations contained in each “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under U.S. state or federal laws applicable to the transactions contemplated by this Agreement, including without limitation Chapters 1701 and 1704 of the Ohio Revised Code, will not apply with respect to or as a result of this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the shareholders or the Company Board. True, correct and complete copies of all resolutions of the Company Board reflecting such actions have been previously provided or made available to MergerCo.

Section 4.21  Interested Party Transactions.  Except for employment Contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Company SEC Document, Section 4.21 of the Company Disclosure Letter (i) sets forth a correct and complete list of the contracts or arrangements under which the Company has any existing or future liabilities of the type required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (an “Affiliate Transaction”), between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present or former officer or director of the Company or any of its Subsidiaries or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares, or (C) any Affiliate of any such officer, director or owner, since December 31, 2004, and (ii) identifies each Affiliate Transaction that is in existence as of the date of this Agreement. The Company has provided or made available to MergerCo correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

Section 4.22  Information Supplied.  None of the information included or incorporated by reference in the Company Proxy Statement or any other document filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement (the “Other Filings”) will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or MergerCo in connection with the preparation of the Company Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Company Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.23  Foreign Corrupt Practices Act.  None of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any of their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

Section 4.24  Purchase and Sale Agreements.  No claims for indemnification under any prior purchase and sale agreements to which the Company or any Subsidiary of the Company is a party (a) have been made against the Company or any Subsidiary of the Company by any counterparty thereto in the last five years, (b) as of the date hereof are pending or threatened by the Company or any Subsidiary of the Company or (c) to the Knowledge of the Company are pending or threatened against the Company or any Subsidiary of the Company by any counterparty thereto, except in the case of each of clauses (a), (b) or (c) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.25  Opinion of Financial Advisors.  KeyBanc Capital Markets and William Blair & Company (collectively, the “Company Financial Advisors”) have each delivered to the Special Committee their written opinions to the effect that, as of the date of this Agreement and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in such opinions, the Merger Consideration is fair to the shareholders of the Company (other than Parent and its affiliates) from a financial point of view. The Company has provided or made available to MergerCo a correct and complete copy of both such opinions. The Company has obtained the authorization of the Company Financial Advisors to include a copy of each of their opinions in the Company Proxy Statement.

Section 4.26  Brokers and Finders.  Other than the Company Financial Advisors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided or made available to

MergerCo a correct and complete copy of all agreements between the Company and the Company Financial Advisors under which the Company Financial Advisors would be entitled to any payment relating to the Merger or such other transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

Parent and MergerCo hereby represent and warrant to the Company as follows:

Section 5.1  Organization.  Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. MergerCo is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Ohio. Each of Parent and MergerCo has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 5.2  Corporate Authorization.  Each of Parent and MergerCo has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and MergerCo.

Section 5.3  Enforceability.  This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and MergerCo, enforceable against Parent and MergerCo in accordance with its terms.

Section 5.4  Governmental Authorizations.  The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (ii) applicable requirements of the Exchange Act; (iii) the filing with the SEC of the Company Proxy Statement; (iv) any filings required by, and any approvals required under, the rules and regulations of the NYSE; (v) the pre-merger notification required under (A) the HSR Act and (B) the competition or merger control Laws of any other applicable jurisdiction; and (vi) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5  Non-Contravention.  The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated by this Agreement do not and will not:

(i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or MergerCo; or

(ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or MergerCo or any of their Subsidiaries or by which any assets of Parent or MergerCo or any of their Subsidiaries are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.5 have been obtained or made), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6  Information Supplied.  None of the information supplied by or on behalf of Parent or MergerCo for inclusion in the Company Proxy Statement or the Other Filings will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.7  Financing.  Parent has delivered to the Company true and complete copies of (i) the commitment letter, dated as of the date of this Agreement (the “Debt Financing Letter”), pursuant to which Goldman Sachs Credit Partners L.P. has committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing”), and (ii) the equity commitment letter, dated as of the date of this Agreement, from funds managed by GS Capital Partners (the “Equity Financing Letter”, and together with the Debt Financing Letter, the “Financing Letters”), pursuant to which such parties have committed, subject to the terms thereof, to provide or cause to be provided the cash amounts set forth therein (together with the Debt Financing, the “Financing”). Prior to the date of this Agreement, (i) none of the Financing Letters has been amended or modified, and (ii) the respective commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Financing Letters are in full force and effect. Notwithstanding anything in this Agreement to the contrary, the Debt Financing Letter may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the “New Financing Letters”) which replace the existing Debt Financing Letter and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Financing Letters shall not (a) expand upon the conditions precedent to the Financing as set forth in the Debt Financing Letter in any respect that would reasonably be expected to make such conditions less likely to be satisfied or (b) reasonably be expected to delay the Closing. In such event, the term “Financing Letter” as used herein shall be deemed to include the New Financing Letters to the extent then in effect.

Section 5.8  Capitalization of MergerCo.  The authorized capital shares of MergerCo consists solely of 1,000 common shares, without par value, 100 of which are validly issued and outstanding. All of the issued and outstanding capital shares of MergerCo is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. MergerCo has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement, including the Financing.

ARTICLE VI

COVENANTS

Section 6.1  Conduct of Business Prior to the Closing.  Except as expressly required or expressly contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter, from the date of this Agreement, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its customers, lenders, distributors, suppliers, regulators and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), from the date of this Agreement, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a) propose or adopt any changes to the Company Organizational Documents;

(b) make, declare, set aside, or pay any dividend or distribution on any shares of its capital shares, other than dividends paid by a wholly owned Subsidiary to its parent corporation in the ordinary course of business; provided, that the Company may declare and pay regular quarterly dividends, in each case not to exceed $.0525 per Common Share, consistent with past practice as to timing;

(c) (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital shares, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any of its capital shares or any securities or other rights convertible or exchangeable into or exercisable for any of its capital shares or such securities or other rights, or offer to do the same, (iii) issue, grant, deliver or sell any of its capital shares or any securities or other rights convertible or exchangeable into or exercisable for any of its capital shares or such securities or rights (other than pursuant to the exercise of Stock Options, in all cases in accordance with the terms of the applicable award or plan as in effect on the date of this Agreement), (iv) enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital shares or such securities or other rights, except in each case as permitted under Section 6.1(d), or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;

(d) (i) increase the compensation or benefits payable or to become payable to, or make any payment not otherwise due to, any of its past or present directors, officers, employees, or other service providers, except, in the case of officers and employees, for annual cash compensation increases and benefit adjustments in the ordinary course of business consistent with past practice and existing contractual commitments, (ii) grant any severance or termination pay to any of its past or present directors, officers, employees, or other service providers, other than pursuant to Contracts or policies in effect on the date hereof, (iii) enter into any new employment or severance agreement with any of its past or present directors, officers, employees, or other service providers, (iv) establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (v) contribute any funds to a “rabbi trust” or similar grantor trust, (vi) change any actuarial assumptions currently being utilized with respect to Company Benefit Plans, or (vii) grant any equity or equity-based awards to directors, officers or employees, except in each case to the extent required by applicable Laws or by existing Company Benefit Plans set forth in Section 4.13(a) of the Company Disclosure Letter;

(e) merge or consolidate the Company or any of its Subsidiaries with any Person;

(f) sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination, other than sales of assets in the ordinary course of business consistent with past practice;

(g) mortgage or pledge any of its material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon, other than Permitted Liens;

(h) make any material acquisitions, by purchase or other acquisition of shares or other equity interests, or by merger, consolidation or other business combination that exceed, in the aggregate, $2 million or make any property transfer(s) or material purchase(s) of any property or assets, to or from any Person (other than a wholly owned Subsidiary of the Company) that exceed, in the aggregate, $2 million;

(i) enter into, renew, extend, amend or terminate any Contract that is a Disclosed Contract or would be a Disclosed Contract if it had been entered into on or prior to the date hereof;

(j) incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities, in either case other than any of the foregoing that is both in the ordinary course of business and would not cause any condition set forth in the Debt Financing Letter not to be satisfied;

(k) make any loans, advances or capital contributions to, acquisitions of or investments in, any other Person in excess of $500,000 in the aggregate for all such loans, advances, contributions, acquisitions and investments, other than loans, advances or capital contributions to or among wholly owned Subsidiaries or as required by customer contracts entered in the ordinary course of business consistent with past practice;

(l) authorize or make any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $1 million above the capital expenditures provided for in the Company’s budget for the remaining portion of fiscal year 2007 (a copy of which 2007 budget has been provided or made available to MergerCo);

(m) change its financial accounting policies or procedures in effect as of December 31, 2006, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and its Subsidiaries, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by Law or GAAP;

(n) waive, release, assign, settle or compromise any Legal Actions, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $250,000 individually or $1 million in the aggregate, in any case without the imposition of equitable relief or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries;

(o) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than immaterial Subsidiaries);

(p) other than in the ordinary course of business consistent with past practice or to the extent required by law, settle or compromise any Tax audit, liability, claim or assessment for an amount in excess of $1 million, change any material Tax election or file any material amendment to a material Tax Return, change any annual Tax accounting period, change any material Tax accounting method, enter into any material closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries, other than, in each case, those settlements or agreements for which any liabilities thereunder have been specifically accrued and reserved for in the balance sheet most recently included in a Company SEC Document filed prior to the date of this Agreement;

(q) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(r) agree or commit to do any of the foregoing.

Section 6.2  Other Actions.  Parent, MergerCo and the Company will not, and will cause their respective Subsidiaries not to, take or omit any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of the Company, to the extent the Company Board withdraws, modifies or amends the Company Board Recommendation to the extent permitted by Section 6.4(e).

Section 6.3  Access to Information; Confidentiality.  Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and its Representatives and financing sources, during normal business hours and upon reasonable advance notice (i) such access to the officers, management employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent reasonably may request and (ii) all documents that Parent reasonably may request. Notwithstanding the foregoing, Parent and its Representatives shall not have access to any books, records and other information the disclosure of which would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege or would violate the terms of a confidentiality agreement, provision or like obligation (provided, that the Company shall use all reasonable efforts to obtain a waiver therefrom for the benefit of Parent) with respect to such books, records and other information. The parties will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 6.4  No Solicitation.  (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. on the date that is 45 days after the date of this Agreement (the “No-Shop Period Start Date”), the Company, its Subsidiaries and its and its Subsidiaries’ Representatives shall have the right (acting through the Special Committee) to: (i) initiate, solicit or encourage (including by way of providing information, but only pursuant to an Acceptable Confidentiality Agreement) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal; provided that the Company shall concurrently disclose to Parent the same non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access if such non-public information has not previously been disclosed to Parent; and (ii) participate or engage in discussions or negotiations with respect to a Takeover Proposal, or otherwise cooperate with or assist any Person in connection with a Takeover Proposal.

(b) (i) From the No Shop Period Start Date until the Effective Time, except as specifically permitted in Section 6.4(e), the Company agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(A) initiate, solicit or encourage (including by way of providing information) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal;

(B) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise cooperate with or assist any Person in connection with a Takeover Proposal; or

(C) resolve, propose or agree to do any of the foregoing.

(ii) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 6.4(e), the Company agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(A) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent or MergerCo;

(B) approve, endorse or recommend any Takeover Proposal;

(C) enter into any letter of intent, understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a Takeover Proposal; or

(D) resolve, propose or agree to do any of the foregoing.

(c) Except with respect to any Takeover Proposal received prior to the No-Shop Period Start Date with respect to which the requirements of Sections 6.4(e)(i) have been satisfied as of the No-Shop Period Start Date (any such Person so submitting a Takeover Proposal, an “Excluded Party”), on the No-Shop Period Start Date the Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make a Takeover Proposal, and the Company shall promptly request that each Person who has executed a confidentiality agreement with the Company in connection with such Person’s consideration of a Takeover Proposal (other than the parties hereto and their respective advisors) return or destroy all non-public information provided to that Person by or on behalf of the Company. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 6.4. Notwithstanding anything contained in Section 6.4 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Takeover Proposal made by such party fails, in the reasonable judgment of the Company Board (acting through the Special Committee), to satisfy the requirements of Section 6.4(e). Within 48 hours of the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and provide Parent a written summary of the material terms and conditions of each Takeover Proposal received from any Excluded Party.

(d) The Company shall notify Parent promptly (and in any event within 48 hours) upon receipt by it or its Subsidiaries or its or its Subsidiaries’ Representatives of (i) any Takeover Proposal or indication by any Person that it is considering making a Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall notify Parent promptly (and in any event within 48 hours) with the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Takeover Proposal, indication, inquiry or request), including any modifications thereto. Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 6.4(e). Except in accordance with Section 6.4(e), the Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, which prohibits the Company from providing such information to Parent. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement. Notwithstanding the foregoing provisions of this Section 6.4(d), prior to the No-Shop Period Start Date, as to any Takeover Proposal received by the Company or any of its Subsidiaries or Representatives from any Excluded Party, the Company shall only be required to promptly (and in any event within 48 hours) notify Parent, orally and in writing, of such Takeover Proposal received by the Company or any of its Subsidiaries or Representatives from such Excluded Party, including the identity of such Excluded Party, the material terms of such Takeover Proposal and copies of any written communication received from such Excluded Party.

(e) Notwithstanding the foregoing, if the Company has otherwise complied with its obligations under this Section 6.4, prior to the receipt of the Requisite Company Vote:

(i) the Company may engage in discussions or negotiations with a Person who has made a written Takeover Proposal not solicited in violation of this Section 6.4 if, prior to taking such action, (A) the Company enters into an Acceptable Confidentiality Agreement with such Person and (B) the Company Board (acting through the Special Committee, if then in existence) determines in good faith (1) after receiving the advice of its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (2) after receiving the advice of its outside legal counsel, that such action is necessary to comply with its fiduciary obligations to the shareholders of the Company under applicable Laws;

(ii) the Company may furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to a Person who has made a written Takeover Proposal not solicited in violation of this Section 6.4 if, prior to taking such action, the Company Board (acting through the Special Committee) determines in good faith (A) after receiving the advice of its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) after receiving the advice of its outside legal counsel, that such action is necessary to comply with its fiduciary obligations to the shareholders of the Company under applicable Laws, but only so long as the Company (x) has caused such Person to enter into an Acceptable Confidentiality Agreement and (y) concurrently discloses the same such non-public information to Parent if such non-public information has not previously been disclosed to Parent;

(iii) the Company Board may withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent if the Company Board (acting through the Special Committee) has determined in good faith, after receiving the advice of outside legal counsel, that such action is necessary to comply with its fiduciary obligations to the shareholders of the Company under applicable Laws; provided, that prior to any such withdrawal, modification or amendment to the Company Board Recommendation, (A) the Company shall have given Parent prompt written notice advising Parent of (x) the decision of the Company Board (acting through the Special Committee) to take such action and

(y) in the event the decision relates to a Takeover Proposal, the material terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents, (B) the Company shall have given Parent five Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (C) the Company Board (acting through the Special Committee) shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after receiving the advice of outside legal counsel, that such withdrawal, modification or amendment of the Company Board Recommendation is required to comply with its fiduciary obligations to the shareholders of the Company under applicable Laws; provided, that, in the event the Company Board (acting through the Special Committee) does not make the determination referred to in clause (C) of this paragraph but thereafter determines to withdraw, modify or amend the Company Board Recommendation pursuant to this Section 6.4(e)(iii), the procedures referred to in clauses (A), (B) and (C) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification;

(iv) if the Company Board (acting through the Special Committee) determines in good faith after receiving the advice of its financial advisors and outside legal counsel, in response to a bona fide written Takeover Proposal that was unsolicited (or that was solicited in accordance with Section 6.4(e)(i)) and that did not otherwise result from a breach of this Section 6.4 in any material respect, that such Takeover Proposal constitutes a Superior Proposal, (A) the Company may terminate this Agreement, (B) the Company Board may approve or recommend such Superior Proposal to its shareholders, and/or (C) immediately prior to or concurrently with the termination of this Agreement, enter into any letter of intent, understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement or approve or recommend such Superior Proposal pursuant to this Section 6.4(e)(iv), and any purported termination or approval pursuant to this Section 6.4(e)(iv) shall be void and of no force or effect, unless the Company prior to or concurrently with such action pursuant to this Section 6.4(e)(iv) pays to Parent the Termination Fee; and provided, further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 6.4(e)(iv) and the Company Board may not approve or recommend any Superior Proposal unless (I) the Company has provided a written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal and including all information required by Section 6.4(e)(iii)(A)(y) and (II) Parent does not, within five Business Days following its receipt of the Notice of Superior Proposal, make an offer that, as determined by the Company Board in good faith after receiving the advice of its financial advisors and outside legal counsel, results in the applicable Takeover Proposal no longer being a Superior Proposal (provided that, during such five Business Day period, the Company shall negotiate in good faith with Parent, to the extent Parent wishes to negotiate, to enable Parent to make such offer).

(f) Section 6.4(e) shall not prohibit the Company Board from disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a withdrawal, modification or amendment of the Company Board Recommendation in a manner adverse to Parent unless the Company Board (x) expressly reaffirms its recommendation to its shareholders in favor of adoption of this Agreement or, (y) rejects such other Takeover Proposal.

(g) Any withdrawal, modification or amendment by the Special Committee of its recommendation that forms a part of the Company Board Recommendation in any manner adverse to Parent or that is inconsistent with the Company Board Recommendation, and any approval, endorsement or recommendation by the Special Committee of any Takeover Proposal, and any resolution or announcement of an intention of the Special Committee with respect to any of the foregoing, shall be deemed and treated for all purposes of this Agreement as if such action were taken by the Company Board with respect to the Company Board Recommendation or any such Takeover Proposal, as applicable.

(h) Without the prior written consent of the Company, none of Parent, MergerCo or any of their Affiliates shall (i) contact or engage in discussions with any Excluded Party or any party submitting a Takeover Proposal, in each case related to a Takeover Proposal or a potential Takeover Proposal, (ii) issue any press release or other public announcement regarding the receipt by the Company of a Takeover Proposal from any other party, (iii) take any action that is prohibited by the terms of the Confidentiality Agreement or (iv) other than in the ordinary course of business or as permitted by the terms of this Agreement or by applicable Law, take any other action that will, or that is intended to, dissuade any other party from making a Takeover Proposal.

Section 6.5  Notices of Certain Events.  (a) The Company will notify Parent promptly of (i) any communication from (x) any Governmental Entity or (y) any counterparty to any Contract that alone, or together with all other Contracts with respect to which communication is received, is material to the Company and its Subsidiaries, taken as a whole, alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) any Legal Actions commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), and (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 7.2(a) or 7.2(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed. With respect to any of the foregoing, the Company will consult with Parent and its Representatives so as to permit the Company, Parent and MergerCo and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(b) Parent will notify the Company promptly of (i) any communication from any Governmental Entity alleging that the consent of such Governmental Entity (or other Governmental Entity) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives), or (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 7.3(a) or 7.3(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed.

Section 6.6  Proxy Material; Shareholder Meeting.  (a) In connection with the Company Shareholders Meeting, the Company will (i) as promptly as reasonably practicable after the date of this Agreement prepare and file with the SEC the Company Proxy Statement relating to the Merger and the other transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Parent has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use all reasonable efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company shareholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting, and (vi) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the Company Shareholders Meeting and the

Merger. Parent shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Company Proxy Statement, the Company and Parent will cooperate to (i) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response and (ii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law.

(b) The Company Proxy Statement will include the Company Board Recommendation unless the Company Board has withdrawn, modified or amended the Company Board Recommendation to the extent permitted under Section 6.4(e).

(c) The Company will call and hold the Company Shareholders Meeting as promptly as practicable following the date of this Agreement for the purpose of obtaining the Requisite Company Vote. The written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned) will be required to adjourn or postpone the Company Shareholders Meeting; provided, that, in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Vote, the Company will not adjourn or postpone the Company Shareholders Meeting unless the Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws. The Company will (a) use all commercially reasonable efforts to solicit or cause to be solicited from its shareholders proxies in favor of adoption of this Agreement and (b) subject to Section 6.4(e), take all other commercially reasonable action necessary to secure the Requisite Company Vote.

Section 6.7  Employees; Benefit Plans

(a) The Surviving Corporation and its Affiliates will honor all Company Benefit Plans (including any severance, retention, change of control and similar plans, agreements and written arrangements) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements. For a period of one year following the Closing Date, the Surviving Corporation will provide all current employees of the Company and its Subsidiaries (other than those employees covered by a collective bargaining agreement) as of the Effective Time who continue employment with the Surviving Corporation (“Employees”) (other than those covered by an individual agreement providing severance benefits outside the Company’s severance policies) who suffer a termination of employment with severance benefits no less favorable than those that would have been provided to such Employees under the Company’s severance policies as in effect immediately prior to the Effective Time. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee for any reason for which the Company could have terminated such Employee prior to the Effective Time.

(b) Following the Effective Time, (i) each Employee immediately will be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such newly adopted employee benefit plan of the Surviving Corporation (a “New Plan”) replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, the Surviving Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) No provision of this Section 6.7 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

Section 6.8  Directors’ and Officers’ Indemnification and Insurance.  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation, in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, the Surviving Corporation will, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law and required by the Company Organizational Documents (or any similar organizational document) of the Company or any of its Subsidiaries, when applicable, and any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned) and will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees and expenses that the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law.

(b) The Surviving Corporation will (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided, that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers, of at least the same coverage and amounts containing terms and conditions that are no less favorable to the directors and officers of the Company) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(c) The provisions of this Section 6.8 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 6.8 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational document) of the Surviving Corporation or any of its Subsidiaries or otherwise.

(d) Following the Effective Time, the Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective articles of incorporation or code of regulations (or similar organizational document) for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement.

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Persons, or (ii) transfers all or substantially all of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 6.8.

Section 6.9  Reasonable Efforts.  (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VII are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) making, as promptly as practicable (and in any event within 10 Business Days), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and not extending any waiting period under the HSR Act or entering into any agreement with the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which consent will not be unreasonably withheld, delayed or conditioned), (iii) making, as promptly as practicable, appropriate filings under any other antitrust, competition or premerger notification, trade regulation Law, regulation or Order, (iv) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; provided, however, that without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company and its Subsidiaries may not pay or commit to pay any amount of cash or other consideration, or incur or commit to incur any liability or other obligation, in connection with obtaining such consent, approval or waiver, (v) subject to first having used all reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

(b) Parent and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 6.9, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. The Company shall not file any such document or take such action if Parent has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent the consummation of the transactions contemplated hereby or (ii) cause a condition set forth in Article VII to not be satisfied. The Company shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned).

(c) Each of Parent and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything herein to the contrary, no party is required to, and the Company may not, without the prior written consent of Parent, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates. Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of Parent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs.

(e) The Company shall keep Parent informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, so that Parent and its Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

Section 6.10  Public Announcements.  None of Parent, MergerCo or the Company will issue any such press release or make any such public statement without the prior written consent of the other parties (which consent will not be unreasonably withheld, delayed or conditioned), except to the extent that the disclosing party determines in good faith it is required to do so by applicable Laws or NYSE requirements, in which case that party will use all reasonable efforts to consult with the other parties before issuing any such release or making any such public statement.

Section 6.11  Stock Exchange Listing.  Promptly following the Effective Time, the Surviving Corporation will cause the Shares to be delisted from the NYSE and deregistered under the Exchange Act.

Section 6.12  Fees and Expenses.  Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) will be paid by the party incurring those Expenses, except as otherwise provided in Sections 6.14 and 8.6.

Section 6.13  Takeover Statutes.  If any takeover statute is or becomes applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement, each of MergerCo and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 6.14  Financing.  (a) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries, and shall use commercially reasonable efforts to cause their respective Representatives, including legal and accounting, to provide, all cooperation requested by Parent in connection with the Financing and the other transactions contemplated by this Agreement, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) furnishing Parent and its Financing sources as promptly as practicable with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Debt Financing Letters at the time during the Company’s fiscal year such offerings will be made (the “Required Information”), (iv) satisfying the conditions precedent to the availability of the Financing as set forth in the Debt Financing Letters (to the extent the satisfaction of such conditions requires actions by or cooperation of the Company), (v) using commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the Closing Date, and (vi) taking all actions necessary to permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing. The Company shall use commercially reasonable efforts to take the following actions at the Closing: (A) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, (B) obtaining accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent, (C) establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (D) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company.

(b) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Financing Letters, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Letters, Parent shall use all reasonable efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event. Parent shall keep the Company reasonably apprised of material developments relating to the Financing.

(c) For purposes of this Agreement, (i) “Marketing Period” means a period commencing on the date of this Agreement and ending on the Final Marketing Date, (ii) “Final Marketing Date” means the First End Date; provided, that if on or prior to the First End Date, Parent delivers a written notice to the Company extending the Final Marketing Date to the Extended End Date, then the Final Marketing Date shall mean the Extended End Date (such written notice shall include a list of the form and type of Required Information that is necessary for the Company to deliver to Parent in order for December 15, 2007 to be the Final Marketing Date (subject to any form or type of information subsequently identified by Parent that was omitted in good faith or that has become customary, the failure of which to include in the offering materials would cause such offering materials to contain an untrue statement of a material fact or omit to state a material fact necessary to be stated in such offering material in order to make the statements in the offering documents, in the light of the circumstances under which they were made, not misleading)), (iii) “First End Date” means (x) October 5, 2007 if the immediately preceding 30 calendar-day period is a Required Information Period or (y) if the 30 calendar-day period immediately preceding October 5, 2007 is not a Required Information Period, then the first date after October 5, 2007 that is the final day of a Required Information Period, (iv) “Extended End Date” means (x) December 15, 2007 if the immediately preceding 30 calendar-day period is a Required Information Period or (y) if the 30 calendar-day period immediately preceding December 15, 2007 is not a Required Information Period, then the first date after December 15, 2007 that is the final day of a Required Information Period, and (v) “Required Information Period” means a period of 30 consecutive calendar days (x) throughout and at the end of which Parent shall have (and its financing sources shall have access to) the Required Information and (y) throughout and at the end of which the conditions set forth in Section 7.1 and Section 7.2 (other than the receipt of the certificates referred to therein) shall be satisfied and nothing material has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 (other than the receipt of the certificates referred to therein) to fail to be satisfied assuming the closing of the transactions contemplated by this Agreement were to be scheduled for any time during such 30-consecutive-calendar day period.

Section 6.15  Resignations.  To the extent requested by Parent in writing prior to Closing Date, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company’s Subsidiaries designated by Parent and shall take such other action as is necessary to accomplish the foregoing.

Section 6.16  Shareholder Litigation.  The Company shall give Parent and MergerCo the opportunity to participate (at their own expense) in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without MergerCo’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned).

ARTICLE VII

CONDITIONS

Section 7.1  Mutual Conditions to Closing.  The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Shareholder Approval.  This Agreement will have been duly adopted by the Requisite Company Vote.

(b) Regulatory Approvals.  (i) The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) will have expired or been terminated and (ii) all other approvals or consents identified in Schedule 7.1(b)(iii) shall have been obtained except those approvals or consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. In the case of the obligation of Parent and

MergerCo, the consents, approvals, decisions or waiting period expirations or terminations shall have occurred or been obtained free of any condition, limitation, requirement, or Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect.

(c) No Injunctions or Restraints.  No Governmental Entity will have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

Section 7.2  Conditions to Obligation of Parent and MergerCo.  The obligations of Parent and MergerCo to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 4.2 (Corporate Authority), Sections 4.3(a) — (d) (Capitalization) and Section 4.7(a) (Vote Required) shall be true and correct in all respects (except, in the case of Sections 4.3(a) — (d) for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the events, states of facts, circumstances, developments, changes or effects causing the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein) do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Covenants.  The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, state of fact, circumstance, development, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officers Certificate.  Parent will have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(e) Tax Certificate.  Parent shall have received a duly executed affidavit of the Company issued pursuant to and in compliance with Treasury Regulation section 1.897-2(h) and dated as of the Closing Date, in a form reasonably satisfactory to Parent, certifying that an interest in the Company is not a U.S. real property interest within the meaning of Code Section 897 and proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).

Section 7.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and MergerCo set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the events, state of facts, circumstances, developments, changes or effects causing the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect set forth therein) do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and MergerCo to consummate the transactions contemplated hereby.

(b) Performance of Covenants.  Parent and MergerCo shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Officers Certificate.  The Company will have received a certificate, signed by an officer of Parent and MergerCo, certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination by Mutual Consent.  This Agreement may be terminated, whether before or after receipt of the Requisite Company Vote, at any time prior to the Effective Time by mutual written consent of Parent and the Company.

Section 8.2  Termination by Either MergerCo or the Company.  This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a) whether before or after receipt of the Requisite Company Vote, if the Merger has not been consummated on or prior to December 15, 2007, except that the right to terminate this Agreement under this clause will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

(b) if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof); or

(c) whether before or after receipt of the Requisite Company Vote, if any Law prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

Section 8.3  Termination by Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a) if (i) the Company Board withdraws, modifies or amends the Company Board Recommendation in any manner adverse to Parent, (ii) the Company Board approves, endorses or recommends any Takeover Proposal other than the Merger, or (iii) the Company or the Company Board resolves or announces its intention to do any of the foregoing, in any case whether or not permitted by Section 6.4; or

(b) if a breach or failure of any representation, warranty or covenant of the Company contained in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) has not been cured by the Company within 20 Business Days after the Company’s receipt of written notice of such breach or failure from Parent.

Section 8.4  Termination by the Company.  This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a) if a breach or failure of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement shall have occurred, which breach (a) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (b) has not been cured by Parent or MergerCo within 20 Business Days after Parent’s receipt of written notice of such breach or failure from the Company; or

(b) if the Company enters into an agreement with respect to a Superior Proposal in compliance with the provisions of Section 6.4(e)(iv) and prior to or concurrently with such termination the Company pays the Termination Fee to Parent in accordance with Section 8.6.

Section 8.5  Effect of Termination.  If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or Representative of such party); provided, that, nothing in this Section 8.5 (including termination) shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement. The provisions of Section 6.10, Section 6.12, this Section 8.5, Section 8.6 and Article IX, and any applicable definitions in Article I will survive any termination of this Agreement.

Section 8.6  Fees and Expenses.  (a) The Company will pay, or cause to be paid, to Parent an amount equal to $25 million (the “Termination Fee”), net of any Parent Expenses previously paid by the Company:

(i) if this Agreement is terminated by Parent pursuant to Section 8.3(a) and a Takeover Proposal (or the intention of any Person to make one), whether or not conditional, has not been made known to or proposed to the Company or otherwise publicly announced or disclosed prior to such termination, in which event payment will be made within two Business Days after such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 8.4(b), in which event payment will be made prior to or concurrently with the time of termination; or

(iii) if (A) a Takeover Proposal (or the intention of any Person to make one), whether or not conditional, shall have been made known to or proposed to the Company or otherwise publicly announced or disclosed prior to termination of this Agreement, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(b), by Parent pursuant to Section 8.3(a) or by Parent pursuant to Section 8.3(b), and (C) within 12 months following the date of such termination, the Company enters into a Contract providing for the implementation of any Takeover Proposal (and such Takeover Proposal is ultimately consummated) or consummates any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which event payment will be made on the date on which the Company consummates such Takeover Proposal. For purposes of the foregoing clause (C) only, references in the definition of the term “Takeover Proposal” to the figure “15%” will be deemed to be replaced by the figure “50%.”

(b) In the event that this Agreement is terminated under the provisions referred to in clause (B) of Section 8.6(a)(iii) and the circumstances referred to in clause (A) of Section 8.6(a)(iii) shall have occurred prior to such termination but the Termination Fee (or any portion thereof) has not been paid and is not payable because the circumstances referred to in clause (C) of Section 8.6(a)(iii) shall not have occurred, then the Company shall pay, to an account or accounts designated by Parent, as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Parent’s and MergerCo’s actual and reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent or MergerCo and their Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”), which amount shall not be greater than $10 million; provided, that, the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.6(a)(iii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.6(b); provided, further, that, the payment by the Company of Parent Expenses pursuant to this Section 8.6(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.6(a)(iii); and provided, further, that in the event that Parent Expenses are paid and Parent subsequently becomes entitled to the Termination Fee pursuant to Section 8.6(a)(iii), then payment of the Termination fee shall be net of the Parent Expenses previously paid by the Company.

(c) If (i) the Company terminates this Agreement pursuant to Section 8.4(a) as a result of a breach by Parent or MergerCo of their respective obligation to effect the Closing pursuant to Section 2.2 and satisfy its obligations under Article II, and (ii) Parent and MergerCo fail to effect the Closing, then MergerCo shall pay $25 million (the “MergerCo Termination Fee”) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two Business Days following such termination); provided, however, that if Parent extends the Final Marketing Date to the Extended Marketing Date pursuant to Section 6.14(c), then the MergerCo Termination Fee shall be $35 million if such termination occurs after the First End Date (and in such case, all references to the MergerCo Termination Fee in this Agreement shall then mean $35 million).

(d) The parties hereto acknowledges that the agreements contained in this Section 8.6 are an integral part of the transactions contemplated by this Agreement, that without these agreements the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.6 do not constitute a penalty. If a party hereto fails to pay another party any amounts due to the other party pursuant to this Section 8.6 within the time periods specified in this Section 8.6, the failing party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(e) Except as set forth in this Section 8.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid in accordance with the provisions of Section 6.12.

(f) Notwithstanding anything to the contrary in this Agreement, (i)(A) in the event that Parent or MergerCo breaches its respective obligation to effect the Closing pursuant to Section 2.2 and satisfy its obligations under Article II and (B) Parent and MergerCo fail to effect the Closing and satisfy such obligations (and Parent and MergerCo are not otherwise in breach of this Agreement, including their respective obligations pursuant to Section 6.14) such that the condition set forth in Section 7.3(b) would not be satisfied, then the Company’s right to terminate this Agreement and receive the MergerCo Termination Fee from MergerCo pursuant to Section 8.6(c) or the guarantee thereof pursuant to the Guarantees shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, MergerCo, the Guarantors and any of their respective former, current and future direct or indirect equity holders, controlling persons, Affiliates, shareholders, directors, officers, employees, agents, members, managers, general or limited partners, assignees or agents for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or MergerCo and the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amount, no Person shall have any rights under any Equity Financing Letter, whether at law or equity, in contract, in tort or otherwise, and none of Parent, MergerCo, the Guarantors or any of their respective former, current and future direct or indirect equity holders, controlling persons, Affiliates, shareholders, directors, officers, employees, agents, members, managers, general or limited partners, assignees or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (ii) the Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (A) the maximum aggregate liability of Parent and MergerCo for such losses or damages shall be limited to the amount of the MergerCo Termination Fee, (B) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee, and (C) in no event shall the Company seek to recover any money damages in excess of such amounts from Parent, MergerCo, the Guarantors or their respective former, current and future direct or indirect equity holders, controlling persons, Affiliates, shareholders, directors, officers, employees, agents, members, managers, general or limited partners, assignees or agents in connection herewith or therewith. Subject to Section 9.12, and other than in the case of a willful or intentional breach, Parent and MergerCo agree that to the extent MergerCo, Parent or Parent’s stockholders have incurred losses or damages in connection with a breach of this Agreement by the Company, the maximum liability of the Company and any of its Affiliates, shareholders, directors, officers, employees, assignees or agents for such losses or damages shall be limited to $25 million.

(g) Any amount that becomes payable pursuant to Section 8.6(a), 8.6(b) or 8.6(c) shall be paid by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such payment. The parties hereto agree and understand that in no event shall the Company or MergerCo be required to pay the Termination Fee or the MergerCo Termination Fee, respectively, on more than one occasion.

Section 8.7  Amendment.  This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after shareholder approval hereof, so long as (a) no amendment that requires further shareholder approval under applicable Laws after shareholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 8.8  Extension; Waiver.  At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Interpretation.  The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement and the Company Disclosure Letter to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.

Section 9.2  Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.2 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with their terms and (b) terminate as of the Effective Time.

Section 9.3  Governing Law.  Except to the extent the laws of the State of Ohio are mandatorily applicable to the Merger, this Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

Section 9.4  Submission to Jurisdiction.  Each of the parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such suit, action or proceeding. Each of the parties further agrees that service of any process, summons, notice or document to such party’s respective address listed above in one of the manners set forth in Section 9.6 hereof shall be deemed in every respect effective service of process in any such suit, action or proceeding. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.5  Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

Section 9.6  Notices.  Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent or MergerCo, to:

c/o GS Capital Partners 85 Broad Street New York, New York 10004 Facsimile: (212) 357-5505 Attention:	Joseph Gleberman Jack Daly

with copies (which will not constitute notice to Parent or MergerCo) to each of:

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Facsimile: (212) 859-4000 Attention:	Robert C. Schwenkel, Esq. Christopher Ewan, Esq.

If to the Company, to:

Myers Industries, Inc.
1293 S. Main St.
Akron, OH 44301
Facsimile: (330) 761-6290
Attention: John C. Orr

with a copy (which will not constitute notice to the Company) to:

Benesch Friedlander Coplan & Aronoff LLP
200 Public Square
2300 BP Tower
Cleveland, OH 44114
Facsimile: (216) 363-4588
Attention: Megan L. Mehalko, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 9.6, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.6 and appropriate confirmation is received.

Section 9.7  Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Guarantees, and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 9.8  No Third-Party Beneficiaries.  Except as provided in Section 6.8, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

Section 9.9  Severability.  The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 9.10  Rules of Construction.  The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 9.11  Assignment.  This Agreement may not be assigned by operation of Law or otherwise; provided that each of Parent and MergerCo may, without prior written consent of the Company, (a) assign any or all of its rights hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder and (c) assign its rights, but not its obligations, under this Agreement to any of its or its Affiliates’ financing sources (in any or all of which cases each of Parent and MergerCo nonetheless shall remain responsible for the performance of all of its obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.11 will be null and void.

Section 9.12  Remedies.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that Parent and MergerCo shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.13  Time is of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 9.14  Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MYERS INDUSTRIES, INC.

By:	/s/ John C. Orr
Name: John C. Orr
Title: President and CEO

MYEH CORPORATION

By:	/s/ Joseph Gleberman
Name: Joseph Gleberman
Title: Authorized Signatory

MYEH ACQUISITION CORPORATION

By:	/s/ Joseph Gleberman
Name: Joseph Gleberman
Title: Authorized Signatory

Annex B

[KeyBanc Capital Markets, Inc. Letterhead]

April 23, 2007

Special Committee of the Board of Directors of Myers Industries, Inc.
1293 S. Main Street
Akron, OH 44301

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of common stock, without par value (the “Common Stock”) of Myers Industries, Inc. (the “Company”) of the consideration to be received by these holders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among the Company, MYEH Corporation and MYEH Acquisition Corporation (the “Transaction”).

You have advised us that under the terms of the Merger Agreement, all of the issued and outstanding shares of Common Stock will be converted into the right to receive, and become exchangeable for, $22.50 per share in cash. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

KeyBanc Capital Markets Inc. (“Key”), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Merger Agreement, dated April 23, 2007, which we understand to be in substantially final form; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended December 31, 2004, 2005 and 2006; (iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Common Stock; (v) certain information concerning MYEH Corporation and MYEH Acquisition Corporation and their financing sources; (vi) certain publicly available information with respect to certain other publicly traded companies that we believe to be comparable to the Company and the trading markets for certain of such other companies’ securities; and (viii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company to discuss the business and prospects of the Company, as well as other matters we believe relevant to our inquiry, and considered such other data and information we judged necessary to render our opinion.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with us or publicly available and have assumed and relied upon the representations and warranties of the Company, MYEH Corporation and MYEH Acquisition Corporation contained in the Merger Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections were reasonably prepared and reflect the best currently available estimates and judgments of the Company. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not

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conducted a physical inspection or appraisal of any of the assets, properties or facilities of the Company nor have we been furnished with any such evaluation or appraisal. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without a material adverse effect on the Company or the Transaction.

We have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that the conditions to the Transaction as set forth in the Merger Agreement would be satisfied and that the Transaction would be consummated on a timely basis in the manner contemplated by the Merger Agreement. We have not solicited, nor were we asked to solicit, third party interest in a transaction involving the Company.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be received by the holders of the Company’s Common Stock pursuant to the Merger Agreement and does not address the Company’s underlying business decision to effect the Transaction or any other terms of the Transaction. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive from the Company a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction (the “Transaction Fee”), as well as the Company’s agreement to indemnify us under certain circumstances. We also will receive a fee in connection with the delivery of this opinion, which fee will be credited against any Transaction Fee earned. We have in the past provided investment and commercial banking and services to the Company for which we have received customary compensation. In the ordinary course of our business, we may actively trade securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this opinion was prepared solely for the confidential use of the Special Committee of the Board of Directors of the Company in its evaluation of the proposed Transaction. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at any stockholders’ meeting held in connection with the Transaction. This opinion is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at anytime, in whole or in part, without our prior written consent; provided, however, that this opinion may be included in its entirety in any document to be distributed to the holders of Common Stock in connection with the Transaction.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof; the consideration to be received pursuant to the Merger Agreement is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

By:	/s/ Raj Trikha
Name: Raj Trikha
Title: Managing Director

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Annex C

[William Blair & Company Letterhead]

April 23, 2007

Special Committee of the Board of Directors
Myers Industries Inc.
1293 South Main Street
Akron, OH 44301

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (collectively, the “Shareholders”) (other than MYEH Corporation (“Buyer Parent”) or its affiliates) of the outstanding shares of common stock, without par value (the “Common Stock”), of Myers Industries Inc. (the “Company”) of the consideration of $22.50 per share in cash (the “Merger Consideration”) proposed to be paid to the Shareholders pursuant to an Agreement and Plan of Merger substantially in the form of the draft dated as of April 22, 2007 (the “Merger Agreement”) by and among Buyer Parent, MYEH Acquisition Corporation, a wholly-owned subsidiary of Buyer Parent (“Merger Sub”), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) and each outstanding share of Common Stock will be converted into the right to receive the Merger Consideration upon consummation of the Merger, other than shares held by the Company or any of its direct or indirect wholly owned subsidiaries or as to which dissenters’ rights have been properly exercised.

In connection with our review of the proposed Merger and the preparation of our opinion contained herein, we have examined: (a) drafts of the Merger Agreement (draft dated April 22, 2007) and Voting Agreement (draft dated April 20, 2007), Guarantees (draft dated March 21, 2007) and Financing Letters (draft dated April 11, 2007) (as defined in the Merger Agreement) (such drafts being collectively referred to herein as the “Transaction Agreements”); (b) the audited historical financial statements of the Company for the three years ended December 31, 2006; (c) certain internal business, operating and financial information and forecasts of the Company for 2007 to 2011 (the “Forecasts”), prepared by the senior management of the Company; (d) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (e) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (f) current and historical market prices and trading volumes of the Common Stock; and (h) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. We were not requested to, nor did we, solicit the interest of other parties in a possible business combination transaction with the Company.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including, without limitation, the Forecasts, and we have not assumed any responsibility or liability therefor. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or Buyer Parent (or any of its affiliates), nor have any such valuations or appraisals been provided to us. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We

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express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We were not requested to, and did not, participate in the negotiation or structuring of the Merger nor were we asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion contained herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect the opinion contained herein, we do not have any obligation to update, revise or reaffirm such opinion. We have relied as to all legal, accounting and tax matters on advice of the Company’s advisors. We have assumed that the executed Transaction Agreements will conform in all material respects to the last drafts thereof reviewed by us and that the Merger will be consummated substantially on the terms described in the draft Merger Agreement, without any amendment or waiver of any material terms or conditions, and that the financing will be available in accordance with the terms set forth in the Financing Letters. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Surviving Corporation (as defined in the Merger Agreement) or the ability of the Surviving Corporation to pay its obligations when they become due.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company or affiliates of Buyer Parent, including Goldman Sachs Group Inc., for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have rendered a fairness opinion in connection with the Merger and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our opinion was provided for the use and benefit of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Shareholders (other than Buyer Parent or its affiliates) of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any Shareholder as to how such Shareholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that this letter may be included in its entirety in a proxy statement mailed to the Shareholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Shareholders (other than Buyer Parent or its affiliates).

Very truly yours,

By:	/s/ William Blair & Company, L.L.C.
Name: William Blair & Company, L.L.C.

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Annex D

April 24, 2007

Myers Industries, Inc.
1293 S. Main Street
Akron, Ohio 44301

Ladies and Gentlemen:

This Letter Agreement is being delivered by GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., and GS Capital Partners VI GmbH & Co. KG (each an “Investor” and collectively, the “Investors”) to Myers Industries, Inc. an Ohio corporation (the “Company”), in connection with the execution of that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), among the Company, MYEH Corporation, a Delaware Corporation (“Buyer”) and MYEH Acquisition Corporation, an Ohio corporation and wholly owned subsidiary of Buyer (“MergerCo”), pursuant to which MergerCo will merge with and into the Company. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement. The Investors and the Company hereby agree as follows:

1. OBLIGATIONS.  To induce the Company to enter into the Merger Agreement, each of the Investors hereby absolutely, unconditionally and irrevocably guarantees to the Company, on the terms and conditions set forth herein, the payment obligations of Buyer under Section 8.6(c) of the Merger Agreement (the “Obligations”); provided that the maximum amount payable by all of the Investors hereunder shall not exceed, in the aggregate, the amount of the applicable MergerCo Termination Fee, plus all amounts to which the Company is entitled under Section 14 hereof (such sum, the “Investor Cap”; the Obligations, as limited by the Investor Cap, the “Merger Agreement Obligations”), it being understood that the Company will not seek to enforce this Letter Agreement for an amount in excess of the Investor Cap. In furtherance of the foregoing, each of the Investors acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Investors or any of them for the full amount of the Merger Agreement Obligations, regardless of whether action is brought against Buyer or MergerCo pursuant to the last sentence of Section 10(a) of this Letter Agreement, whether Buyer or MergerCo are joined (to the extent permitted by Section 10(a)) in any such action or actions or whether Buyer or MergerCo were primarily responsible for causing the Obligations of Buyer or MergerCo under the Merger Agreement.

2. NATURE OF THE OBLIGATIONS.  The Company shall not be obligated to file any claim relating to the Obligations in the event that Buyer or MergerCo becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the obligations of the Investors or any of them hereunder. In the event that any payment to the Company hereunder or otherwise in respect of the Merger Agreement Obligations is rescinded or must otherwise be returned for any reason whatsoever, each of the Investors shall remain jointly and severally liable hereunder with respect to the Merger Agreement Obligations as if such payment had not been made (subject to the terms hereof). This is an unconditional guarantee of payment and not of collectibility. Each Investor agrees that, at the Company’s discretion, any Investor, each of the other Investors and every other existing or future obligor, if any, on the Merger Agreement Obligations may be deemed to be jointly and severally liable for the payment of the Merger Agreement Obligations.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.  Each Investor agrees that the Company may at any time and from time to time, without notice to or further consent of the Investors or any of them, extend the time of payment of any of the Obligations, and may also make any agreement with Buyer or MergerCo, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Buyer or MergerCo without in any way impairing or affecting the obligations of the Investors or any of them under this Letter Agreement. Each Investor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Buyer or MergerCo; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any entity or other person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Buyer or MergerCo; (e) any insolvency, bankruptcy, reorganization or other similar proceeding, including, without limitation, any affecting Buyer or MergerCo; (f) the existence of any claim, set-off or other right which the Investors or any of them may have at any time, including, without limitation, against Buyer, MergerCo or the Company, whether in connection with the Obligations or otherwise; (g) any lack of enforceability of the Merger Agreement or any agreement or instrument relating thereto; or (h) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations. To the fullest extent permitted by law, each Investor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. Each Investor waives promptness, diligence, notice of the acceptance of this Letter Agreement and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyer or MergerCo, and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its affiliates, defenses to the payment of the Obligations that are available to Buyer or MergerCo under the Merger Agreement or breach by the Company of this Letter Agreement, each of the foregoing defenses being retained by the Investors). Each of the Investors acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Letter Agreement are knowingly made in contemplation of such benefits. The Company agrees that, in the event that the Company, in its sole discretion, shall, by written agreement, relieve the other parties to the Merger Agreement from their respective obligations under Section 8.6(c) of the Merger Agreement, then the Company shall, by written agreement, relieve each Investor from its obligations under this Letter Agreement.

The Company hereby covenants and agrees that it shall not institute, and shall cause its Controlled Affiliates (as defined below) not to institute in the name of or on behalf of the Company or any other person, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Investors, Buyer, MergerCo, the Investor Affiliates or MergerCo Affiliates (as defined below) except for claims against each of the Investors under this Letter Agreement, and each Investor hereby covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, any proceeding asserting that this Letter Agreement is illegal, invalid or unenforceable, in whole or in part. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, any person liable for any Obligations prior to proceeding against the Investors or any of them hereunder. For purposes of this Letter Agreement, “Controlled Affiliate” of any person means any affiliate that such person directly or indirectly controls (within the meaning of Rule 12b-2 of the Exchange Act) and, for purposes of this Letter Agreement, includes the directors and officers of such person when acting in their respective capacities as such. Each Investor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Buyer or MergerCo that arise from the existence, payment, performance, or enforcement of the Merger Agreement Obligations under or in respect of this Letter Agreement or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Buyer or MergerCo, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Buyer or MergerCo, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement shall have been paid in full in cash. If any amount shall be paid to any Investor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Investors and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Merger Agreement Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement thereafter arising.

4. NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5. REPRESENTATIONS AND WARRANTIES.  Each Investor hereby represents and warrants that:

(a) the execution, delivery and performance of this Letter Agreement have been duly authorized by all necessary action and do not contravene any provision of any Investor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on any Investor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Letter Agreement by each Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Letter Agreement;

(c) this Letter Agreement constitutes a legal, valid and binding obligation of each Investor enforceable against each Investor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) each Investor has the financial capacity to pay and perform its obligations under this Letter Agreement, and all funds necessary for such Investor to fulfill the Merger Agreement Obligations under this Letter Agreement shall be available to such Investor for so long as this Letter Agreement shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT.  Neither any Investor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company or such Investor, as the case may be; provided, however, any Investor may assign all or a portion of its obligations hereunder to an affiliate or to an entity managed or advised by an affiliate of Investor, provided that no such assignment shall relieve any Investor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

7. NOTICES.  All notices and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices to an Investor hereunder shall be delivered as set forth below or to such other address or facsimile number as such Investor shall have notified the Company in a written notice delivered to the Company in accordance with the Merger Agreement:

c/o GS Capital Partners VI Fund, L.P. 85 Broad Street New York, NY 10004 Attention:	Joseph Gleberman Jack Daly Fax: 212-357-5505

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Attention:	Robert C. Schwenkel Christopher Ewan Fax: 212-859-4000

8. CONTINUING OBLIGATION.  This Letter Agreement shall remain in full force and effect and shall be binding on each Investor, its successors and assigns until all of the Merger Agreement Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, this Letter Agreement shall terminate and no Investor shall have any further obligations under this Letter Agreement as of the earlier of (i) the Effective Time (as defined in the Merger Agreement), and (ii) the three-month anniversary of the termination of the Merger Agreement in accordance with its terms, except as to a claim for payment of any Obligation presented by the Company to MergerCo or any Investor by such three-month anniversary. Notwithstanding the foregoing, in the event that the Company or any Controlled Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Investor’s liability to the amount of the Investor Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Investor, the Investor Affiliates, Buyer, MergerCo or the Merger Affiliates with respect to the transactions contemplated by the Merger Agreement other than liability of the Investor under this Letter Agreement (as limited by the provisions of Section 1), then (i) the obligations of the Investor under this Letter Agreement shall terminate ab initio and be null and void and (ii) neither any Investor nor any of its affiliates shall have any further liability to the Company with respect to the transactions contemplated by the Merger Agreement or under this Letter Agreement; provided, however, that if the Investor asserts in any litigation or other proceeding that this Letter Agreement is illegal, invalid or unenforceable in accordance with its terms, then, to the extent the Company prevails in such litigation or proceeding, the Investor shall pay on demand all reasonable fees and out of pocket expenses of the Company in connection with such litigation or proceeding.

9. NO RECOURSE.  The Company acknowledges that the sole assets of Buyer and MergerCo are cash in a de minimis amount and its rights under the Merger Agreement, and that no additional funds are expected to be contributed to Buyer or MergerCo unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Letter Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that an Investor may be a partnership or limited liability company, by its acceptance of the benefits of this Letter Agreement, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the former, current or future security holders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Investors, Buyer, MergerCo, or any former, current or future security holder, director, officer, employee, general or limited partner, member, manager, affiliate, agent, assignee or representative of any of the foregoing (collectively, but not including Buyer or MergerCo, the “Investor Affiliates” or “MergerCo Affiliates”), through Buyer, MergerCo or otherwise, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Buyer or MergerCo against the Investor, Investor Affiliates, or MergerCo Affiliates, (including a claim to enforce the commitment letter dated as of the date hereof from the Investor to Buyer or MergerCo) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from (a) each of the Investors (but not the Investor Affiliates or MergerCo Affiliates (including any general partner or managing member)) its Merger Agreement Obligations under and to the extent provided in this Letter Agreement, subject to the limitations described herein, or for breach of any representation or warranty made in this Letter Agreement, (b) any Investor, Investor Affiliates or MergerCo Affiliates for their own fraud or willful misconduct, or (c) any Investor, Investor Affiliates or MergerCo Affiliates, or other person for any transfer which shall have (i) rendered any Investor “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”), or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) left any Investor with unreasonably small capital or assets, within the meaning of Section 548 of the United States Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) left any Investor unable to pay its debts as they become due within the meaning of Section 548 of the United States Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA. Subject to the foregoing, recourse against the Investor under this Letter Agreement shall be the sole and exclusive remedy of the Company and all of its subsidiaries and affiliates against the Investor, the Investor Affiliates, Buyer, MergerCo and MergerCo Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or hereby. Nothing set forth in this Letter Agreement shall be construed to confer or give to any person (including any person acting in a representative capacity) other than the Company and the Investor any rights or remedies against any person other than the Company and the Investor as expressly set forth herein.

10. RELEASE.  (a) By its acceptance of this Letter Agreement, the Company hereby covenants and agrees that (1) neither the Company nor any of its subsidiaries or affiliates, and the Company agrees, to the maximum extent permitted by law, none of its affiliates, members, securityholders or representatives, has or shall have any right of recovery under or in connection with the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right, it, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, each Investor, Buyer, MergerCo and each of the former, current or future security holders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees and representatives of each Investor, Buyer and MergerCo (collectively, the “Released Persons”), from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Buyer or MergerCo (or any other person) against any Released Person, or otherwise under any theory of law or equity (the “Released Claims”), other than the following claims (collectively, the “Reserved Claims”): (A) claims against the Investors or any of them pursuant to this Letter Agreement for up to the Merger Agreement Obligations, (B) claims against any Released Persons for their own fraud or willful misconduct, and (C) claims against any Released Persons for any transfer which shall have (i) rendered any Investor “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”), or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) left any Investor with unreasonably small capital or assets, within the meaning of Section 548 of the United States Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) left any Investor unable to pay its debts as they become due within the meaning of Section 548 of the United States Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA; and (2) recourse against (A) each of the Investors under this Letter Agreement (and solely to the extent of the Merger Agreement Obligations) shall be the sole and exclusive remedy of the Company and the Company agrees, to the maximum extent permitted by law, each of its affiliates and representatives, against the Investor and each Released Person in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto. The Company hereby covenants and agrees that, it shall not institute, directly or indirectly, and shall cause its Controlled Affiliates not to institute, and shall instruct its affiliates that are not Controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against any Released Person except Reserved Claims. Notwithstanding the foregoing, in connection with the pursuit by the Company of a claim under this Letter Agreement or any other of the Reserved Claims, the Company may pursue a declaratory judgment claim against Buyer or MergerCo, but solely to the extent necessary to demonstrate that MergerCo has failed to perform its obligations under the Merger Agreement; provided, that such claim by the Company does not seek any other remedy (including damages) against Buyer or MergerCo.

(b) For all purposes of this Letter Agreement, pursuit of a claim against a person by the Company or any of the Company’s subsidiaries or Controlled Affiliates shall be deemed to be pursuit of a claim by the Company. A person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such other person, adds such other person to an existing legal proceeding, or otherwise asserts a legal claim of any nature against such other person.

(c) The Company acknowledges that each of the Investors is agreeing to enter into this Letter Agreement in reliance on the provisions set forth in this Section 10. This Section 10 shall survive termination of this Letter Agreement.

11. GOVERNING LAW.  This Letter Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

12. SUBMISSION TO JURISDICTION.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Letter Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Letter Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in any state or federal court sitting in the Borough of Manhattan of The City of New York, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Southern District of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 of the Merger Agreement or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Letter Agreement or any of the transactions contemplated by this Letter Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Letter Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Letter Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 12, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Letter Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY

JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14. COLLECTION COSTS.  If the Investors fail to pay the Company any amounts due to the Company pursuant this Letter Agreement, the Investors shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the Company in connection with any action, including the filing of any lawsuit, taken to collect payment of amounts owed to the Company by the Investors under this Letter Agreement.

15. CONFIDENTIALITY.  This Letter Agreement shall be treated as confidential and is being provided to the Company solely in connection with the Merger. This Letter Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Investor; provided, however, that the Company may disclose the existence of this Letter Agreement to the extent required by Law or to the Company’s officers, directors, employees, advisors, representatives and agents.

16. COUNTERPARTS.  This Letter Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

Very truly yours,

GS CAPITAL PARTNERS VI FUND, L.P.

By:	GSCP VI ADVISORS, L.L.C.
General Partner

By:	/s/ Joseph Gleberman
Name: Joseph Gleberman
Title: Managing Director

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By:	GS ADVISORS VI, L.L.C. General Partner

By:	/s/ Joseph Gleberman
Name: Joseph Gleberman
Title: Managing Director

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

By:	GSCP VI OFFSHORE ADVISORS, L.L.C.
General Partner

By:	/s/ Joseph Gleberman
Name: Joseph Gleberman
Title: Managing Director

GS CAPITAL PARTNERS VI GMBH & CO. KG

By:	GS ADVISORS VI, L.L.C.
Managing Limited Partner

By:	/s/ Joseph Gleberman
Name: Joseph Gleberman
Title: Managing Director
[Limited Guarantee Signature Page]

Acknowledged and accepted:

MYERS INDUSTRIES, INC.

By:	/s/ John C. Orr
Name: John C. Orr
Title: President and CEO
[Limited Guarantee Signature Page]

Annex E

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April 24, 2007 (this “Agreement”) by and among MYEH Corporation, a Delaware corporation (the “Parent”), Mary S. Myers, Stephen E. Myers, Semantic Foundation, Louis S. Myers & Mary S. Myers Foundation and MSM & Associates Limited Partnership (the “Shareholders”).

RECITALS

Pursuant to the Agreement and Plan of Merger, entered into as of April 24, 2007 (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), between Parent, MYEH Acquisition Corporation, an Ohio corporation (“MergerCo”), and Myers Industries, Inc., an Ohio corporation (the “Company”), it is intended that MergerCo be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”). Capitalized terms used, but not defined, herein shall have the meanings set forth in the Merger Agreement.

As of the date hereof, the Shareholders are the record and beneficial owners of the number of shares of Common Stock set forth opposite their respective names on Schedule 1 attached hereto (the “Existing Shares” and, together with any shares of Common Stock acquired by the Shareholders after the date hereof, whether upon the exercise of options or rights, the conversion or exchange of any Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, the “Subject Shares”).

Pursuant to the Recitals of the Merger Agreement, it is a condition and inducement to Parent’s and MergerCo’s willingness to enter into the Merger Agreement that the Shareholders enter into this Agreement of even date with the Merger Agreement as provided therein.

AGREEMENT

To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

1. Covenants of the Shareholders.  Until the termination of this Agreement in accordance with Section 2, the Shareholders severally agree as follows:

(a) Agreement to Vote.  At any meeting of shareholders of the Company called for the approval of the Merger, however called, or at any adjournment thereof, or in connection with any written consent of the holders of Common Shares, or in any other circumstances in which the Shareholders are entitled to vote, consent or give any other approval with respect to the Merger, the Shareholders shall vote (or cause to be voted) the Subject Shares under the Shareholders’ control on the record date established for such meeting or other action in favor of adoption and approval of the Merger.

(b) Transfer Restrictions.  Each Shareholder agrees not to sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Shareholders (collectively, “Transfer”)) any of the Subject Shares, or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of the Subject Shares. The foregoing restrictions shall not apply to (i) Transfers to immediate family members or affiliates of such Shareholder who have executed an instrument, in form and substance reasonably satisfactory to Parent, agreeing to be bound by this Agreement to the same extent as such Shareholder with respect to the Subject Shares to which such Transfer relates; provided that such Shareholder shall remain liable for any failure by such Affiliate to so perform under this agreement; (ii) the Transfer of up to 23,000

Subject Shares owned of record by The Mary and Louis Myers Foundation (the “Myers Foundation”) in satisfaction of funding commitments established prior to the date hereof; and (iii) the Transfer of up to 1,000 Subject Shares owned of record by the Semantic Foundation in satisfaction of funding commitments established prior to the date hereof.

(c) Representations and Warranties of the Shareholders.  Each Shareholder hereby represents and warrants to Parent as of the date hereof that such Shareholder’s Existing Shares constitute all of the shares of Common Stock owned of record or beneficially by the Shareholder as of the date hereof. Except for the Subject Shares held by the Myers Foundation, as to which the Shareholders share such power, each Shareholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1(a) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares of the Shareholder, and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1(a) and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares of the Shareholder as of the Effective Time, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

2. Termination.  This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earlier to occur of (a) the Effective Time and (b) termination of the Merger Agreement in accordance with its terms; provided, that termination shall not prevent any party from seeking remedies against the other parties hereto for breach of this Agreement. Each Shareholder shall also have the right to terminate this Agreement in the event that the Merger Agreement is amended or otherwise modified to reduce the value or change the form of the per share consideration to be paid thereunder.

3. General Provisions.

(a) Amendment.  This Agreement may not be amended except by an instrument signed by Parent and the Shareholders.

(b) Notices.  Any notice, request, instruction or other communication hereunder will be in writing and delivered by hand, overnight courier service or by facsimile:

(i) if to Parent:

c/o GS Capital Partners 85 Broad Street New York, New York 10004 Facsimile: (212) 357-5505 Attention:	Joseph Gleberman Jack Daly

with copies (which will not constitute notice to Parent or MergerCo) to each of:

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Facsimile: (212) 859-4000 Attention:	Robert C. Schwenkel, Esq. Christopher Ewan, Esq.

(ii) if to the Shareholders:

Mary S. Myers
173 Hampshire Road
Akron, Ohio 44313
Stephen E. Myers
53 Aurora Street
Hudson, Ohio 44236

with copies (which will not constitute notice to the Shareholders) to:

Calfee, Halter & Griswold LLP
800 Superior Avenue
Cleveland, Ohio 44114-2688
Facsimile: (216) 241-0816
Attention: John J. Jenkins

(c) Interpretation.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(d) Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(f) Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(g) Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

(h) Enforcement; Governing Law; Waiver of Jury Trial.

(i) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(ii) The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

* * * * *

IN WITNESS WHEREOF, Parent and the Shareholder have caused this Voting Agreement to be executed as of the date first written above.

PARENT:

MYEH CORPORATION

By:	/s/ Joseph Gleberman
Name: Joseph Gleberman
Its: Authorized Signatory

SHAREHOLDERS:

/s/ Stephen E. Myers
STEPHEN E. MYERS

/s/  Mary S. Myers
MARY S. MYERS

SEMANTIC FOUNDATION

By:	/s/ Stephen E. Myers
Name: Stephen E. Myers
Its: President

LOUIS S. MYERS & MARY S. MYERS FOUNDATION

By:	/s/ Stephen E. Myers
Name: Stephen E. Myers
Its: Vice President

MSM & ASSOCIATES LIMITED PARTNERSHIP

By:	/s/ Stephen E. Myers
Name: Stephen E. Myers
Its: President

Schedule 1

Shareholder	Common Stock

Mary S. Myers	3,593,074
Stephen E. Myers	2,114,735
Semantic Foundation	25,500
Louis S. Myers & Mary S. Myers Foundation	253,021
MSM & Associates Limited Partnership	497,801
Total:	6,484,131

Annex F

1701.85 Dissenting Shareholders — Compliance with Section — Fair Cash Value of Shares.

(A)(l) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Effective Date: 07-01-1994; 10-12-2006

PROXY

MYERS INDUSTRIES, INC.	SOLICITED BY THE BOARD OF DIRECTORS

DONALD A. MERRIL, GAREE DANISKA, or either of them, with full power of substitution, are hereby authorized to represent the undersigned and to vote all common stock of the undersigned in MYERS INDUSTRIES, INC. (“Company”) at the Special Meeting of Shareholders of said Company to be held on          , 2007, and any adjournment(s) thereof with respect to the following matters:

1.	To adopt and approve the Agreement and Plan of Merger dated as of April 24, 2007, by and among Myers Industries, Inc., Merger Sub and Buyer.

☐ For          ☐ Against          ☐ Abstain

2.	To adjourn or postpone the special meeting of shareholders, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting of shareholders to approve Proposal 1.

☐ For          ☐ Against          ☐ Abstain

(Continued and to be signed on reverse side)

(Continued from other side)

3.	Such other business as may properly may come before the special meeting of shareholders or any adjournments thereof, all in accordance with the notice of this meeting and the accompanying proxy statement, receipt of which is acknowledged.

THIS PROXY WILL BE VOTED FOR THE APPROVAL OF ITEMS 1 AND 2 UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.

Please sign exactly as indicated, date, and return promptly in the enclosed envelope.

DATED:	, 2007